Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268198
PROSPECTUS SUPPLEMENT
To Prospectus dated December 9, 2022

Primary Offering of
Up to 1,275,000 Shares of Class A Common Stock
Issuable upon Exercise of Warrants

Secondary Offering of
Up to 1,275,000 Shares of Class A Common Stock
and
Up to 1,275,000 Warrants to Purchase Class A Common Stock

Mondee Holdings, Inc.
This prospectus supplement updates and supplements the information contained in the prospectus dated December 9, 2022 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-268198) with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on February 1, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 1,275,000 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), upon exercise from time to time of 1,275,000 redeemable warrants to purchase Class A common stock at an exercise price of $11.50 (the “Preferred Financing Warrants”) by third parties that did not purchase the Preferred Financing Warrants from the Company in the private placement that closed on September 29, 2022.
The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 1,275,000 shares of Class A common stock that may be issued upon the exercise of the Preferred Financing Warrants and (ii) up to 1,275,000 Preferred Financing Warrants. We will not receive any proceeds from the sale of shares of Class A common stock or Preferred Financing Warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Preferred Financing Warrants.
You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.
Our Class A common stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “MOND”. On January 31, 2023, the closing price of our Class A common stock was $10.90.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 2, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 31, 2023

Mondee Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39943	88-3292448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10800 Pecan Park Blvd Suite 315 Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)
(650) 646-3320
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MOND	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
On January 31, 2023 (the “Closing Date”), Mondee Holdings, Inc., a Delaware corporation (the “Mondee”), and its wholly-owned subsidiary, Mondee Brazil LLC, a Delaware limited liability company (together with Mondee, “Buyer”), entered into that certain Share Purchase and Sale Agreement, dated January 31, 2023 (the “Purchase Agreement”), with OTT Holding LTDA, a Brazilian limited liability company (the “Seller”), and Orinter Tour & Travel, S.A., a Brazilian corporation (the “Target”), along with other parties thereto (the “Intervening Parties”), as described in the Purchase Agreement. Pursuant to the Purchase Agreement, the Seller sold to Buyer, and Buyer purchased from Seller, all of the issued and outstanding shares of the Target (the “Target Securities”), upon the terms and subject to the conditions of the Purchase Agreement (such purchase and sale, together with the other transactions contemplated by the Purchase Agreement, the “Acquisition”).
In exchange for the Target Securities, Buyer agreed to pay Seller total consideration of $37,728,105.00 (the “Consideration”), comprised of: (i) a cash component equal to $20,464,052.00, $18,928,104.00 of which was paid to Seller on the Closing Date and $1,535,948.00 of which was deposited into an escrow account on the Closing Date; and (ii) a stock component equal to $17,264,053.00, in the form of 1,726,405 shares of Class A common stock of Mondee, par value $0.0001 per share (the “Shares”). In accordance with the Purchase Agreement, the Shares shall be deposited into an escrow account within 60 days of the Closing Date, and the Shares shall be released from escrow as follows: (a) 903,202 of the Shares shall be released from escrow 12 months from the Closing Date and (b) 823,203 of the Shares shall be released from escrow 24 months from the Closing Date.
In addition to the Consideration, the Seller and certain key executives of Seller (the “Key Executives”) are entitled to receive an earn-out payment from Buyer up to an aggregate of $10,000,000.00 (the “Earn-out Payment”). Pursuant to the Purchase Agreement and in the event certain EBITDA (earnings before interest, taxes, depreciation and amortization) milestones are met for the fiscal years ending December 31, 2023, December 31, 2024, and December 31, 2025, Buyer will pay Seller and the Key Executives the Earn-out Payment in three installments by March 30, 2024, March 30, 2025, and March 30, 2026, respectively.
The Purchase Agreement contains representations, warranties and covenants of the parties customary for a transaction of this nature. In addition, the Buyer, on the one hand, and the Seller and the Intervening Parties, on the other hand, agreed to indemnify the other party/parties and their respective affiliates, shareholders, members, officers, directors, employees and other representatives for certain losses, including, among other things, breaches of representations, warranties and covenants, subject to certain negotiated limitations, deductibles, thresholds and survival periods set forth in the Purchase Agreement.
The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.
This summary of the principal terms of the Purchase Agreement and the copy of the Purchase Agreement filed as Exhibit 2.1 have been included to provide investors with information regarding its terms, and is not intended to provide any other factual information about Mondee, the Seller, the Target, the Intervening Parties or any of their respective subsidiaries or affiliates (collectively, the “Parties”). In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules provided by the parties in connection with the signing of the Purchase Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Purchase Agreement. Moreover, the representations, warranties and covenants in the Purchase Agreement were made as of specific dates, were made solely for the Purchase Agreement and for the purposes of allocating risk between the Parties, rather than establishing matters as facts, are solely for the benefit of such Parties, may be subject to qualifications or limitations agreed upon by such Parties and may be subject to standards of materiality applicable to such Parties that differ from those generally applicable to investors and reports and documents filed with the U.S. Securities and Exchange Commission. Accordingly, investors are not third-party beneficiaries under the Purchase Agreement and the representations, warranties and covenants in the Purchase Agreement, and any descriptions thereof, should not be relied on as characterizations of the actual state of facts or circumstances of Parties. Moreover, information concerning the subject matter of such representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Mondee’s public disclosures.

Item 2.01 Completion of Acquisition or Disposition of Assets
The disclosure set forth above under Item 1.01 with respect to the Acquisition is incorporated by reference into this Item 2.01.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K with respect to the Shares is hereby incorporated by reference into this Item 3.02. These Shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions not involving a public offering.

Item 8.01 Other Events

On February 1, 2023, Mondee issued a press release announcing the Acquisition, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
2.1†	Share Purchase and Sale Agreement by and among Mondee Brazil, LLC, Mondee Holdings, Inc., OTT Holding Ltda, Orinter Tour & Travel, S.A., and the other parties thereto, dated as of January 31, 2023.
99.1	Press Release issued by Mondee Holdings, Inc. on February 1, 2023
104	Cover Page Interactive Data File

†	Certain confidential information (indicated by brackets and asterisks) has been omitted from this exhibit because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDEE HOLDINGS, INC.

Dated: February 1, 2023

	By:	/s/ Daniel Figenshu
Name: Daniel Figenshu Title: Chief Financial Officer

Exhibit 2.1
CERTAIN IDENTIFIED INFORMATION MARKED WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE PURCHASE AND SALE AGREEMENT	CONTRATO DE COMPRA E VENDA DE AÇÕES

This Share Purchase and Sale Agreement (this “Agreement”) is entered into by and among the parties identified below (individually referred to herein as a “Party” and, collectively, as the “Parties”), on one side, as buyer:

Este Contrato de Compra e Venda de Ações (este “Contrato”) é celebrado entre as partes identificadas abaixo (neste Contrato referidas como “Parte” e coletivamente, como “Partes”), de um lado, como compradora:

(i)MONDEE BRAZIL LLC., a Delaware company enrolled under CNPJ N. 49.371.655/0001-65, with its headquarters in Little Falls Drive 251, Wilmington, Delaware, USA, herein represented by its legal representative Mr. Orestes Fintiklis, hereinafter referred to as “Buyer”;

(i)MONDEE BRAZIL, LLC, uma sociedade em Delaware, inscrita no CNPJ sob nº. 49.371.655/0001-65, com endereço na Little Falls Drive 251, Wilmington, Delaware, EUA, neste ato representada por seu representante legal Sr. Orestes Fintiklis, doravante denominada “Compradora”;

(i)MONDEE HOLDINGS, INC., a Delaware corporation registered with the Delaware Secretary of State under 6917015, with its headquarters at in the City of Austin, in the State of Texas, at 1800 Pecan Park Blvd., Suite 315, herein represented by its legal representative Mr. Orestes Fintiklis, hereinafter referred to as “Holdings”;

(i)MONDEE HOLDINGS, INC., uma sociedade de Delaware registrada na Secretaria do Estado de Delaware sob nº. 6917015, com sede na Cidade de Austin, Texas, na 1800 Pecan Park Blvd, sala 315, neste ato representada por seu representante legal Sr. Orestes Fintiklis, doravante denominada “Holdings”;

and, of the other part,	e, de outro lado,

#171278225v2<US_ACTIVE> - MOND - Orinter Share Purchase and Exchange Agreement (Final) ...docx

(i)OTT HOLDING LTDA., a limited liability company enrolled at CNPJ under N. 40.122.985/0001-42, with its headquarter in the City of Blumenau, State of Santa Catarina, at Alameda Rio Branco, N. 238, 1st floor, room A, Edifício Bauhaus, Zip Code 89010-913, herein represented by its manager, Ms. Ana Maria Berto and Roberto dos Santos, below qualified, hereinafter referred to as “Seller”, and

(i)OTT HOLDING LTDA., sociedade empresária limitada, inscrita no CNPJ sob o nº. 40.122.985/0001-42, com sede na Cidade de Blumenau, Estado de Santa Catarina, na Alameda Rio Branco, nº. 238, 1º andar, sala A, Edifício Bauhaus, CEP 89010-913, neste ato representada por seus administradores, Ana Maria Berto e Roberto dos Santos, abaixo qualificados, doravante denominada “Vendedora”, e

and also,	e também,

(i)ORINTER VIAGENS E TURIMOS S.A., a corporation enrolled at CNPJ under N. 82.170.291/0001-20, with its headquarter in the City of Blumenau, State of Santa Catarina, at Alameda Rio Branco, N. 238, 1st floor, sobreloja, ZipCode 89010-300, with its with its bylaws filed with JUCSC under NIRE 42300053317, herein represented by its directors Ana Maria Berto and Roberto Sanches, below qualified, hereinafter referred to as “Company”;

and also, as intervening parties (“Intervening Parties”),

(ii)ANA MARIA BERTO, [***], hereinafter referred to as “Ana Maria”;

(iii)ELZA MARIA PAVAN E BREIA, [***], hereinafter referred to as “Elza”;

(iv) MARIANA CAMARGO BRUSCATO, [***], hereinafter referred to as “Mariana”;

(v)ROBERTO BERMEJO SANCHES JUNIOR, [***], hereinafter referred to as “Roberto Júnior”;

(ix) ROBERTO DOS SANTOS, [***], hereinafter referred to as “Roberto”;

(x) SÉRGIO ODINEI KLOCK, [***], hereinafter referred to as “Sérgio”;

(iv) ORINTER VIAGENS E TURISMO S.A., sociedade por ações, inscrita no CNPJ sob o nº. 82.170.291/0001-20, com sede na Cidade de Blumenau, Estado de Santa Catarina, na Alameda Rio Branco, nº. 238, 1º andar, sobreloja, CEP 89010-300, com seu ato constitutivo arquivado na JUCESC sob o NIRE 42300053317, neste representada por seus diretores Ana Maria Berto e Roberto Sanches abaixo qualificados, doravante denominada “Companhia”;

e também, na qualidade de intervenientes anuentes (“Intervenientes Anuentes”),

(v) ANA MARIA BERTO, [***], doravante denominada “Ana Maria”;

(vi) ELZA MARIA PAVAN E BREIA, [***], doravante denominada “Elza”;

(vii) MARIANA CAMARGO BRUSCATO, [***], doravante denominada “Mariana”;

(viii) ROBERTO BERMEJO SANCHES JUNIOR, [***], doravante denominado “Roberto Júnior”;

(ix) ROBERTO DOS SANTOS, [***], doravante denominado “Roberto”;

(x) SÉRGIO ODINEI KLOCK, [***], doravante denominado “Sérgio”;

WHEREAS:	CONSIDERANDO QUE:

A.The Seller holds and is the lawful owner of eighty hundred thousand (80,000) shares, which represent on the Closing Date the totality of the corporate capital of the Company (“Shares”); and	A.A Vendedora detém e é legítima proprietária de 80.000 (oitenta mil) ações, que representam, na Data de Fechamento, a totalidade do capital social da Companhia (“Ações”); e

Subject to the terms and conditions set forth in this Agreement, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, all the Shares, with all rights and benefits deriving from and/or associated with such Shares;	Observados os termos e condições estabelecidos neste Contrato, a Compradora deseja comprar da Vendedora, e a Vendedora deseja vender à Compradora, todas as Ações, com todos os direitos e benefícios decorrentes e/ou associados a tais Ações;

NOW, THEREFORE, in consideration of the foregoing, the Parties hereto hereby agree as follows:	ISTO POSTO, em contraprestação ao acima disposto, as Partes têm entre si justo e acordado o quanto segue:

- DEFINITIONS AND INTERPRETATION	ARTIGO 1 - DEFINIÇÕES E INTERPRETAÇÃO

1.1.Defined Terms. For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings ascribed to them in this Section 1.1:	1.1.Termos Definidos. Para os fins deste Contrato, os seguintes termos, quando usados no presente Contrato, deverão ter os significados atribuídos a eles nesta Cláusula 1.1:

1.1.1“Affiliate” means with respect to any Person (i) any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with such first Person, (ii) specifically in Sellers’ case, any other Person who is a director, officer, partner or shareholder of such first Person or of any other Person which directly or indirectly Controls, is Controlled by, or is under common Control with succh first Person, (iii) if such Person is an individual, his/her Family Members.

1.1.1“Coligada” significa (a) com relação a qualquer Pessoa (i) qualquer outra Pessoa que direta ou indiretamente Controle, seja Controlada ou esteja sob Controle comum com essa primeira Pessoa, (ii) especificamente no caso da Vendedora, qualquer outra Pessoa que seja um conselheiro, diretor, sócio ou acionista dessa primeira Pessoa ou de qualquer outra Pessoa que direta ou indiretamente Controle, seja Controlada ou esteja sob Controle comum com essa primeira Pessoa, (iii) se tal Pessoa for uma pessoa física, seus Familiares.

1.1.1“Anti-Corruption Laws” means all anti-corruption, anti-bribery and anti-money laundering Laws, including Brazilian Law No. 12,846/2013 (Brazilian Anti-Corruption Law), Decree-Law No. 2,848/1940 (Criminal Code), Decree-Law No. 5,687/2006 (UN Anti-Corruption Convention), Law No. 8,429/1992 (Administrative Improbity Law), No. Law 9,613/1998 Money Laundering Law), Law No. 8,666/1993, Law No. 9,504/1997 (Elections Law), and Law No. 12,813/2013 (Conflict of Interest of Government Officials), each as amended from time to time, if and to the extent applicable to any of the Parties and the Intervening Parties.

1.1.1“Leis Anticorrupção” significa todas as Leis anticorrupção, anti suborno e de prevenção à lavagem de dinheiro, incluindo a Lei Brasileira nº 12.846/2013 (Lei Anticorrupção Brasileira), Decreto-Lei nº 2.848/1940 (Código Penal), Decreto-Lei nº 5.687/2006 (Convenção Anticorrupção da ONU), Lei nº 8.429/1992 (Lei de Improbidade Administrativa), Lei nº 9.613/1998 (Lei de Lavagem de Dinheiro), Lei nº 8.666/1993, Lei nº 9.504/1997 (Lei Eleitoral) e Lei nº 12.813/2013 (Conflito de Interesses de Autoridades Governamentais), cada uma conforme alterada de tempos em tempos, se e na medida aplicável a qualquer uma das Partes e Intervenientes.

1.1.1“Audited Financial Statements” mean the Company’s balance sheet, cash flow statement and income statements duly audited dated as of December 31, 2022.

1.1.2“Authorization” means any and all authorizations, consents, approvals, orders, resolutions, licenses, concessions, permits, notices, exemptions, filings, registrations, waivers, grants, contracts, certificates, national and/or international certifications, decrees, court decisions, injunctions, notarizations or annotations provided, granted or issued by any Governmental Authority.

1.1.1“Demonstrações Financeiras Auditadas” significam o balanço patrimonial, as demonstrações de fluxo de caixa e as demonstrações de resultado da Companhia, devidamente auditadas de 31 de dezembro de 2022.

1.1.2“Autorização” significa todas e quaisquer autorizações, consentimentos, aprovações, ordens, deliberações, licenças, concessões, alvarás, avisos, isenções, arquivamentos, registros, renúncias, outorgas, contratos, certificados, certificações nacionais e/ou internacionais, decretos, decisões judiciais, liminares, autenticações ou averbações fornecidas, concedidas ou emitidas por qualquer Autoridade Governamental.

1.1.1“Brazil” means the Federative Republic of Brazil.	1.1.1“Brasil” significa a República Federativa do Brasil.

1.1.1“Brazilian Corporations Law” means Law 6.404, dated December 15, 1976, as amended. 1.1.2“Brazilian Civil Code” means Law 10.406, dated January 10, 2002, as amended.
1.1.1“Lei das Sociedades por Ações” significa a Lei 6.404, datada de 15 de dezembro de 1976, e suas alterações posteriores.

1.1.2“Código Civil Brasileiro” significa a Lei 10.406, datada de janeiro de 2002, e suas alterações posteriores.

1.1.1“Business” means the activities conducted, or planned to be conducted, by the Company from time to time.	1.1.1“Negócios” significa as atividades realizadas pela Companhia, ou planejadas para ser conduzidas, de tempos em tempos.

1.1.1“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in the City of Blumenau, State of Santa Catarina, Brazil are authorized or required by Law or executive order to close.

1.1.1“Dia Útil” significa qualquer dia que não seja um sábado, domingo ou outro dia em que as instituições bancárias da Cidade de Blumenau, Estado de Santa Catarina, Brasil, estejam autorizadas ou obrigadas por lei ou ordem executiva a fechar.

1.1.1“Buyer Share Value” means ten Dollars (USD 10.00) per share.	1.1.1“Valor da Ação da Compradora” significa dez dólares (USD 10,00) por ação.

1.1.1“Cash” means the cash amounts and balances held in physical form and in banks or other financial institutions, and liquid assets from financial and capital markets investments (mutual funds and shares of stock, debt securities and other securities listed in regulated markets) that may be converted into cash within three (3) Business Days in financial markets or regulated capital markets, as well as any checks qualifying for presentment and effective payment when due, provided that they have been registered in the accounting books.

1.1.1“Caixa” significa os valores e saldos em dinheiro detidos em forma física e em bancos ou outras instituições financeiras, e ativos líquidos de investimentos nos mercados financeiros e de capitais (fundos mútuos e ações, títulos de dívida e outros títulos cotados em mercados regulamentados) que podem ser convertidos em dinheiro no prazo de 3 (três) Dias Úteis nos mercados financeiros ou mercados regulamentados de capitais, bem como quaisquer cheques passíveis de apresentação e pagamento efetivo quando devidos, desde que registrados nos livros contábeis.

1.1.1“CDI” means the average daily rate of one-day (DI) interbank deposits, “over extra group”, based on 252 (two hundred and fifty-two) Business Days, calculated and disclosed on a daily basis by CETIP S.A. Mercados Organizados, and if, by any reason, the CDI rate is discontinued, replaced, undisclosed or considered illegal or inapplicable for the purposes of this Agreement, “CDI” shall mean the interest rate which officially replaces it, or the rate which best reflects the average fluctuation of the raising costs in the national interbank market.

1.1.1“CDI" significa a taxa média diária dos depósitos interbancários por um dia (DI), "over extra group", com base em 252 (duzentos e cinquenta e dois) Dias Úteis, calculados e divulgados diariamente pela CETIP S.A. Mercados Organizados (CETIP), e se, por qualquer motivo, a taxa CDI deixar de existir, for substituída, não divulgada ou considerada ilegal ou inaplicável para os fins deste Contrato, a "CDI" significará a taxa de juros que a substitua oficialmente, ou a taxa que melhor refletir a flutuação média dos custos em elevação no mercado interbancário nacional.

1.1.1“Claim” means, as applicable, any claim, complaint, action, proceeding, demand, hearing, investigation, audit, arbitration, mediation or other type of action or proceeding, judicial or administrative, individual or collective, originated from an obligation or from liability, of any nature, including, but not limited to, tax, civil, corporate, regulatory, environmental, criminal, consumer, labor, social security, insurance, contractual, real estate and industrial property matters, that may cause or result in a Loss.

1.1.1“Reivindicação” significa, conforme aplicável, qualquer reivindicação, reclamação, ação, processo, demanda, audiência, investigação, auditoria, arbitragem, mediação ou outro tipo de ação ou processo judicial ou administrativo, individual ou coletivo, originado de uma obrigação ou de responsabilidade, de qualquer natureza, incluindo, sem limitação, questões tributárias, civis, societárias, regulatórias, ambientais, criminais, de consumo, trabalhistas, previdenciárias, de seguros, contratuais, imobiliárias e de propriedade industrial, que possam causar ou resultar em uma Perda.

1.1.1“Closing Date” refers to the date of execution of this Agreement.	1.1.1“Data de Fechamento” refere-se à data de assinatura deste Contrato.

1.1.1“CNPJ” means the National Register of Legal Entities of the Ministry of Economy of Brazil.	1.1.1“CNPJ” significa o Cadastro Nacional de Pessoa Jurídica do Ministério da Economia do Brasil.

1.1.1“Control” with respect to a Person (“Controlled Person”) means cumulatively the power held by another Person (“Controlling Person”) (i) to elect, directly or indirectly, the majority of the directors and officers of the Controlled Person; or (ii) to direct or cause the direction of the management and policies of the relevant Controlled Person, whether through the ownership of voting securities, by Contract or otherwise, either individually or jointly with the Affiliates of the Controlling Person. Terms derived from Control, such as “Controlled”, “Controlling” and “under common Control” have the meaning analogous to Control.

1.1.1“Controle” em relação a uma Pessoa (“Controlada”) significa, cumulativamente, o poder detido por outra Pessoa (“Controladora”) de (i) eleger, direta ou indiretamente, a maioria dos conselheiros e diretores da Controlada; ou (ii) dirigir ou fazer com que seja dirigida, a gestão e as políticas da Controlada relevante, seja por meio da titularidade de títulos com direito a voto, por Contrato ou de outra forma, individualmente ou em conjunto com as Coligadas da Controladora. Os termos derivados de Controle, como “Controlada”, “Controlar” e “sob Controle comum” têm significados semelhantes a Controle.

1.1.1“Co-Vivant” means, with respect to an individual, any individual with whom the first mentioned individual is living in a relationship outside marriage and includes a former Co-Vivant.	1.1.1“Companheiro(a)” significa, em relação a uma pessoa, qualquer pessoa com quem a primeira pessoa mencionada vive em um relacionamento fora do casamento e inclui um(a) ex-companheiro(a).

1.1.1“CPF” means the National Register of Individuals of the Ministry of Finance of Brazil.	1.1.1“CPF” significa o Cadastro Nacional de Pessoas Físicas do Ministério da Fazenda do Brasil.

1.1.1“Decision” means any judgment, award, writ, determination, award, mandado de segurança, order, ruling or decision of any court, arbitrator or other judicial authority or any Governmental Authority, including those related to or resulting from the terms of any Law.

1.1.1“Decisão” significa qualquer julgamento, condenação, mandado, determinação, mandado de segurança, ordem, sentença ou decisão de qualquer tribunal, árbitro ou outra autoridade judicial ou de qualquer Autoridade Governamental, inclusive aqueles relacionados ou decorrentes dos termos de qualquer Lei.

1.1.1“Dollar” or “USD” means the official currency of the United States of America.	1.1.1“Dollar” ou “USD” significa a moeda oficial dos Estados Unidos da América.

1.1.1“EBITDA” means earnings of the Company before provision for interest, taxes, depreciation and amortization, as determined by the Buyer, using generally accepted financing accounting and reporting principles, and if in conflict or doubts US GAAP to prevail.

1.1.1“EBITDA” significa lucros antes de juros, impostos, depreciação e amortização, conforme determinado pela Compradora, utilizando-se dos princípios financeiros contábeis gerais e, se houver conflito ou divergência, o GAAP US deverá prevalecer.

1.1.1“Employee” means any current or former employee of the Company.	1.1.1“Empregado” significa qualquer empregado atual ou ex-empregado da Companhia.

1.1.1“Encumbrance” means any mortgage, pledge, third party right, claim, security interest, lien, charge, chattel mortgage, conditional sale with or without title retention, seizure, attachment, lease, sublease, licensing, enrollment, usufruct, easement, covenant, condition, adverse possession, voting agreement, interest, option, preemptive right, right of first offer, right of first refusal, preferred right to negotiate or acquire, restrictive clauses of incommunicability, restraint of seizure or inalienability (extended or not to fruits and earnings), other constrictions or restrictions of any nature, including, without limitation, restrictions on transfer and Encumbrances created as a result of contractual provisions or decisions rendered by Governmental Authority.

1.1.1“Gravame” significa qualquer hipoteca, penhor, direito de terceiro, reivindicação, direito real de garantia, ônus, cobrança, hipoteca de bens móveis, venda condicional com ou sem reserva de domínio, apreensão, arresto, locação, sublocação, licenciamento, registro, usufruto, servidão, avença, condição, usucapião, acordo de voto, participação, opção, direito de preferência, direito de primeira oferta, direito de primeira recusa, direito preferencial para negociar ou adquirir, cláusulas restritivas de incomunicabilidade, restrição de apreensão ou indisponibilidade (extensíveis ou não aos frutos e rendimentos), outras constrições ou restrições de qualquer natureza, incluindo, sem limitação, restrições sobre transferências e Gravames criados como resultado de disposições contratuais ou decisões proferidas por Entidade Governamental.

1.1.1“Environment” means soil, land surface or subsurface, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

1.1.1“Meio Ambiente” significa o solo, superfície terrestre ou subterrâneo, águas superficiais (incluindo águas navegáveis, águas oceânicas, córregos, lagoas, bacias de drenagem e zonas úmidas), águas subterrâneas, abastecimento de água potável, sedimentos de córregos, ar ambiente (incluindo ar interno), vida vegetal e animal, e qualquer outro meio ambiental ou recurso natural.

1.1.1“Environmental Laws” means all applicable Laws and agreements with Governmental Authorities and all other statutory requirements regulating, relating to or imposing standards of conduct concerning public health and safety or the protection of the Environment and all Authorizations issued pursuant to such Laws, agreements or statutory requirements.

1.1.1“Leis Ambientais” significam todas as Leis e acordos aplicáveis com Autoridades Governamentais e todos os outros requisitos estatutários que regulam, relacionam ou impõem padrões de conduta relativos à saúde e segurança pública ou à proteção do Meio Ambiente e todas as Autorizações emitidas de acordo com tais Leis, acordos ou leis requisitos.

1.1.1“Escrow Agreements” mean the agreements to be executed by and between the Buyer, the Seller and the Holdings, pursuant to Sections 4.2 (ii) and 4.3 below.

1.1.2“Family Member” means, with respect to any Person, a Spouse, Co-Vivant, ascendant, sibling (by birth or adoption), lineal descendants up to the 3rd (third) degree (of consanguinity or affinity), ancestors, heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of such Person or of any Spouse or Co-Vivant of such Person, to the extent such Person is an individual.

1.1.1“Contratos de Conta Garantias” significam os contratos a serem celebrados entre a Compradora, a Vendedora e a Holdings, nos termos das Cláusulas 4.2 (ii) e 4.3 abaixo.

1.1.2“Familiar” significa, em relação a qualquer Pessoa, um Cônjuge, Companheiro(a), ascendente, irmão(a) (por nascimento ou adoção), descendentes diretos até o 3º (terceiro) grau (de consanguinidade ou afinidade), ascendentes, herdeiros, testamenteiros, inventariantes, administradores testamentários, legatários ou beneficiários de tal Pessoa ou de qualquer Cônjuge ou Companheiro(a) de tal Pessoa, na medida em que tal Pessoa seja uma pessoa física.

1.1.1“Financial Statements” means the balance sheet, cash flow statement and income statements, as defined in Section 5.2.8 of this Agreement.	1.1.1“Demonstrações Financeiras” significam o balanço patrimonial, as demonstrações de fluxo de caixa e as demonstrações de resultado, conforme definido na Cláusula 5.2.8 deste Contrato.

1.1.1“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the Federative Republic of Brazil, any foreign government, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

1.1.1“Autoridade Governamental” significa qualquer nação ou governo, qualquer estado, município ou outra subdivisão política destes, qualquer entidade que exerça funções executivas, legislativas, judiciais, regulatórias ou administrativas do ou relacionados ao governo, ou qualquer Autoridade Governamental, órgão, departamento, conselho, tribunal, comissão ou órgão da República Federativa do Brasil, de qualquer governo estrangeiro, ou qualquer município ou outra subdivisão política destes, e qualquer tribunal, ou árbitro(s) de jurisdição competente, e qualquer organização autorreguladora governamental ou não governamental, órgão ou autoridade.

1.1.1“IGPM-FGV” means the General Price Index issued by Fundação Getúlio Vargas.	1.1.1“IGPM-FGV” significa o Índice Geral de Preços emitido pela Fundação Getúlio Vargas.

1.1.1“Debt” means (without duplication), all consolidated liabilities and obligations of the Company, recognized or not in the Financial Statements, in respect of: (a) any borrowed money (including obligations with respect to principal, accrued interest, and any applicable prepayment charges, penalties or premiums); (b) all debt evidenced by any notes, bonds, debentures or other similar debt instruments or securities (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (c) capital obligations; (d) all obligation by any of the Company to guarantee any indebtedness, dividends, or other payment obligations; (e) all obligations for the deferred purchase price of assets, property or services, including contingent and earn-out payments; (f) all liabilities under any sale and leaseback transaction and all obligations arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet; (g) all obligations with respect to any interest rate hedging or swap agreements; (h) any overdue payments (of any nature including accrued labor, suppliers and tax liabilities) and any Tax debts paid in installment programs; (i) acceptance, letters of credit or similar facilities; (j) all accrued and unpaid interest on any of the foregoing; (k) any amounts recorded as provisions for contingencies in accordance with the past practices and, in any event, the accounting policies and procedures of the most recent Financial Statements, net of judicial deposits; (l) all obligations of the type referred to above of other persons other than the Company, but secured by the Company or its assets; (m) all dividends and payment of interest on shareholders’ equity (juros sobre capital próprio) that have been declared but not paid and satisfied prior to such date of determination; (n) all obligations of the Company to any Person, including Employees or any former shareholder, which is triggered or otherwise arises by virtue of a change of control of the Company or the transaction contemplated herein; and (o) any income tax or any Tax liability provisions related to any fiscal year previous to the Closing Date.

1.1.1“Dívida” significa (sem duplicação) todos os passivos e obrigações consolidados da Companhia, reconhecidos ou não nas Demonstrações Financeiras, em relação a: (a) qualquer dinheiro emprestado (incluindo obrigações com relação ao principal, juros acumulados e quaisquer encargos de pagamento antecipado, multas ou prêmios aplicáveis); (b) todas as dívidas comprovadas por quaisquer notas, títulos de dívida, debêntures ou outros instrumentos ou títulos de dívida semelhantes (incluindo obrigações com relação ao principal, juros acumulados e quaisquer encargos ou prêmios de pagamento antecipado aplicáveis); (c) obrigações de capital; (d) todas as obrigações da Companhia e para garantia de quaisquer dívidas, dividendos ou outras obrigações de pagamento; (e) todas as obrigações de preço de compra diferido de ativos, bens ou serviços, incluindo pagamentos contingentes e pagamentos futuros condicionados; (f) todos os passivos sob qualquer operação de venda e leasing de retorno e todas as obrigações decorrentes de qualquer operação que seja o equivalente funcional ou substitua o empréstimo, mas que não constitua um passivo no balanço patrimonial; (g) todas as obrigações relativas a quaisquer contratos de hedge ou swap de taxa de juros; (h) quaisquer pagamentos em atraso (de qualquer natureza incluindo pagamentos de mão de obra, fornecedores e obrigações fiscais vencidos) e quaisquer débitos tributários parcelados; (i) aceite, carta de crédito ou financiamentos similares; (j) todos os juros acumulados e não pagos sobre qualquer um dos anteriores; (k) quaisquer valores registrados como provisões para contingências de acordo com as práticas anteriores e, em qualquer hipótese, as políticas e procedimentos contábeis das Demonstrações Financeiras mais recentes, líquidos dos depósitos judiciais; (l) todas as obrigações do tipo referido acima de outras pessoas que não a Companhia, mas garantidas pela Companhia ou pelos seus ativos; (m) todos os dividendos e pagamentos de juros sobre capital próprio que tenham sido declarados, mas não pagos e satisfeitos antes dessa data de apuração; (n) todas as obrigações da Companhia para com qualquer Pessoa, incluindo Empregados ou qualquer ex-acionista, que seja desencadeada ou de outra forma surja em virtude de uma mudança de controle da Companhia ou da Operação aqui contemplada; e (o) quaisquer provisões de imposto de renda ou quaisquer Impostos relativas a qualquer exercício fiscal anterior à Data de Fechamento.

1.1.1“IFRS” means the International Financial Reporting Standards.	1.1.1“IFRS” significa Normas Internacionais de Relatório Financeiros.

1.1.1“Indemnified Party” means any of the Buyer’s Indemnified Parties or the Seller’ Indemnified Parties, as the case may be.	1.1.1“Parte Indenizada” significa qualquer uma das Partes Indenizadas da Compradora ou as Partes Indenizadas da Vendedora, conforme o caso.

1.1.1“Indemnifying Party” means either the Seller and Intervening Parties or the Buyer, as applicable.	1.1.1“Parte Indenizadora” significa a Vendedora e Intervenientes Anuentes ou a Compradora, conforme aplicável.

1.1.1“Intellectual Property” means any and all (a) registered trademarks or patents; (b) registered designs, trade secrets, know-how and confidential business information; and (c) copyright registrations.

1.1.1“Propriedade Intelectual” significa toda e qualquer (a) marca registrada ou patente; (b) desenhos registrados, segredos comerciais, know-how e informações comerciais confidenciais; e (c) registros de direitos autorais.

1.1.1“JUCESC” means the Board of Trade of the State of Santa Catarina. 1.1.2“Key Executives” means those listed in Exhibit 1.1.37.	1.1.1“JUCESC” significa a Junta Comercial do Estado de Santa Catarina. 1.1.2“Executivos Chave” significam as pessoas referidas no Anexo 1.1.37.

1.1.1“Law” means, as to any specified Person, any federal, state or local law, statute, treaty, rule, regulation, formal opinion, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such specified Person or any of its property or to which such specified Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

1.1.1“Lei” significa, em relação a qualquer Pessoa especificada, qualquer lei federal, estadual ou municipal, tratado, norma, regulamento, parecer formal, direito, privilégio, qualificação, licença ou franquia ou determinação de um árbitro ou tribunal ou outra Autoridade Governamental, em cada caso aplicável ou vinculativo sobre tal Pessoa especificada ou qualquer um de seus bens ou à qual tal Pessoa especificada ou qualquer um de seus bens está sujeito ou aplicável a qualquer uma ou todas as operações contempladas ou mencionadas neste instrumento.

1.1.1“LGPD” means Law No. 13,709/2018 (the Brazilian General Data Protection Law).	1.1.1“LGPD” significa a Lei nº 13.709/2018 (a Lei Geral de Proteção de Dados Brasileira).

1.1.1“Liability” means liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or unmatured, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, verified or not in due diligence processes, including any Debt, guaranty or endorsement.

1.1.1“Passivo" significa o passivo, obrigações ou responsabilidades de qualquer natureza, sejam diretos ou indiretos, vencidos ou a vencer, fixos ou não, conhecidos ou desconhecidos, declarados ou não declarados, liquidados ou não, garantidos ou não, absolutos, contingentes ou não, verificados ou não em processos de auditoria, incluindo qualquer Dívida, fiança ou endosso.

1.1.1“Loss” means any and all amounts, costs, expenses, disbursements (including, but not limited to, attorneys’ fees and expenses incurred in the defense and/or conduction of any Claim, as well as for preserving any rights), and direct damages, indirect damages, moral damages, loss of profits, fines, interest, monetary adjustment, obligations of any nature, debts, liabilities, commitments, losses, penalties, and Liability incurred, directly or indirectly, by a Party.

1.1.1"Perda" significa todos e quaisquer valores, custos, despesas e desembolsos (incluindo, mas não se limitando a, honorários advocatícios e verbas sucumbenciais, incorridos na defesa e/ou condução de qualquer Reivindicação, bem como para fins de preservação de direitos), além de danos diretos, danos indiretos, danos morais, lucros cessantes, multas, juros, correção monetária, obrigações de qualquer espécie, dívidas, responsabilidades, compromissos, prejuízos, penalidades e Passivos incorridos direta ou indiretamente por uma Parte.

1.1.1“Material Adverse Change” means any change, effect, fact, event, occurrence, condition, circumstance, or development that, individually or in the aggregate (a) prevent or adversely affect the consummation of the Transaction contemplated by this Agreement or the performance of its obligations hereunder; or (b) has a material adverse effect on the Company or its Businesses, assets, Liabilities (contingent or otherwise), condition (financial or otherwise), prospects or operating results, or impair, prevent or delay the consummation of the Transaction contemplated hereby.

1.1.1“Efeito Material Adverso” significa qualquer mudança, efeito, fato, evento, ocorrência, condição, circunstância ou desenvolvimento que, individualmente ou em conjunto (a) impeça ou afete de modo adverso a consumação da Operação contemplada neste Contrato ou o cumprimento de suas obrigações aqui contidas; ou (b) tenha um efeito adverso relevante sobre a Companhia e ou seus Negócios, ativos, Passivos (contingentes ou não), condição (financeira ou não), perspectivas ou resultados operacionais, ou que prejudique, impeça ou atrase a consumação da Operação aqui contemplada.

1.1.1“Organizational Documents” means, with respect to any Person, its articles of association, certificate of incorporation, bylaws or other similar organization or governing documents, as amended from time to time.

1.1.1“Atos Constitutivos” significa, com relação a qualquer Pessoa, seu contrato social, certificado de constituição, estatuto social ou outros documentos de constituição similares ou documentos governamentais, conforme alterado de tempos em tempos.

1.1.1“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, investment fund, entity or Governmental Authority.

1.1.1“Pessoa” significa qualquer pessoa física, sociedade anônima (incluindo qualquer sociedade sem fins lucrativos), sociedade simples ou sociedade em comandita, sociedade de responsabilidade limitada, joint venture, espólio, fundo, firma, sociedade (incluindo qualquer sociedade de responsabilidade limitada ou sociedade por ações), associação, organização, fundo de investimento, empresa ou Autoridade Governamental.

1.1.1“Plan” means each employee benefit plan, and each bonus, incentive or deferred compensation, profit sharing programs, employment, consulting, severance, termination, retention, change of control, fringe benefit, collective bargaining, employee loan, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, whether formal or informal, or required to be established for Employees under applicable Law, that provides or may provide benefits or compensation in respect of any Employee or any current or former director, officer, manager, agent or consultant of the Company or under which any Employee or any current or former director, officer, manager, agent or consultant of the Company is or may become eligible to participate or derive a benefit and that is or has been sponsored, maintained or established by the Company, to which the Company contributes or is or has been obligated or required to contribute.

1.1.1“Plano” significa cada plano de benefícios a empregado e cada bônus, incentivo ou remuneração diferida, programas de participação nos lucros, emprego, consultoria, indenização por rescisão do contrato de trabalho, rescisão, retenção, mudança de controle, benefício adicional, negociação coletiva, empréstimo a empregado, opção de compra de ações, valorização de ações, compra de ações, phantom shares ou outro plano baseado em ações, desempenho ou outro plano, programa, arranjo, acordo, política ou entendimento de benefícios ou remuneração a Empregados ou aposentados, seja escrito ou não escrito, formal ou informal, ou exigido para ser estabelecido para Empregados nos termos da Lei aplicável, que fornece ou pode fornecer benefícios ou remuneração em relação a qualquer Empregado ou qualquer atual ou ex-conselheiro, diretor, administrador, agente ou consultor da Companhia ou sob o qual qualquer Empregado ou qualquer atual ou ex-conselheiro, diretor, administrador, agente ou consultor da Companhia e é ou pode se tornar elegível para participar ou obter um benefício e que é ou foi patrocinado, mantido ou estabelecido pela Companhia, para as quais a Companhia contribui ou é ou foi obrigada ou exigida a contribuir.

1.1.1“Purchase Price” means the amount to be paid by the Buyer for the Sellers’ equity in the Company’s corporate capital, corresponding to all Shares of the Company, as defined in Article 4.1.
1.1.1“Preço de Compra” significa o valor a ser pago pela Compradora pela participação da Vendedora no capital social da Companhia, correspondente a todas as Ações da Companhia, conforme definido na Cláusula 4.1.

1.1.1“Reais” or “R$” means the official currency of Brazil.	1.1.1“Reais” ou “R$” significa a moeda oficial do Brasil.

1.1.1“Related Party” means, with respect to a (a) particular individual: (a.1) each other Family Member; (a.2) any Person that is an Affiliate of such individual or one or more of such individual’s Family Members; (a.3) any Person that is directly or indirectly Controlled by such individual or one or more of such individual's Family Members; and (b) with respect to a specified Person other than an individual: (b.1) any Affiliate of such Person; or (b.2) each Person that serves as a director, officer or partner of such specified Person (or in a similar capacity).

1.1.1“Parte Relacionada” significa, em relação a (a) uma pessoa física específica: (a.1) cada Familiar; (a.2) qualquer Pessoa que seja uma Coligada de tal pessoa física ou um ou mais Familiares de tal pessoa física; (a.3) qualquer Pessoa que seja direta ou indiretamente Controlada por tal pessoa física ou por um ou mais Familiares dessa pessoa; e (b) com relação a uma Pessoa especificada que não seja uma pessoa física: (b.1) qualquer Coligada de tal Pessoa; ou (b.2) cada Pessoa que atua como conselheiro, diretor ou sócio de tal Pessoa especificada (ou em condição similar).

1.1.1“Representative” means, with respect to a Person, any officer, director, employee, accountant, auditor, attorney, consultant, advisor, agent, representative, shareholder or Affiliate of such Person.

1.1.1“Representante” significa, com relação a uma Pessoa, qualquer diretor, conselheiro, empregado, contador, auditor, advogado, consultor, assessor, agente, representante, acionista ou Coligada de tal Pessoa.

1.1.1“Shares” means the eighty thousand (80,000) shares representing the totality of the Company’s corporate capital, held by the Seller in the Closing Date.	1.1.1“Ações” significam as 80.000 (oitenta mil) ações representativas da totalidade do capital social da Companhia, detidas pela Vendedora na Data de Fechamento.

1.1.1“Spouse” means, in relation to any Person who is an individual, any individual to whom the first mentioned individual is married and includes a former spouse.	1.1.1“Cônjuge” significa, em relação a qualquer Pessoa que seja pessoa física, qualquer pessoa física com quem a primeira pessoa mencionada seja casada e inclua um ex-cônjuge.

1.1.1“Taxes” means all federal, state, local, municipal or foreign taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, social security, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license and payroll taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by any federal, state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments.

1.1.1“Impostos” significam todos os impostos federais, estaduais, locais, municipais ou estrangeiros, encargos, taxas, incidências ou outros lançamentos, incluindo, sem limitação, sobre a renda, receitas brutas, impostos especiais de consumo, bens imóveis e móveis, lucros, estimativas, indenizações por rescisão de contrato de trabalho, ocupação, previdência social, produção, ganhos de capital, capital social, bens e serviços, meio ambiente, emprego, retenção na fonte, selo, valor agregado, mínimo alternativo ou adicional, vendas, transferência, uso, licença e folha de pagamento ou qualquer outro imposto, alfandegário, obrigação ou taxa governamental, ou outro lançamento similar ou encargo de qualquer natureza, impostos por qualquer governo federal, estadual, municipal, local ou estrangeiro ou subdivisão ou órgão destes, sendo que tal termo deve incluir quaisquer juros, penalidades, multas, passivos relacionados ou adições ao imposto atribuível a tais impostos, encargos, taxas, incidências ou outros lançamentos.

1.1.1“Third Party Claim” means a Claim brought by a Person that is not party of this Agreement.	1.1.1“Reivindicação de Terceiros” significa uma Reivindicação apresentada por uma Pessoa que não é parte deste Contrato.

1.1.1“Transaction” as described in Section 2.1 of this Agreement.	1.1.1“Operação” conforme descrito na Cláusula 2.1 do presente Contrato.

1.1.Rules of Interpretation.	1.1.Regras de Interpretação:

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.	Os significados atribuídos aos termos definidos neste Contrato deverão ser igualmente aplicáveis às formas singular e plural desses termos.

The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.	Os títulos neste Contrato foram inclusos somente para fins de conveniência de referência e não deverão limitar ou de outro modo afetar o significado ou interpretação do presente Contrato.

The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”.	As palavras “incluindo” e “inclui” e outras palavras de importância semelhante serão consideradas como seguidas pela frase “sem limitação”.

The words “hereof”, “hereto”, “hereby”, “herein”, “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. An “amendment” includes any modification, supplementation, novation, consolidation or correction, and “amended” shall be construed similarly.	As palavras “deste Contrato”, “a este instrumento”, “por este Contrato”, “neste Contrato”, “nos termos deste Contrato” e palavras de significado similar, quando usadas no presente Contrato, deverão se referir ao presente Contrato como um todo e não a qualquer cláusula ou artigo específico no qual as palavras apareçam. Uma “alteração” inclui qualquer modificação, complementação, novação, consolidação ou retificação, e “alterado” será interpretado analogamente;

References to agreements (including this Agreement), and other documents or instruments shall be deemed to include all subsequent amendments and other modifications thereto.	As referências a contratos (incluindo este Contrato) e outros documentos ou instrumentos deverão ser consideradas de forma a incluir todas as suas alterações e demais modificações posteriores.

References to Law shall include all regulations promulgated thereunder and shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation of such Law.	As referências à Lei incluirão todos os regulamentos promulgados conforme seus termos e devem ser interpretadas como incluindo todas as disposições legais e regulatórias que consolidam, alteram ou substituem a norma ou regulamento de tal Lei.

Unless otherwise provided for herein, references to the Preamble, Sections, Schedules, Exhibits and Recitals refer to the Preamble, Sections, Schedules, Exhibits and Recitals of this Agreement. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.	Salvo disposição em contrário neste documento, as referências ao Preâmbulo, Cláusulas, Anexos e Considerandos referem-se ao Preâmbulo, Cláusulas, Anexos e Considerandos deste Contrato. Os Anexos a este Contrato constituem parte integrante deste e estão nele incorporados para todos os fins.

All references to Persons also include, if applicable, their predecessors, successors, heirs, beneficiaries and permitted assigns.	Todas as referências a Pessoas incluem, também, se aplicável, seus antecessores, sucessores, herdeiros, beneficiários e cessionários permitidos.

References to any period will be deemed references to the number of calendar days in such period (unless Business Days are specified); provided that unless otherwise expressly stated herein, all terms or periods set forth in this Agreement will be counted by excluding the date of the event that caused the commencement of such term or period and including the last day of such period, as set forth in article 184 of the Brazilian Code of Civil Procedure. All periods provided for in this Agreement ending on Saturdays, Sundays or holidays shall be automatically extended to the first subsequent Business Day.	As referências a qualquer período serão consideradas como referências ao número de dias corridos desse período (a menos que Dias Úteis sejam especificados); ficando ressalvado que, exceto se de outra forma aqui previsto, todos os prazos ou períodos estabelecidos neste Contrato serão contados excluindo o dia do evento que causou o início de tal prazo ou período e incluindo o último dia de tal período, na forma do Artigo 184 do Código de Processo Civil Brasileiro. Todos os períodos previstos neste Contrato que se encerrem aos sábados, domingos ou feriados deverão ser automaticamente postergados para o primeiro Dia Útil subsequente.

(a)“Ordinary Course” shall mean the ordinary course of the business of a Person conducted or expected to be conducted by such Person prior to the date hereof in a manner that is usual and consistent with past practice, in the ordinary course of the normal day-to-day operations of the business of such Person and in compliance with applicable Laws and contracts.

(a)“Curso Normal dos Negócios” deverá significar o curso normal dos negócios de uma Pessoa conduzidos ou que se espere que sejam conduzidos por essa Pessoa antes da data deste Contrato, de uma maneira que seja usual e consistente com a prática passada, no curso regular das operações normais do dia-a-dia dos negócios de tal Pessoa e em conformidade com os contratos e Leis aplicáveis.

All accounting terms not specifically defined herein shall be construed in accordance with IFRS.	Todos os termos contábeis não especificamente definidos neste Contrato deverão ser interpretados em conformidade com o IFRS.

Any and all payment to the Sellers shall be made in USD and shall be converted to Real (R$) in the date of receipt of the funds by the Seller.	Todo e qualquer pagamento à Vendedora será efetuado em USD e será convertido em Real (R$) na data do recebimento dos recursos pela Vendedora. .

- PURCHASE AND SALE	ARTIGO 2 – COMPRA E VENDA

1.
1.1.Purchase and Sale. The Seller, on the Closing Date, sells and transfers, to the Buyer, free and clear of any and all Encumbrances, all the Shares representing the totality of the Company’s corporate capital (“Transaction”).

1.1.Compra e Venda. A Vendedora vende e transfere, na Data de Fechamento, à Compradora, livres e desembaraçadas de todos e quaisquer Gravames, todas as Ações representando a totalidade do capital social da Companhia (“Operação").

ARTICLE 1 – CLOSING	ARTIGO 3 – FECHAMENTO

3.1.The Parties carry out on the Closing Date the following procedures (“Closing”):	1.1.As Partes realizam os seguintes procedimentos na Data de Fechamento (“Fechamento”):

(i)the payment by the Buyer to the Seller of the Purchase Price, as set forth in Article 4;	o pagamento pela Compradora à Vendedora do Preço de Compra, conforme previsto no Artigo 4;

(i)the signature of the Company’s corporate books of register and transfer of shares reflecting the assignment and transfer of the Shares from the Seller to the Buyer and for Mondee, Inc., as well as the minutes of shareholders’ meeting deliberating amendments in the Company’s Organizational Documents as deemed necessary by the Buyer, as appointed by the Buyer, as well as the signature and/or delivery of any and all forms necessary for registration before JUCESC and updating of any and all necessary register before Governmental Authorities;
a assinatura do livro de registro e transferência de ações da Companhia refletindo a cessão e transferência das Ações da Vendedora para a Compradora e para a Mondee, Inc., bem como a ata de assembleia de acionistas deliberando alterações aos Atos Constitutivos da Companhia julgadas necessárias pela Compradora, bem como a assinatura e/ou entrega de todos e quaisquer formulários necessários para registro perante a JUCESC e atualização de todo e qualquer registro necessário perante as Autoridades Governamentais;

(i)delivery by the Seller of a W-8 establishing that the Seller is exempt from back-up withholding in the United States of America;	entrega pela Vendedora do W-8 estabelecendo que a Vendedora é isenta de retenção na fonte nos Estados Unidos da América.

(i)the signature of the service rendering agreements by and between the Company and the Key Executives.	(i)a assinatura de contratos de prestação de serviços entre a Companhia e os Executivos Chave.

3.1.Simultaneous Actions at Closing. All actions, acts and obligations indicated in Section 3.1 above shall be considered as occurring simultaneously. No action, act, and/or obligation shall be deemed effectively taken, performed or complied with until all other actions, acts, and/or obligations relating to the Closing and set forth in Section 3.1 above have been taken, performed or complied with, except if the Parties agree otherwise and in writing.

1.1.Ações Simultâneas no Fechamento. Todas as ações, atos e obrigações indicados na Cláusula 3.1 acima serão considerados como ocorrendo simultaneamente. Nenhuma ação, ato e/ou obrigação será considerado efetivamente tomado, praticado ou cumprido até que todas as outras ações, atos e/ou obrigações relacionados ao Fechamento e estabelecidos na Cláusula 3.1 acima tenham sido tomados, praticados ou cumpridos, exceto se as Partes acordarem de forma diversa e por escrito.

ARTICLE 1 – PAYMENT TERMS	ARTIGO 4 – TERMOS DO PAGAMENTO

4.1.Purchase Price. In consideration to the acquisition of the Shares, the Buyer shall pay to the Seller, against the transfer of the Shares to the Buyer, the total price of thirty seven million, seven hundred and twenty eight thousand, one hundred and five Dollars (USD 37,728,105.00) (“Purchase Price”), on a Cash and Debt free basis, according to the conditions below.

4.1.1 The Purchase Price was determined considering the amounts verified in the Audited Financial Statements of the following accounts: (i) Cash; (ii) Receivables; (iii) Payables; and (iv) Letters of Credit and credit with banks.

4.2.The Parties agree that the Purchase Price shall be paid as follow:

(i) twenty million, four hundred and sixty four thousand and fifty two Dollars (USD 20,464,052.00), of which eighteen million, nine hundred and twenty eight thousand, one hundred and four Dollars (USD 18,928,104.00) shall be paid on the Closing Date, by means of electronic transfer (TED) to the bank account indicated in Schedule 4.2 (i), and one million, five hundred and thirty five thousand, nine hundred and forty eight Dollars (USD 1,535,948.00) shall be deposited in the escrow account pursuant to Section 4.3 below;

(ii) seventeen million, two hundred and sixty four thousand and fifty three Dollars (USD 17.264.053.00), by means of the issuance by Holdings of one million, seven hundred and twenty six thousand, four hundred and five (1,726,405) shares of Class A Common Stock of Holdings (“Buyer Shares”), within sixty (60) days counted as from the Closing Date, which shall be maintained in an escrow account in name of the Buyer and the Seller, pursuant to the Escrow Agreement to be executed within sixty (60) days from the Closing Date. The Escrow Agreement shall set forth the release of the Buyer Shares as follows: (a) nine hundred and three thousand, two hundred and two (903,202) of the Buyer Shares shall be maintained in the escrow account for the period of twelve (12) months as from the Closing Date, and (b) eight hundred and twenty three thousand, two hundred and three (823,203) Buyer Shares shall be maintained in the escrow account for the period of twenty four (24) months from the Closing Date. All costs and expenses of the escrow account shall be borne by the Seller.

4.2.1 Profits and Adjustment of the Price. No later than 15 February 2023, the Company shall share its financials as well as general ledger and trial balance for the month of January 2023. The Parties and their advisors shall within 3 days reach mutual agreement as to what is the appropriate level of profits for the month of January 2023 that can be distributed to the Seller based on Brazilian law, as long as maintaining the same appropriate levels of cash and working capital, as calculated according to Exhibit 4.2.1, being no less than BRL 31,594,800 (“Post Closing Adjustment”). If there are amounts to be paid to the Seller as Post Closing Adjustment calculated pursuant to the above, such amount shall be paid within 3 days of reaching mutual agreement, if there is cash available in excess of what is necessary to operate the business in accordance with the above calculation. If there is no cash available, the Seller may opt: a) to receive, within three (3) days, assuming all the financial costs of anticipations; b) receive, in installments, provided that there is no anticipation of receivables in a period higher than forty (40) days as from their respective due date.

1.1.Preço de Compra. Em contraprestação à aquisição das Ações, a Compradora deverá pagar à Vendedora, mediante a transferência das Ações para a Compradora, o preço total de USD 37.728.105,00 (trinta e sete milhões, setecentos e vinte e oito mil, cento e cinco dólares dos Estados Unidos) (“Preço de Compra”), sob a premissa de Caixa livre de Dívidas, nas condições abaixo estipuladas.

4.1.1 O Preço de Compra foi determinado considerando os valores verificados nas seguintes contas das Demonstrações Financeiras Auditadas: (i) Caixa; (ii) Contas a Pagar; (iii) Contas a Receber; e (iv) Cartas de Créditos e créditos bancários.

1.2.As Partes acordam que o Preço de Compra será pago da seguinte forma:

(i) USD 20.464.052,00 (vinte milhões, quatrocentos e sessenta e quatro mil, cinquenta e dois dólares dos Estados Unidos), dos quais USD 18.928.104,00 (dezoito milhões, novecentos e vinte e oito mil, centos e quatro dólares dos Estados Unidos) serão pagos na Data de Fechamento por meio de transferência eletrônica (TED) para a conta bancária indicada no Anexo 4.2 (i), e USD 1.535.948,00 (um milhão, quinhentos e trinta e cinco mil, novecentos e quarenta e oito dólares dos Estados Unidos) serão depositados na conta garantia nos termos da Cláusula 4.3 abaixo;

(ii) USD 17.264.053 (dezessete milhões, duzentos e sessenta e quatro mil e cinquenta e três dólares dos Estados Unidos), por meio de emissão de 1.726.405 (um milhão, setecentos e vinte e seis mil, quatrocentas e cinco) ações ordinárias Classe A da Holdings (“Ações da Compradora”), no prazo de até 60 (sessenta) dias contados da Data do Fechamento, as quais serão mantidas em conta garantida aberta em nome da Compradora e da Vendedora, conforme Contrato de Conta Garantida a ser celebrado no prazo de até 60 (sessenta) dias da Data do Fechamento. O Contrato de Conta Garantia preverá a liberação das Ações da Compradora da seguinte forma: (a) 903.202 (novecentas e três mil, duzentas e duas) Ações da Compradora serão mantidas em conta garantia pelo prazo de 12 (doze) meses contados da Data de Fechamento, e (b) 823.203 (oitocentos e vinte e três mil, duzentos e três) Ações da Compradora serão mantidas em conta garantia pelo prazo de 24 meses contados da Data de Fechamento. Todos os custos e despesas da conta garantia serão arcados pela Vendedora.

4.2.1 Lucros e Ajuste de Preço. Até 15 de fevereiro de 2023 a Companhia deverá apresentar suas demonstrações financeiras, bem como o livro razão e o balancete relativo ao mês de janeiro de 2023. As Partes e seus assessores deverão, no prazo de 3 (três) dias contados da referida apresentação, acordar a respeito do valor apropriado dos lucros a serem distribuídos à Vendedora com base na legislação brasileira aplicável, desde que sejam mantidos os mesmos níveis apropriados no caixa e capital de giro, conforme calculados no Anexo 4.2.1, não podendo ser inferior BRL 31.594.800,00 (“Ajuste Pós-Fechamento”). Se houver valor a ser pago à Vendedora, a título de Ajuste Pós-Fechamento, apurados na forma acima, estes serão pagos no prazo de 3 (três) dias contados do acordo mútuo entre as Partes; caso houver caixa disponível em excesso ao que for necessário para operar os negócios de acordo com o cálculo acima. Na hipótese de não haver caixa disponível a Vendedora poderá optar em: a) receber no prazo 3 (três) dias, assumindo os custos de financeiros das antecipações; b) receber, em parcelas, desde que não haja antecipação de recebíveis em prazo superior a 40 (quarenta) dias de seus respectivos vencimentos.

1.1.Escrow Account. The Buyer shall transfer to the Seller, within sixty (60) days counted as from the Closing Date, the sum of one million, five hundred and thirty five thousand, nine hundred and forty eight Dollars (1,535,948.00) to an escrow account to be maintained in name of the Buyer and the Seller (“Funds Deposited in Escrow”), pursuant to the Escrow Agreement to be executed within sixty (60) days from the Closing Date. The Funds Deposited in Escrow shall be maintained in the escrow account before an escrow agent according the terms of the Escrow Agreement, during twelve (12) months as from the Closing Date. All costs and expenses of the escrow account shall be borne by the Seller.

4.3.1 The Funds Deposited in Escrow shall serve as a guarantee to the Buyer in case of necessity of reimbursement, payment and/or use by the Company for fulfillment of obligations of the Company deriving from customers credits and customers prepayment, as indicated in the Audited Financial Statements.

4.3.2 The Funds Deposited in Escrow, after deduction of any amounts used by the Company pursuant to Section 4.3.1 above and/or any amounts under discussions with clients, shall be released to the Seller, in accordance with the terms and conditions of the Escrow Agreement, by the end of the twelve (12) months period after Closing Date, in the bank account indicated in Exhibit 4.2. (i).

1.2.Earn-Out. The Seller and the Key Executives shall also be entitled to an Earn-Out, in the total amount of ten million Dollars (USD 10,000,000.00) (“Earn-Out”), in the following terms and conditions:

(i)up to three million, three hundred and thirty three thousand, three hundred and thirty three Dollars and thirty three cents (USD 3,333,333.00) (the “2023 Earn-Out Payment”), to be paid by March 30, 2024, if EBTIDA for the twelve (12) month period beginning January 1, 2023 and ending December 31, 2023 (the “2023 Fiscal Year”) is at least [***] Dollars (USD [***]);

(ii)up to three million, three hundred and thirty three thousand, three hundred and thirty three Dollars and thirty three cents (USD 3,333,333.00) (the “2024 Earn-Out Payment”), to be paid by March 30, 2025, if EBTIDA for the twelve (12) month period beginning January 1, 2024 and ending December 31, 2024 (the “2024 Fiscal Year”) is at least [***] Dollars (USD [***]); and

(iii)up to three million, three hundred and thirty three thousand, three hundred and thirty three Dollars and thirty three cents (USD 3,333,333.00) (the “2025 Earn-Out Payment” and, jointly with the 2023 Earn-Out Payment and the 2024 Earn-Out Payment, the "Earn-Out Payments”), to be paid by March 30, 2026, if EBTIDA for the twelve (12) month period beginning January 1, 2025 and ending December 31, 2025 (the “2025 Fiscal Year” and, jointly with the 2023 Fiscal Year and the 2024 Fiscal Year, the “Fiscal Years”) is at least [***] Dollars (USD [***]).

4.3. Conta Garantia. A Compradora deverá transferir à Vendedora, no prazo de até 60 (sessenta) dias contados da Data do Fechamento, o montante de USD 1.535.948,00 (um milhão, quinhentos e trinta e cinco mil, novecentos e quarenta e oito dólares dos Estados Unidos) para uma conta garantia a ser aberta em nome da Compradora e da Vendedora (“Valor Depositado na Conta Garantia”), nos termos do Contrato de Escrow a ser celebrado no prazo de até 60 (sessenta) dias contados da Data do Fechamento. O Valor Depositado na Conta Garantia deverá ser mantido na conta escrow junto ao agente de acordo com os termos do Contrato de Conta Garantia durante o prazo de 12 (doze) meses contados da Data do Fechamento. Todos os custos e despesas da conta garantia serão arcados pela Vendedora.

4.3.1 O Valor Depositado na Conta Garantia servirá como garantia à Compradora em caso de necessidade de reembolso, pagamento e/ou utilização, pela Companhia, para cumprimento de obrigações decorrentes de créditos de clientes em aberto e sinais de clientes, conforme constam das Demonstrações Financeiras Auditadas.

4.3.2 O Valor Depositado na Conta Garantia, após dedução de eventuais montantes utilizados pela Compradora nos termos da Cláusula 4.3.1 acima e/ou eventuais valores ainda em discussão junto a clientes, será liberado à Vendedora nos termos do Contrato de Conta Garantia, após o prazo de 12 (doze) meses contados da Data do Fechamento, na conta indicada no Anexo 4.2. (i).

4.4 Earn-Out. A Vendedora e Executivos Chave farão jus um Earn-Out, no valor total de USD 10.000.000,00 (dez milhões de dólares dos Estados Unidos) (“Earn-Out”), nos seguintes termos e condições:

(i)até o montante de USD 3.333.333,33 (três milhões, trezentos e trinta e três mil, trezentos e trinta e três dólares e trinta e três centavos) (o “Pagamento do Earn-Out de 2023”), a ser pago em 30 de março de 2024, desde que o EBITDA para o período de 12 (doze) meses começando em 1º de janeiro de 2023 e terminando em 31 de dezembro de 2023 (o “Exercício Fiscal de 2023”) seja de, no mínimo, USD [***] ([***] dólares dos Estados Unidos);

(ii)até o montante de USD 3.333.333,33 (três milhões, trezentos e trinta e três mil, trezentos e trinta e três dólares e trinta e três centavos) (o “Pagamento do Earn-Out de 2024”), a ser pago em 30 de março de 2025, desde que o EBITDA para o período de 12 (doze) meses começando em 1º de janeiro de 2024 e terminando em 31 de dezembro de 2024 (o “Exercício Fiscal de 2024”) seja de, no mínimo, USD [***] ([***] dólares dos Estados Unidos);

(iii)até o montante de USD 3.333.333,33 (três milhões, trezentos e trinta e três mil, trezentos e trinta e três dólares e trinta e três centavos) (o “Pagamento do Earn-Out de 2025” e, em conjunto com o Pagamento do Earn-Out de 2023 e com o Pagamento do Earn-Out de 2024, os “Pagamentos do Earn-Out”), a ser pago em 30 de março de 2026, desde que o EBITDA para o período de 12 (doze) meses começando em 1º de janeiro de 2025 e terminando em 31 de dezembro de 2025 (o “Exercício Fiscal de 2025” e, conjunto com o Exercício Fiscal de 2023 e com o Exercício Fiscal de 2024, “Exercícios Fiscais”) seja de, no mínimo, USD [***] ([***] dólares dos Estados Unidos).

4.2.1.If, in any of the Fiscal Years, EBITDA is higher than [***] Dollars (USD [***]) but less than the respective yearly targets as set forth in items (i) to (iii) of Section 4.4 above, the portion of the Earn Out Payment related to the correspondent Fiscal Year that shall be calculated and paid shall be equal to (i) the Earn Out Payment related to the correspondent Fiscal Year, multiplied by a fraction, (A) the numerator of which is the amount that the EBITDA for such Fiscal Year exceeds [***] Dollars (USD [***]), and (B) the denominator of which is the amount that the applicable yearly target set forth in items (i) to (iii) of Section 4.4 exceeds [***] Dollars (USD [***]). As an example, if in 2023 Fiscal Year the EBITDA is of [***] (USD [***]), the 2023 Earn Out Payment shall be equivalent to [***] percent ([***]%) of the amount set forth in item (i) of Section 4.4 above, that is [***] Dollars and [***] cents (USD [***]). Also as an example, if in 2024 Fiscal Year the EBITDA is of [***] Dollars (USD [***]), the 2024 Earn Out Payment shall be equivalent to [***] percent ([***]%) of the amount set forth in item (ii) of Section 4.4 above. Finally, also as by example, if in 2025 Fiscal Year the EBITDA is of [***] Dollars (USD [***]), the 2025 Earn Out Payment shall be equivalent to [***]% of the amount set forth in item (iii) of Section 4.4 above.

4.2.2.The EBITDA targets shall be calculated in USD pursuant to the average rate over any give Fiscal Year, and the Earn Out Payment shall be always made in USD. For purpose of this Section 4, the EBITDA shall be calculated in the same way that it was calculated in the Audited Financial Statements of December 31, 2022.

4.2.3.In any case, the maximum amount payable to the Seller and to the Key Executives in the aggregate under this Section 4.4 shall be ten million Dollars (USD 10,000,000.00).

       4.4.1. Caso, em qualquer nos Exercícios Fiscais, o EBITDA seja superior a USD [***] ([***] dólares dos Estados Unidos), mas inferior às respectivas metas anuais estabelecidas nos itens (i) a (iii) da Cláusula 4.4 acima, a parcela do Pagamento do Earn-Out relativo ao Exercício Fiscal em questão a ser calculado e pago será igual (i) ao Pagamento do Earn-Out relativo ao Exercício Fiscal correspondente, multiplicado por uma fração, (A) cujo numerador seja o montante que o EBITDA para tal Exercício Fiscal exceda USD [***] ([***] dólares), e (B) cujo denominador seja o montante aplicável à meta anual estabelecida nos itens (i) a (iii) da Cláusula 4.4 exceda a USD [***] ([***] dólares). A título exemplificativo, se no Exercício Fiscal de 2023 o EBITDA for de USD [***] ([***] dólares dos Estados Unidos), o Pagamento do Earn-Out de 2023 será equivalente a [***]% ([***] por cento) do valor previsto no item (i) da Cláusula 4.4 acima, ou seja, USD [***] ([***] dólares e [***] centavos). Ainda a título exemplificativo, se no Exercício Fiscal de 2024 o EBITDA for de USD [***] ([***] de dólares dos Estados Unidos), o Pagamento do Earn-Out de 2024 será equivalente a [***]% ([***] por cento) do valor previsto no item (ii) da Cláusula 4.4. Por fim, a título exemplificativo, se no Exercício Fiscal de 2025 o EBITDA for de USD [***] ([***] de dólares dos Estados Unidos), o Pagamento do Earn-Out de 2024 será equivalente a [***]% do valor previsto no item (iii) da Cláusula 4.4.

4.4.2 As metas de EBITDA serão calculadas em USD de acordo com a taxa média verificada em um determinado Exercício Fiscal, sendo o Pagamento do Earn-Out efetuado sempre em USD Para fins desta Cláusula 4, o EBITDA será calculado da mesma forma que foi calculado nas Demonstrações Financeiras Auditadas de 31 de dezembro de 2022.

        4.4.3 Em qualquer hipótese, o valor máximo a ser pago à Vendedora e aos Executivos Chave em agregado nos termos desta Cláusula 4.4 será de USD 10.000.000,00 (dez milhões de dólares dos Estados Unidos).

4.2.1.Payment of the Earn-Out. The payment of the Earn-Out shall be made through electronic wire transfer of immediately available funds, in Dollars, to the bank accounts of the Seller and of the Key Executives as described in Schedule 4.4.4 of this Agreement. [***] percent ([***]%) of the Earn-Out shall be paid to the Seller and the remaining [***] percent ([***]%) shall be paid to the Key Executives according to the percentages defined in a yearly basis by mutual agreement of the Buyer and the Company’s CEO.

4.2.2.If any of the Key Executives gives cause for termination of its agreement with the Company, at any time in three (3) years after the Closing Date, such Key Executive shall no longer be entitled to the Earn-Out due to such Key Executive in the following year(s), being the share due to such Key Executive paid pro-rata to the other Key Executives. The obligation of the Key Executives to remain in the Company shall not apply to [***], which shall be entitled to [***] share in the Earn-Out regardless of any circumstances.

     4.4.4. Pagamento do Earn-Out. O pagamento do Earn-Out deverá ser realizado por meio de transferência bancária eletrônica de disponibilização imediata de fundos, em dólares, às contas bancárias da Vendedora e dos Executivos Chave, conforme descritas no Anexo 4.4.4 deste Contrato, sendo certo que [***]% ([***] por cento) do valor do Earn-Out será pago à Vendedora e os [***]% ([***] por cento) restantes serão pagos somente aos Executivos Chave em percentuais a serem definidos, anualmente, de comum acordo entre a Compradora e o CEO da Companhia.

 4.4.5 Caso qualquer dos Executivos Chave dê causa ao término do seu contrato com a Companhia, a qualquer momento, nos 03 (três) anos após Data de Fechamento, tal Executivo Chave não mais fará jus à parcela do Earn-Out a ele devida no(s) ano(s) seguinte(s), sendo o valor a ele devido atribuído proporcionalmente aos demais Executivos Chave. A referida obrigação de permanência do Executivo Chave não será aplicável a [***], que continuará a fazer jus à sua parcela no Earn-Out independentemente de quaisquer circunstâncias.

1.1.Taxes. Each one of the Parties shall be responsible, in accordance with the legislation in force, for the Taxes that are incumbent upon them, without prejudice to any withholdings the Law imposes to the legal responsible party. The Seller shall provide any proof of compliance of the tax obligations whenever requested by the Buyer.

1.2.Release. The bank transfer receipt for each payment made by Buyer to the Seller and to the Key Executives and the execution of such transfers in their favor shall represent the broadest, most general, irrevocable and automatic release with respect to such payments, with no further obligation to the Seller and the Key Executives.

4.5. Impostos. Cada uma das Partes será responsável, nos termos da legislação vigente, pelos Impostos que a elas incumbir, sem prejuízo de eventuais retenções que a Lei impuser ao responsável legal. A Vendedora se compromete em fornecer quaisquer comprovantes de cumprimento das obrigações fiscais sempre que solicitado pela Compradora.

4.6 Quitação. O recibo de transferência bancária para cada pagamento feito pela Compradora à Vendedora e aos Executivos Chave e a execução de tais transferências em favor deles representarão a mais ampla, geral, irrevogável e automática quitação com relação a tais pagamentos, sem nenhuma obrigação adicional perante a Vendedora e os Executivos Chave.

ARTICLE 1 - REPRESENTATIONS AND WARRANTIES	ARTIGO 5 – DECLARAÇÕES E GARANTIAS

4.1.Representations and Warranties of the Seller. The Seller makes the following representations and warranties, which are true, complete and correct on the Closing Date:	1.1.Declarações e Garantias da Vendedora. A Vendedora faz as seguintes declarações e garantias, as quais são verdadeiras, completas e corretas na Data de Fechamento:

5.4.1.Powers and Authority. The Seller has full powers and authority to enter into this Agreement and other Transaction documents, as well as to perform and comply with the obligations of the Seller hereunder. The Seller has taken all actions necessary to authorize, execute, deliver and perform this Agreement and to consummate the Transaction contemplated herein in accordance with its terms.

1.1.1.Poderes e Autoridade. A Vendedora tem plenos poderes e autoridade para celebrar este Contrato e outros documentos da Operação, bem como para executar e cumprir as obrigações da Vendedora nos termos deste Contrato. A Vendedora tomou todas as medidas necessárias para autorizar, firmar, entregar e executar este Contrato e consumar a Operação aqui contemplada de acordo com seus termos.

5.4.1.Binding and Valid Obligation. This Agreement constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with its respective terms and conditions.	5.1.2 Obrigação Válida e Vinculante. O presente Contrato constitui as obrigações válidas e vinculantes da Vendedora, exequível contra a Vendedora de acordo com seus termos e condições.

5.4.1.No Conflict; No Violation; No Consent. The execution, delivery and performance of this Agreement by the Seller or any other document related to the Transaction, do not and will not violate any provision of Law or any contracts or agreements to which the Seller and/or the Company is/are a party to, nor shall result (i) in a breach, violation or infringement of, or constitute a default (without due notice or lapse of time or both) under any such contracts or agreements, (ii) in the early termination or acceleration of any obligation contained in, or termination of, any such contracts or agreements, (iii) in the creation of a consent or approval right under any such contracts, or (iv) in the creation of any Encumbrance of any nature over any asset or property of the Seller and/or the Company. The Seller is not and has not been in default or violation of any term, condition, or provision of the Organizational Documents of the Seller or any contracts or agreements to which is a party to, and is not, and has not been in violation of any Law applicable to Seller and/or the Company or its properties or assets. No filing or registration with, notification to, confirmation of, or authorization, consent or approval of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Seller.

5.1.3 Inexistência de Conflito; Inexistência de Violação; Inexistência de Consentimento. A assinatura, entrega e cumprimento deste Contrato pela Vendedora ou qualquer outro documento relacionado à Operação não viola e não violará nenhuma disposição da Lei ou quaisquer contratos ou acordos aos quais a Vendedora e/ou a Companhia é/são uma parte, nem resultará (i) em um descumprimento, violação ou infração, nem constituirá um inadimplemento (sem a devida notificação ou decurso de prazo ou ambos) sob quaisquer desses contratos ou acordos, (ii) no início rescisão ou aceleração de qualquer obrigação contida ou rescisão de tais contratos ou acordos, (iii) na criação de um consentimento ou direito de aprovação sob tais contratos, ou (iv) na criação de qualquer Gravame de qualquer natureza sobre qualquer ativo ou bem da Vendedora e/ou da Companhia. A Vendedora não está e não esteve em descumprimento ou violação de qualquer termo, condição ou disposição dos Atos Constitutivos da Companhia ou quaisquer contratos ou acordos dos quais seja parte, e não está e não esteve em descumprimento de qualquer Lei aplicável. Nenhuma apresentação ou registro, notificação, confirmação, autorização, consentimento ou aprovação de qualquer Autoridade Governamental ou qualquer outra Pessoa é exigida em relação à celebração, entrega e cumprimento deste Contrato pela Vendedora.

5.4.1.Claims. There is no ongoing or threatened Claims against the Seller that may affect the Seller before any court, arbitration panel or Governmental Authority that, if decided unfavorably, shall change, delay, or prevent the Transaction contemplated hereby from consummating, create Encumbrances over the Shares or hinder the Seller’s capacity to comply with and perform their obligations arising from this Agreement, or which would be material to the Business of the Company, taken as a whole.

5.1.4 Reivindicações. Não há nenhuma Reivindicação em andamento ou iminente contra a Vendedora que possa afetar a Vendedora perante qualquer tribunal, câmara de arbitragem ou Autoridade Governamental que, se decidido desfavoravelmente, altere, atrase ou impeça a consumação da Operação aqui contemplada, crie Gravame sobre as Ações ou prejudique a capacidade da Vendedora de cumprir e executar suas obrigações decorrentes deste Contrato, ou que sejam relevantes para os Negócios da Companhia como um todo.

5.4.1.Title of the Shares. The Seller is the record and beneficial owner of the Shares, which represent on the date hereof and shall represent on the Closing Date, the totality of the corporate capital of the Company. The Seller represents that there is no Person entitled to any of the Shares or its ownership, in any manner or nature whatsoever. The Seller represents that there are no Encumbrances, options, warrants, calls, rights, restrictive clauses as incommunicability, restraint of seizure or inalienability, commitments or agreements of any character to which the Seller is a party or by which it is bound obligating the Seller to issue, deliver or sell, pledge, grant an Encumbrance on or cause to be issued, delivered or sold, pledged, Encumbered to be granted on, any equity interests of the Company or obligating the Seller to grant, extend or enter into any such Encumbrance, option, warrant, call, right, fruits and earnings, commitment or agreement. The Seller represents that it is not, directly or indirectly, a party to any agreement, voting right agreement, option, warrant, purchase right, proxy or power of attorney relating to voting right, dividend rights or the sale, purchase, issuance, registration, transfer, or redemption or other acquisition or disposition of any equity interests in the Company. The Seller is not a party to any voting agreement or shareholders agreement or any agreement relating to the Shares of the Company. The Organizational Documents, as from its incorporation up to today, are updated and reflect precisely its shareholding and there are no Encumbrances over the Shares.

5.1.5 Titularidade das Ações. A Vendedora é a legítima proprietária das Ações, que na presente data representam a totalidade do capital social da Companhia. A Vendedora declara que não há nenhuma Pessoa com direito a qualquer uma das Ações ou sua propriedade, de qualquer forma ou natureza. A Vendedora declara que não há Gravame, opções, bônus de subscrição, chamadas, direitos, cláusulas restritivas como incomunicabilidade, restrição de apreensão ou indisponibilidade, compromissos ou acordos de qualquer natureza dos quais a Vendedora seja parte ou pelos quais esteja vinculada, obrigando a Vendedora a emitir, entregar ou vender, empenhar, outorgar um Gravame ou fazer com que seja emitido, entregue ou vendido, empenhado, onerado sobre, quaisquer participações societárias da Companhia ou obrigar a Vendedora a conceder, prorrogar ou celebrar qualquer Gravame, opção, bônus de subscrição, chamada, direito, frutos e rendimentos, compromisso ou contrato. A Vendedora declara que não é, direta ou indiretamente, parte de qualquer contrato, acordo de voto, opção, bônus de subscrição, direito de compra, procuração para representação em assembleias gerais, ou procuração relacionado com direito a voto, direitos de dividendos ou venda, compra, emissão, registro, transferência ou resgate ou outra aquisição ou alienação de quaisquer participações societárias na Companhia. A Vendedora não é parte de qualquer acordo de voto ou acordo de acionistas ou qualquer acordo relativo às Ações da Companhia. Os Atos Constitutivos, desde a sua constituição até hoje, são atualizados e refletem com precisão a sua composição societária e não há Gravame sobre as Ações.

5.4.1.Compliance with Anti-Corruption Laws. The Seller is in compliance with all applicable Anti-Corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. The Seller has not received any written communication from a Governmental Authority regarding the violation or possible violation by the Seller or any of its Representatives of any applicable Anti-corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. The Seller, its attorneys-in-fact, or any of their respective Representatives (in their capacity as such) has not: (a) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any government official or to any other Person under circumstances where the Seller or any of its respective Representatives knew or had reason to know or believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any government official for the purpose of (i) influencing any act or decision of such government official in his official capacity; (ii) inducing such government official to perform or omit to perform any activity related to his legal duties; (iii) securing any improper advantage; or (iv) inducing such government official to influence or affect any act or decision of any Governmental Authority, in each case for the purpose of assisting the Seller or any of its Representatives in obtaining or retaining business for or with, or in directing business to the Seller or any other Person; or (b) made any bribe, rebate, payoff, influence payment, “kickback”, or other such payment to any government official or to any other Person or entity for the purpose of gaining an improper business advantage.

5.1.6 Conformidade com as Leis Anticorrupção. A Vendedora está em conformidade com todas as Leis Anticorrupção aplicáveis ou qualquer outra Lei, norma ou regulamento aplicável de prevenção à lavagem de dinheiro ou combate ao financiamento do terrorismo. A Vendedora não recebeu qualquer comunicação por escrito de uma Autoridade Governamental sobre violação ou possível violação, por parte da Vendedora ou qualquer um de seus Representantes, de quaisquer Leis Anticorrupção aplicáveis ou qualquer outra lei, norma ou regulamento aplicável de prevenção à lavagem de dinheiro ou combate ao financiamento do terrorismo. A Vendedora, seus procuradores ou qualquer um dos seus respectivos Representantes (nessa condição) não: (a) ofereceram, pagaram, prometeram pagar ou autorizaram o pagamento de qualquer quantia em dinheiro, ou ofereceram, entregaram, prometeram entregar ou autorizaram a entrega de qualquer bem de valor a qualquer Autoridade Governamental ou a qualquer outra Pessoa, em circunstâncias em que a Vendedora ou qualquer um de seus respectivos Representantes sabiam ou tinham motivos para saber ou acreditar que todo ou parte dessa quantia em dinheiro ou bem de valor seria oferecido, entregue ou prometido, direta ou indiretamente, a qualquer Autoridade Governamental com o objetivo de (i) influenciar qualquer ato ou decisão de tal Autoridade Governamental em sua condição oficial; (ii) induziram a Autoridade Governamental a praticar ou deixar de praticar qualquer atividade relacionada às suas funções legais; (iii) garantiram qualquer vantagem inadequada; ou (iv) induziram a Autoridade Governamental a influenciar ou afetar qualquer ato ou decisão de qualquer Autoridade Governamental, em cada caso, a fim de ajudar a Vendedora, ou quaisquer de seus respetivos Representantes, a obter ou manter negócios para ou com, ou direcionar negócios para, a Vendedora ou qualquer outra Pessoa; ou (b) ofereceram qualquer suborno, desconto, pagamento, influência, vantagem indevida ou outro pagamento dessa natureza a qualquer Autoridade Governamental ou a qualquer outra Pessoa ou entidade com o objetivo de obter uma vantagem comercial imprópria.

5.4.1.Brokers. No broker, finder, sales agent, or investment bank, or any other Person is or will be entitled to any fee or commission, or has been engaged, in connection with the Transaction contemplated herein based upon arrangements made by or on behalf of the Seller or Intervening Parties.

5.1.7 Corretores. Nenhum corretor, intermediário, agente de vendas ou banco de investimento, ou qualquer outra Pessoa tem ou terá direito a qualquer taxa ou comissão, ou foi contratado, em relação à Operação aqui contempladas com base em acordos fechados pela Vendedora ou em nome dela ou das Intervenientes Anuentes.

5.4.1.Investment Intent; Restricted Securities. The Seller is receiving the Buyer Shares pursuant to this Agreement. The Seller does not have any direct or indirect arrangement or understanding with any other Person to distribute the Buyer Shares in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities Law. The Seller acknowledges that the Buyer Shares are “restricted securities” that have not been registered under the Securities Act or any other applicable securities Law and that, absent an effective registration under the Securities Act, the Buyer Shares may only be offered, sold or otherwise transferred pursuant to an exemption from registration under the Securities Act. The Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or her investment in the Buyer Shares. The Seller is capable of bearing the economic risks of such investment, including a complete loss of its investment, with exception of the cases of fraud, malicious act or simulation practiced by the Buyer, or by its advisors, employees, or attorney-in-facts and that are known by the Buyer, duly verified in a final and unappeable decision.

5.1.8 Intenção de Investimento; Valores Mobiliários Restritos. A Vendedora está recebendo as Ações da Compradora nos termos deste Contrato. A Vendedora não possui qualquer acordo direto ou indireto ou qualquer entendimento com qualquer Pessoa para distribuir as Ações da Compradora em violação ao U.S. Securities Act de 1933, conforme alterado (“Securities Act”), or qualquer outra legislação societária aplicável. A Vendedora reconhece que as Ações da Compradora são valores mobiliários restritos que não se encontram registrados nos termos do Securities Act ou qualquer outra legislação societária aplicável e que, ausente o efetivo registro nos termos do Securities Act, as Ações da Compradora somente podem ser ofertadas, vendidas ou de qualquer outra forma transferidas mediante isenção de registro no Securities Act. A Vendedora possui conhecimento e experiência suficientes em finanças e negócios, sendo capaz de avaliar os riscos e êxitos de seu investimento nas Ações da Compradora. A Vendedora é capaz de arcar com os riscos econômicos de tal investimento, incluindo perda integral do investimento, excetuados os casos de fraude, dolo ou simulação praticados pela Compradora ou seus assessores, funcionários ou representantes, procuradores e que sejam de conhecimento da Compradora, devidamente verificados em decisão final transitada em julgado.

5.1.Representations and Warranties of the Seller in respect of the Company. The Seller and the Intervening Parties, in respect to the Company make the following representations and warranties, which are true, complete and correct on the Closing Date:

1.1.Declarações e Garantias da Vendedora com relação à Companhia. A Vendedora e os Intervenientes Anuentes, em relação à Companhia, fazem as seguintes declarações e garantias, que são verdadeiras, completas e corretas na Data de Fechamento:

5.2.1.Organization, Powers and Authority. The Company is duly organized and validly existing according to the Laws of Brazil, and are in good standing pursuant to the applicable Laws, with the requisite corporate power and authority to own, lease and operate the properties, rights and assets and to carry out the Business. The Company have the requisite power and authority to own, lease and operate its assets and to conduct the Business and is qualified to do business and is in good standing. The Company holds all requisite power and authority necessary to, and has taken all necessary action to, comply with the obligations set forth in this Agreement and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company, in accordance with its terms.

5.2.1 Organização, Poderes e Autoridade. A Companhia está devidamente constituída e existe validamente de acordo com as Leis do Brasil e está em situação regular de acordo com as Leis aplicáveis, tendo poder e autoridade societários necessários para possuir, arrendar e operar os bens, direitos e ativos e realizar o Negócio. A Companhia tem o poder e a autoridade necessários para possuir, arrendar e operar seus ativos e conduzir os Negócios e estão qualificadas para fazer negócios e estão em situação regular. A Companhia detém todo o poder e autoridade necessários e tomaram todas as medidas necessárias para cumprir as obrigações estabelecidas neste Contrato e consumar a operação aqui contemplada. Este Contrato foi devida e validamente firmado e entregue pela Companhia, e, assumindo a devida autorização, assinatura e entrega deste Contrato pelas outras Partes, constitui um contrato válido, legal e vinculativo à Companhia, exequível contra a Companhia, de acordo com seus termos.

5.2.1.Binding and Valid Obligation. This Agreement constitutes valid and binding obligations of the Company, enforceable against the Company, in accordance with its respective terms and conditions.	5.2.2 Obrigação Válida e Vinculante. Este Contrato constitui obrigações válidas e vinculantes para a Companhia e contra ela exequíveis, de acordo com seus respectivos termos e condições.

5.2.1.No Conflict; No Violation; No Consent. The execution and performance of this Agreement by the Company does not violate any provision of Law, Organizational Documents of the Company, or any contracts or agreements to which the Company or any of the Intervening Parties is a party, nor shall they result (i) in a breach, violation or infringement of, or constitute a default (without due notice or lapse of time or both) under any such contracts or agreements, (ii) in the early termination or acceleration of any obligation contained in, or termination of, any such contracts or agreements, (iii) in the creation of a consent or approval right under any such contracts, or (iv) in the creation of any Encumbrance of any nature over any asset or property of the Company. The Company is not in default or violation of any term, condition, or provision of its Organizational Documents or any contracts or agreements to which each of the Company is a party, or is in violation of any Law applicable to the Company or its properties or assets. No filing or registration with, notification to, confirmation of, or authorization, consent or approval of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company.

5.2.3 Inexistência de Conflito; Inexistência de Violação; Inexistência de Consentimento. A assinatura e cumprimento deste Contrato pela Companhia não viola e não violará nenhuma disposição da Lei, dos Atos Constitutivos da Companhia, ou quaisquer contratos ou acordo dos quais a Companhia ou qualquer dos Intervenientes Anuentes seja parte, nem resultará (i) em um descumprimento, violação ou infração, nem constituirá um inadimplemento (sem a devida notificação ou decurso de prazo ou ambos) sob quaisquer desses contratos ou acordos, (ii) no início rescisão ou aceleração de qualquer obrigação contida ou rescisão de tais contratos ou acordos, (iii) na criação de um consentimento ou direito de aprovação sob tais contratos, ou (iv) na criação de qualquer Gravame de qualquer natureza sobre qualquer ativo ou bem da Companhia. A Companhia não está em descumprimento ou violação de qualquer termo, condição ou disposição dos seus Atos Constitutivos ou quaisquer contratos ou acordos dos quais a Companhia, seja parte, ou está em violação de qualquer Lei aplicável à Companhia ou seus bens ou ativos. Nenhuma apresentação ou registro, notificação, confirmação, autorização, consentimento ou aprovação de qualquer Autoridade Governamental ou qualquer outra Pessoa é exigida em relação à celebração, entrega e cumprimento deste Contrato pela Companhia.

5.2.1.Title of Shares; Capitalization. (a) All of the Shares have been duly authorized, validly issued, are fully paid in, have not been issued in violation of any subscription rights, and there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any of the Company’s capital stock, or other subscription rights, granted purchase options or any other rights to acquire or subscribe for any shares and/or quotas or any other securities issued, or to require for any shares to be issued, by the Company that, if exercised, would grant to the respective holder, or could be converted into, or exchanged for, shares and/or quotas representing the capital stock of the Company, issued or to be issued in the future; (b) the Seller and Intervening Parties have not entered into any contract or agreement (except for this Agreement) or assumed any commitment before any third party to dispose of or have the right to dispose of, before any third party, of any shares or quotas of the Company; (c) there are no stockholders’ agreements or voting trusts, proxies or other agreements or understandings to which the Company is a party or by which they are bound with respect to the voting, transfer or other disposition related to the interests in the capital stock of the Company or otherwise related to these interest, or relating to the rights of any Person, whether or not a shareholder, to any proceeds, income, revenue or other economic entitlement in respect of the Company; and (d) the Company does not participate in any company, undertaking, consortium, association, joint venture, directly or indirectly, of any nature. There are no other subscription rights, granted purchase options or other rights to acquire or subscribe for any shares and/or quotas or any other securities issued by the Company that, if exercised, would grant to the respective holder of shares and/or quotas, or could be converted into, or exchanged for, shares and/or quotas representing the capital stock of any of the Company, issued or to be issued in the future. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) on any matters that the Seller may vote. All equity interests issued by the Company are free and clear of any and all Encumbrances and/or any other defects.

5.2.4 Titularidade das Ações; Capitalização. (a) Todas as Ações foram devidamente autorizadas, validamente emitidas, totalmente integralizadas, não foram emitidas em violação de quaisquer direitos de subscrição, e não existem obrigações pendentes da Companhia de recompra, resgate ou aquisição de outra forma de qualquer ação da Companhia, ou outros direitos de subscrição, opções de compra concedidas ou quaisquer outros direitos de aquisição ou subscrição de quaisquer ações e/ou quotas ou quaisquer outros valores mobiliários emitidos, ou direito de exigir a emissão de quaisquer ações, pela Companhia que, se exercidos, confeririam ao respectivo titular, ou poderiam ser convertidos em, ou permutados por, ações e/ou quotas representativas do capital social da Companhia, emitidas ou a serem emitidas no futuro; (b) a Vendedora e Intervenientes Anuentes não celebraram nenhum contrato ou acordo (com exceção a este Contrato) ou assumiram qualquer compromisso perante qualquer terceiro de alienar ou ter o direito de alienar, perante qualquer terceiro, quaisquer ações ou quotas da Companhia; (c) não existem acordos com direito a voto, procurações ou outros acordos ou entendimentos dos quais a Companhia seja parte ou pelos quais esteja vinculada com relação à votação, transferência ou outra disposição relacionada a participações no capital social da Companhia ou de outra forma relacionados a essas participações, ou relacionados aos direitos de qualquer Pessoa, acionista ou não, a qualquer lucro, renda, receita ou outro direito econômico em relação à Companhia e (d) a Companhia não participa, direta ou indiretamente, de nenhuma sociedade, empreendimento, consórcio, associação ou joint venture de qualquer natureza. Não existem outros direitos de subscrição, opções de compra concedidas ou outros direitos de aquisição ou subscrição de quaisquer ações e/ou quotas ou quaisquer outros valores mobiliários de emissão da Companhia que, se exercidos, concederiam ao respectivo titular das ações e/ou quotas, ou que poderiam ser convertidos em ou permutados por, ações e/ou quotas representativas do capital social da Companhia, emitidas ou a serem emitidas no futuro. A Companhia e não tem nenhum título, debênture, nota ou outras obrigações cujos titulares tenham direito a voto (ou sejam conversíveis em ou permutáveis por ou exercíveis por valores mobiliários com direito a voto) em quaisquer assuntos que a Vendedora possa votar. Todas as participações acionárias emitidas pela Companhia estão livres e desembaraçadas de todos e quaisquer Gravames e/ou quaisquer outros vícios.

5.2.1.Material Contracts. Schedule 5.2.5 contains an accurate, true, correct and complete list of all material Contracts or agreements (or groups of related Contracts or agreements) to which the Company is a party or by which the Company’s assets, rights or Business are bound or affected, including, but not limited to, (i) financial, loan agreements and other contracts relating to the incurrence of Debt by the Company, (ii) contracts with material customers, (iii) any joint venture, strategic alliance or partnership agreement, (iv) any contract for the purchase of products or services of greater than one hundred thousand Dollars (USD 100,000.00), (v) any contract containing non-competition, non-solicitation, exclusivity, “take-or-pay” or most-favored nation pricing provisions, (vi) any contract relating to the acquisition or sale of the capital stock or other equity interests, assets or business of any Person, (vii) any contract or commitment for capital expenditures in excess of one hundred thousand Dollars (USD 100,000.00), (viii) any contract under which the Company receives a license with respect to any Intellectual Property, (ix) any contract involving a Governmental Authority, (x) any contract that provides for indemnification of any officer, director or employee of the Company, and (xi) any collective bargaining agreement (the “Material Contracts”). The Material Contracts (i) are valid, enforceable and are in full force and effect and are enforceable against the Company and the other parties thereto; and (ii) constitute a legal, valid and binding obligation of the respective parties. The Company and/or the Seller have performed all obligations required to be performed by it pursuant to such Material Contracts and is not in breach, violation or default under any Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute a default by the Company under any of the Material Contracts. No other party is in breach, default or violation of, nor has exercised or intend to exercise, any termination rights or modifications with respect to, any Material Contract, and there are no existing threats of default, breaches or violations of any of such Material Contracts by any other party thereto.

5.2.5 Contratos Relevantes. O Anexo 5.2.5 representa uma relação precisa, verdadeira, correta e completa de todos os Contratos ou acordos relevantes (ou grupos de Contratos ou acordos relacionados) dos quais a Companhia é parte ou pelos quais qualquer um dos ativos, direitos ou Negócios da Companhia e estejam vinculados ou afetados, incluindo, sem limitação, (i) contratos financeiros, de empréstimo e outros contratos relativos à contração de Dívida pela Companhia, (ii) contratos com clientes materiais, (iii) qualquer joint venture, aliança estratégica ou contrato de parceria, (iv) qualquer contrato para compra de produtos ou serviços em valor superior a USD 100.000,00 (cem mil dólares), (v) qualquer contrato contendo cláusula de não concorrência, não contratação, exclusividade, disposições de preço mais favorecidas, (vi) qualquer contrato relativo a aquisição ou venda de participações ou outros ativos ou negócios de qualquer Pessoa, (vii) qualquer contrato ou compromisso de despesa de capital que exceda a USD 100.000,00 (cem mil dólares), (viii) qualquer contrato em que a Companhia receba licença em relação a qualquer Propriedade Intelectual, (ix) qualquer contrato envolvendo uma Autoridade Governamental, (x) qualquer contrato que preveja indenização a qualquer administrador, diretor ou empregado da Companhia, e (xi) qualquer convenção condominial (os “Contratos Relevantes”). Os Contratos Relevantes (i) são válidos e estão em pleno vigor, sendo exequíveis em face da Companhia e demais partes contratantes; e (ii) constituem obrigação legal, válida e vinculante das respectivas partes. A Companhia e/ou a Vendedora cumpriram todas as obrigações que devem ser cumpridas nos termos dos Contratos Relevantes e não há violação ou inadimplemento de sua parte em relação a qualquer Contrato Relevante. Ademais, não houve ocorrência de nenhum evento que, mediante notificação ou lapso de tempo, ou ambos, constituiria inadimplemento da Companhia em relação a qualquer um dos Contratos Relevantes. Não existe violação ou inadimplemento por qualquer parte, e nenhuma parte exerceu ou pretende exercer quaisquer direitos de rescisão ou modificações em relação a qualquer Contrato Relevante, tampouco existem ameaças de inadimplemento ou violação de qualquer um desses Contratos Relevantes de qualquer outra parte contratante.

5.2.1.Litigation. Except as provided for in Schedule 5.2.6, there are no Claims in effect or ongoing or, proceedings pending or threatened in law, or in equity, or before any Governmental Authority, affecting any of their respective current or former properties, rights or assets, or against or relating to (i) the Company, (ii) the Business of any of the Company, or (iii) any Person that the Company has agreed to defend or indemnify in respect thereof or by which any of their rights, assets or properties are bound which (a) challenges the validity or enforceability of this Agreement or the Transaction herein contemplated, or (b) are reasonably likely to involve, individually or in aggregate, an award of injunctive relief, potential criminal liability or damages; no such claim if determined adverse to the interests of any of the Company, would: (i) have a Material Adverse Change; (ii) prevent, hinder or delay the consummation of the Transaction contemplated by this Agreement; (iii) hinder the Seller capacity to comply with and perform their obligations arising from this Agreement; or (iv) affect, in any material respect, the Buyer’s ability to own or operate the Business of the Company. The Company is not subject to any Decision or is in breach or violation of any order or judgment. No member of the Company is or is threatened to be made the subject of any Claim or any inquiry or investigation by a Governmental Authority.

5.2.6 Litígios. Exceto conforme previsto no Anexo 5.2.6, não há Reivindicações em vigor ou em andamento, ou processos em trâmite ou iminentes, nos termos da lei ou conforme os princípios de equidade, ou perante qualquer Autoridade Governamental, afetando quaisquer de seus respectivos bens, direitos ou ativos, atuais ou anteriores, ou contra ou relacionados (i) à Companhia e, (ii) aos Negócios da Companhia, ou (iii) qualquer Pessoa que a Companhia concordou em defender ou indenizar a seu respeito ou pelos quais quaisquer de seus direitos, bens ou ativos estejam vinculados que (a) contestem a validade ou exequibilidade deste Contrato ou da Operação aqui contemplada, ou (b) possam razoavelmente envolver, de forma individual ou em conjunto, deferimento de medida cautelar, potencial responsabilização criminal ou indenização; nenhuma ação, conforme disposto acima, se determinada de forma adversa aos interesses da Companhia poderia: (i) causar um Efeito Material Adverso; (ii) impedir, dificultar ou retardar a consumação da Operação contemplada neste Contrato; (iii) prejudicar a capacidade da Vendedora de cumprir suas obrigações decorrentes deste Contrato; ou (iv) afetar, em qualquer aspecto relevante, a capacidade da Compradora de deter ou operar os Negócios da Companhia. A Companhia não está sujeita a qualquer Decisão ou em descumprimento ou violação de qualquer ordem ou julgamento. Nenhum membro da Companhia configura como parte, ou está na iminência de ser uma parte, de qualquer Ação ou qualquer inquérito ou investigação por uma Autoridade Governamental.

5.2.1.Labor Aspects. The Company has at all times complied with all applicable Laws and contractual obligations relating to labor and employment (including wages, hours, benefits, labor conditions and occupational safety and health requirements), and no Losses have been assessed or could be assessed against the Company for its failure to comply with any of the foregoing. Except as already identified in Schedule 5.2.7(a), there are no pending or threatened Claims in connection with any labor matters (whether of individual or collective nature). Except as provided for in Schedule 5.2.7(b), there are no Plans, benefits, incentives or other special conditions (including health insurance, life insurance, private pension plan and financing) for the Employees of the Company, and such Plans, benefits, incentives or other special conditions have not suffered any change since the date of the Financial Statements (as defined below). Schedule 5.2.7(c) identifies all labor organizations and/or work councils that represent Employees with respect to their employment with the Company. There are no, and for there have never been, strikes, individual or collective bargaining (including arbitration proceedings), stoppages, pickets or work slowdowns in course or threatened, against Company. The Company is in compliance with all of their contractual and legal obligations with respect to their service providers, Employees and independent contractors. The Company is not engaged in any unfair or illegal labor practice and no unfair or illegal labor practice complaint, grievance or arbitration proceeding is pending or is threatened against the Company. All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, sick days, termination and severance pay, benefits and other similar accruals (including payroll taxes), as applicable, have either been paid or are accurately reflected in the books and records of the Company. No Plan exists that, as a result of the execution of this Agreement or consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerating the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Plans, or (iii) limiting or restricting the right of the Company to merge, amend or terminate any of the Plans.

5.2.7 Aspectos Trabalhistas. A Companhia sempre cumpriu todas as Leis aplicáveis e obrigações contratuais relacionadas a aspectos trabalhistas e empregatícios (incluindo salários, jornada de trabalho, benefícios, condições de trabalho e requisitos de segurança e saúde ocupacional), e nenhuma Perda foi determinada ou poderia ser determinada em face da Companhia pelo descumprimento dessas leis e obrigações. Exceto conforme já identificado no Anexo 5.2.7(a), não existem Reivindicações em trâmite ou iminentes sobre quaisquer questões trabalhistas (de natureza individual ou coletiva). Exceto conforme previsto no Anexo 5.2.7(b), não existem Planos, benefícios, incentivos ou outras condições especiais (incluindo seguro saúde, seguro de vida, previdência privada e financiamento) para os Empregados da Companhia, e esses Planos, benefícios, incentivos ou outras condições especiais não sofreram qualquer alteração desde a data das Demonstrações Financeiras (conforme definição abaixo). O Anexo 5.2.7(c) identifica todas as organizações trabalhistas e/ou conselhos de trabalho que representam os Empregados em relação ao seu emprego na Companhia. Não há, nem nunca houve, greves, acordos individuais ou coletivos (incluindo procedimentos arbitrais), paralisações, piquetes ou suspensões de trabalho em curso ou iminentes contra a Companhia. A Companhia cumpre todas as suas obrigações contratuais e legais em relação aos seus prestadores de serviços, Empregados e contratados independentes. A Companhia não está envolvida em qualquer prática trabalhista injusta ou ilegal, e não há nenhuma reclamação, reivindicação ou processo de arbitragem em trâmite ou iminente em face da Companhia. Todos os valores devidos ou acumulados referentes a salários, honorários, bônus, comissões, férias remuneradas, licenças médicas, demissões e indenizações por demissões, benefícios e outros valores semelhantes (incluindo impostos sobre folha de pagamento), conforme aplicável, foram pagos ou estão refletidos com precisão nos livros e registros da Companhia. Não existe nenhum Plano que, como resultado da celebração deste Contrato ou da consumação da Transação aqui contemplada (individualmente ou sobre qualquer evento subsequente), possa resultar em (i) indenizações ou qualquer aumento em indenizações após qualquer rescisão do contrato de trabalho após a data deste Contrato, (ii) adiantamento do prazo de pagamento ou aquisição, ou resultar em qualquer pagamento ou financiamento de remuneração ou benefícios, aumento dos montantes a pagar ou resultar em qualquer outra obrigação de acordo com qualquer um dos Planos, ou (iii) limitação ou restrição do direito da Companhia de incorporar, alterar ou rescindir qualquer um dos Planos.

5.2.1.Financial Statements. Schedule 5.2.8 contains an accurate, true, correct, and complete copy of the audited financial statements (including balance sheet, statements of income, statement of changes in shareholders’ equity and statements of cash flows) of the Company for the period starting on January 1st, 2022 and ended December 31, 2022, as well as audited financial statements for year 2022 (together, the “Financial Statements”). The Financial Statements contain full disclosure of explanatory notes and assets and Liabilities of the Company. The Seller declares that there are no assets or Liabilities that are not recognized in the Financial Statements. The Financial Statements have been prepared in accordance with IFRS, consistently applied, and present fairly, in a true and complete manner, the financial condition, operating results, and cash flows of the Company on the dates and for the periods to which they refer, in conformity with best practices and accounting, tax, labor and social security principles generally accepted in Brazil, applied in a consistent manner.

5.2.8 Demonstrações Financeiras. O Anexo 5.2.8 contém uma cópia precisa, verdadeira, correta e completa das demonstrações financeiras auditadas (incluindo balanço patrimonial, demonstração de resultado, demonstração das mutações do patrimônio líquido e demonstração dos fluxos de caixa) da Companhia para o exercício com início em 1º de janeiro de 2022 e encerramento em 31 de dezembro de 2022, bem como da demonstrações financeiras auditadas do ano de 2022 (em conjunto, “Demonstrações Financeiras”). As Demonstrações Financeiras contemplam a divulgação todas as notas explicativas, Passivos e ativos da Companhia. A Vendedora declara que não há quaisquer ativos ou Passivos não registrados nas Demonstrações Financeiras. As Demonstrações Financeiras foram elaboradas de acordo com o IFRS, aplicados de forma consistente, e apresentam de forma justa, verdadeira e completa a condição financeira, os resultados operacionais e os fluxos de caixa da Companhia nas datas e nos períodos a que se referem, em conformidade com as melhores práticas e princípios contábeis, fiscais, trabalhistas e previdenciários geralmente aceitos no Brasil, aplicados de forma consistente.

5.2.1.Tax Aspects. All tax returns of the Company have been timely and duly filed with the competent Governmental Authorities in all jurisdictions in which such filings are required to be filed and such tax returns are true, complete and correct. All Taxes due by the Company have been duly paid (and until the Closing Date shall, within the time prescribed by Law, be paid) on their due dates, or, where payment is not yet due, the Company has made adequate provision for all Taxes in the Financial Statements in accordance with IFRS. The Company is not currently subject to any audit or inspection by any Governmental Authority in respect of Tax matters and no such audit or inspection is threatened. With exception of the fiscal programs indicated in Schedule 5.2.9, the Company has not (i) entered into any agreements with Tax Governmental Authorities for the payment of late Taxes; (ii) received any notice or been a party to any judicial or administrative proceeding for the collection of Taxes; or (iii) benefitted from any Tax amnesty in the last 5 (five) years. There is no outstanding assessment, dispute, proceeding, investigation or claim concerning any Tax liability of the Company claimed, pending or raised by a Tax Governmental Authority in writing, and no such assessment, dispute, proceeding, investigation or claim has been threatened. There are no Encumbrances for Taxes upon any property or assets of the Company. There are no outstanding agreements, waivers or written arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company. All Taxes required to be withheld, accrued, collected or deposited by or with respect to the Company have been timely and accurately withheld, accrued, collected or deposited and, to the extent required, have been paid to the relevant Tax Governmental Authority. The Company and is not subject to taxation in any jurisdiction other than Brazil. The Company does not have any Liability for the Taxes of any other Person under applicable Tax laws, as a transferee or successor, by contract, or otherwise. The Company is not a party to, nor is bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

5.2.9 Aspectos Fiscais. Todas as declarações de imposto da Companhia foram oportuna e devidamente arquivadas junto às Autoridades Governamentais competentes em todas as jurisdições nas quais tais declarações devem ser apresentadas, sendo certo que as declarações de imposto são verdadeiras, completas e corretas. Todos os Impostos devidos pela Companhia foram devidamente pagos (e, até a Data de Fechamento, deverão, dentro do prazo prescrito por Lei, ser pagos) em suas datas de vencimento ou, quando o pagamento ainda não for devido, a Companhia fez provisão adequada para todos Impostos nas Demonstrações Financeiras, de acordo com o IFRS. A Companhia e não está atualmente sujeita a qualquer auditoria ou inspeção por qualquer Autoridade Governamental em relação a questões fiscais, e não há iminência de qualquer auditoria ou inspeção. Com exceção da adesão aos programas indicados no Anexo 5.2.9, a Companhia não (i) celebrou quaisquer contratos ou acordos com Autoridades Governamentais Fiscais para o pagamento de Impostos em atraso; (ii) recebeu qualquer notificação ou foram parte em qualquer processo judicial ou administrativo para recolhimento de Impostos; ou (iii) se beneficiou de qualquer anistia de Imposto nos últimos 5 (cinco) anos. Não há tributação, controvérsia, processo, investigação ou reivindicação em trâmite em relação a qualquer responsabilidade fiscal da Companhia, pendente ou iniciado por uma Autoridade Governamental Fiscal por escrito, e não há iminência de nenhuma tributação, controvérsia, processo, investigação ou reivindicação. Não existem Gravames para Impostos sobre quaisquer bens ou ativos da Companhia. Não há contratos, renúncias, contratos ou acordos por escrito pendentes que prolonguem o prazo legal de prescrição aplicável a qualquer reivindicação ou o período para recolhimento ou tributação de Impostos devidos ou relativos à Companhia. Todos os Impostos que precisavam ser retidos, provisionados, recolhidos ou depositados por ou em relação à Companhia foram oportuna e precisamente retidos, provisionados, recolhidos ou depositados e, na medida em que necessário, foram pagos à Autoridade Governamental Fiscal competente. A Companhia não está sujeita a tributações em outras jurisdições além do Brasil. A Companhia não detém qualquer Passivo pelos Impostos de qualquer outra Pessoa, nos termos das leis fiscais aplicáveis, como cessionárias ou sucessoras, por contrato ou de outra forma. A Companhia não é parte nem está vinculada ou têm qualquer obrigação de acordo com qualquer alocação de impostos, convênio de rateio de custos ou contrato ou acordo semelhante, ou qualquer acordo que a obrigue a fazer qualquer pagamento calculado por referência aos Impostos, lucro tributável ou perdas de qualquer outra Pessoa.

5.2.1.Assets. The Schedule 5.2.10 contains a complete and detailed list of all relevant assets of the Company, including their respective acquisition dates and respective market values. The Company has good, valid and marketable title to or, in the case of leased assets, a valid leasehold interest in, all assets, rights and properties necessary or used for the conduct of their activities in the Ordinary Course. The assets, rights and properties of the Company have been lawfully and validly acquired, are in perfect order and working normally, except for wear and tear caused by their regular use, are properly registered in the relevant registries, whenever required by Law, and are free and clear of any Encumbrances. At the Closing Date, the Company will have good and valid title of the assets sufficient to conduct its Business as conducted by the Company as of the date of this Agreement, on the same terms as all of the foregoing assets were owned or used by them to operate its business in the Ordinary Course prior to the date hereof.

5.2.10 Ativos. O Anexo 5.2.10 contém uma lista completa e detalhada de todos os ativos relevantes da Companhia, incluindo suas respectivas datas de aquisição e seus respectivos valores de mercado. A Companhia é titular legítima, beneficiária e registrada ou, no caso de bens arrendados, detém direito de arrendamento válido sobre todos os bens, direitos e ativos necessários ou utilizados para o exercício das suas atividades no Curso Normal dos Negócios. Os bens, direitos e ativos da Companhia foram legal e validamente adquiridos, encontram-se em perfeitas condições e funcionam normalmente, exceto desgaste natural causado pelo seu uso regular, encontram-se devidamente inscritos nos registos competentes, sempre que exigido por Lei, e estão livres e desembaraçados de quaisquer Gravames. Na Data de Fechamento, a Companhia terá a boa e válida titularidade dos ativos, de forma suficiente para conduzir seus Negócios, assim como são conduzidos pela Companhia na data deste Contrato, nos mesmos termos em que todos os ativos anteriores eram de propriedade ou utilizados por elas para operar seus negócios no Curso Normal dos Negócios antes da presente data.

5.2.1.Intellectual Property. The Schedule 5.2.11 contains a complete and detailed list of all Intellectual Property of the Company. The Company owns all right, title and interest free and clear of any Encumbrances or holds a valid license or other permission to all of the Intellectual Property of the Company. The commercial operations of the Company do not violate or infringe upon Intellectual Property rights of any other Person. The Company has never received from any Person (or earlier, for matters that are still unresolved) any written allegation that any of the Intellectual Property is infringing, misappropriating, diluting (with respect to trademarks), violating or making unauthorized use of any intellectual property of any third party. No third party is infringing, misappropriating, diluting (with respect to trademarks), violating or making unauthorized use of any Intellectual Property. There is no Claim pending before any court or tribunal relating to Intellectual Property.

5.2.11 Propriedade Intelectual. O Anexo 5.2.11 contempla uma lista completa e detalhada de todas as Propriedades Intelectuais da Companhia. A Companhia é detentora de todos os direitos e títulos sobre as Propriedades Intelectuais, livres de quaisquer Gravames, ou detém licença válida ou outra forma de permissão sobre todas as Propriedades Intelectuais da Companhia. As operações comerciais da Companhia não violam ou infringem os direitos de Propriedade Intelectual de qualquer outra Pessoa. A Companhia nunca recebeu de qualquer Pessoa (ou antes, no caso de assuntos que ainda não foram resolvidos) qualquer alegação por escrito de que qualquer Propriedade Intelectual está infringindo, apropriando-se indevidamente, diluindo (com relação a marcas registradas), violando ou usando sem autorização qualquer propriedade intelectual de terceiros. Nenhum terceiro está infringindo, apropriando-se indevidamente, diluindo (com relação a marcas registradas), violando ou usando sem autorização qualquer Propriedade Intelectual. Não há Reivindicação em aberto perante qualquer tribunal relativo a Propriedade Intelectual.

5.2.1.Real Estate Property.	5.2.12Imóveis.

i.Leased Property. Schedule 5.2.11 contains a complete list of the real estate property leased by the Company (“Real Estate”). The Company has good, quiet, incontestable and valid title of the Real Estate, which is free and clear of any Encumbrances. There is no Claim or notice from any third party, including from Governmental Authorities, of any nature, involving the Real Estate. The Real Estate is the only property used or occupied by the Company in connection with the operation of their Business.

i.Imóveis Locados. O Anexo 5.2.12 contempla o uma lista completa do imóvel locado pela Companhia (“Imóvel”). A Companhia detém boa, pacífica e incontestável e válida posse do Imóvel, o qual está livre e desembaraçado de quaisquer Gravames. Não há Reivindicação ou notificação de terceiros, inclusive de Autoridades Governamentais, de qualquer natureza, envolvendo o Imóvel. O Imóvel é o único utilizado ou ocupado pela Companhia em relação à operação de seus Negócios.

i. Owned Real Estate Property. The Company is not owner of any real estate.	i.Imóveis Próprios. A Companhia não é proprietária de nenhum imóvel.

5.2.1.Licenses and Permits. The Company holds all Authorizations necessary to own, operate their Business and to perform their activities, which have not been challenged by any third party. The Company is in compliance with all Laws relating to their Business and activities.

5.2.13 Licenças e Alvarás. A Companhia tem todas as Autorizações necessárias para deter, operar seus Negócios e exercer suas atividades, as quais não foram contestadas por terceiros. A Companhia está em conformidade com todas as Leis relativas aos seus Negócios e atividades.

5.2.1.Compliance with Environmental Laws. There are no ongoing Claims, including, without limitation, investigations by Governmental Authorities, against the Company relating to Environmental Laws, including, without limitation, the regulation related to the use, storage, release and disposal of hazardous material. Except to the Company’s operating permit and firefighting certificate (both in an ongoing process of renewal), the Company is in compliance with all the Environmental Laws.

5.2.14 Cumprimento das Leis Ambientais. Não existem Reivindicações em andamento, incluindo, sem limitação, investigações por Autoridades Governamentais, contra a Companhia relacionadas a Leis Ambientais, incluindo, sem limitação, em relação à regulamentação do uso, armazenamento, liberação e descarte de materiais perigosos. Com exceção da licença de funcionamento da Companhia e do alvará do corpo de bombeiros (ambos em processo de renovação), a Companhia está em conformidade com todas as Leis Ambientais.

5.2.1.Conduct of Business; Absence of Certain Changes. Except as contemplated or permitted by this Agreement or as required by applicable Law, the Company and its Businesses: (i) have been conducted in their Ordinary Course consistent with past practice and in conformity with their Organizational Documents, in compliance with the Law, and without any material change, (ii) have taken no action that is prohibited by Law, and (iii) have undergone no change, condition, circumstance, development or event that would constitute a Material Adverse Change.

5.2.15 Condução dos Negócios; Ausência de Determinadas Alterações. Exceto conforme contemplado ou permitido por este Contrato, ou conforme exigido pela Lei aplicável, a Companhia e seus Negócios: (i) são conduzidos no Curso Normal dos Negócios, de forma consistente com práticas passadas e em conformidade com seus Atos Constitutivos e com a Lei, e sem qualquer alteração relevante, (ii) não tomaram qualquer medida proibida por Lei, e (iii) não sofreram nenhuma alteração, condição, circunstância, desenvolvimento ou evento que constitua um Efeito Material Adverso.

5.2.1.Brokers. No broker, finder, sales agent, or investment banker, or any Person is or will be entitled to any fee or commission, or has been engaged, in connection with the Transaction contemplated herein based upon arrangements made by or on behalf of the Company.

5.2.16 Corretores. Nenhum corretor, intermediário, agente de vendas ou banco de investimento, ou qualquer Pessoa tem ou terá direito a qualquer taxa ou comissão, ou foi contratado, em relação à Operação aqui contemplada com base em acordos fechados pela ou em nome da Companhia.

5.2.1.Compliance with Anti-Corruption Laws. The Company is in compliance with all applicable Anti-Corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. The Company has not received any written communication from a Governmental Authority regarding the violation or possible violation by them or any of their Representatives of any applicable Anti-corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. None of the Company, its attorneys-in-fact, or any of its Representatives (in their capacity as such) has: (a) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any government official or to any other Person under circumstances where the Company or any of its Representatives knew or had reason to know or believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any government official for the purpose of (i) influencing any act or decision of such government official in his official capacity; (ii) inducing such government official to perform or omit to perform any activity related to his legal duties; (iii) securing any improper advantage; or (iv) inducing such government official to influence or affect any act or decision of any Governmental Authority, in each case for the purpose of assisting the Company or any of its Representatives in obtaining or retaining business for or with, or in directing business to, the Company or any other Person; or (b) made any bribe, rebate, payoff, influence payment, “kickback”, or other such payment to any government official or to any other Person or entity for the purpose of gaining an improper business advantage.

5.2.17 Conformidade com as Leis Anticorrupção. A Companhia está em conformidade com todas as Leis Anticorrupção aplicáveis ou qualquer outra lei, norma ou regulamento aplicável de prevenção à lavagem de dinheiro ou combate ao financiamento do terrorismo. A Companhia não recebeu qualquer comunicação escrita de uma Autoridade Governamental acerca da violação ou possível violação, por si ou por qualquer um de seus Representantes, de quaisquer Leis Anticorrupção aplicáveis ou qualquer outra lei, norma ou regulamento aplicável de prevenção à lavagem de dinheiro ou combate ao financiamento do terrorismo. A Companhia, seus procuradores e Representantes (em suas capacidades), não: (a) ofereceram, pagaram, prometeram pagar ou autorizaram o pagamento de qualquer quantia em dinheiro, ou ofereceram, entregaram, prometeram entregar ou autorizaram a entrega de qualquer bem de valor a qualquer funcionário do governo ou a qualquer outra Pessoa, em circunstâncias em que a Companhia ou qualquer um de seus Representantes sabiam ou tinham motivos para saber ou acreditar que toda ou parte dessa quantia em dinheiro ou bem de valor seria oferecido, entregue ou prometido, direta ou indiretamente, a qualquer funcionário público com o objetivo de (i) influenciar qualquer ato ou decisão de tal funcionário público em sua capacidade oficial; (ii) induziram o funcionário público a praticar ou deixar de praticar qualquer atividade relacionada às suas funções legais; (iii) garantiram qualquer vantagem inadequada; ou (iv) induziram funcionário público a influenciar ou afetar qualquer ato ou decisão de qualquer Autoridade Governamental, em cada caso, a fim de ajudar a Companhia ou quaisquer de seus Representantes a obter ou manter negócios para ou com, ou direcionar negócios para, a Companhia ou qualquer outra Pessoa; ou (b) ofereceram qualquer suborno, desconto, pagamento, vantagem indevida ou outro pagamento dessa natureza a qualquer funcionário público ou a qualquer outra Pessoa ou entidade com o objetivo de obter uma vantagem comercial imprópria.

5.2.1.Transactions with Related Parties ; Payment to Shareholders and Administrators. The Company is not party to any transaction with any Related Party, including the Seller and/or Intervening Parties. After Closing, there will be no transactions with Related Parties, no payment of salaries to the shareholders, nor advances to directors/officers.

5.2.18 Operações com Partes Relacionadas; Pagamento a Sócios e Administradores. A Companhia não é parte de nenhuma operação com qualquer Parte Relacionada, incluindo a Vendedora e/ou Intervenientes Anuentes. Após o Fechamento, não haverá transações com Partes Relacionadas, tampouco pagamento de salários a sócios ou antecipações a diretores/administradores.

5.2.1.Powers of Attorney. Except for those listed in Schedule 5.2.19, there is no power of attorney executed in the name of the Company.	5.2.19 Procurações. Exceto conforme listado no Anexo 5.2.19, não há procuração assinada em nome da Companhia.

5.2.1.Guarantees. The Company is not a guarantor (including, without limitation, through an aval or fiança) or possesses any other form of Liability or obligation (including Debt) on behalf of any other Person.

5.2.20 Garantias. A Companhia não é garantidora (incluindo, sem limitação, por meio de aval ou fiança) nem possui qualquer outra forma de Passivo ou obrigação (incluindo Dívida) em nome de qualquer outra Pessoa.

5.2.1.Insolvency. No order has been issued nor any petition applying for liquidation, bankruptcy or reorganization of the Company. No action has been taken to appoint a court administrator or trustee for any part of the assets of the Company. The Company has not made or proposed any arrangement or other form of general agreement or solicitation with their creditors or any class of creditors.

5.2.21 Insolvência. Não foi emitida nenhuma decisão nem qualquer pedido de liquidação, falência ou recuperação da Companhia. Nenhuma ação foi tomada para nomear um administrador judicial ou depositário para qualquer parte dos ativos da Companhia. A Companhia e não fez nem propôs qualquer acordo ou outra forma de acordo geral ou solicitação com seus credores ou qualquer classe de credores.

5.2.1.Insurance. The insurance policies contracted by the Company, as described in Schedule 5.2.22, are in full force and effect, and all the corresponding premiums or installments thereof, maturing up to the date hereof have been duly paid. The insurance policies in force shall be valid and effect for, at least, three (03) months after the Closing Date.

5.2.22 Seguro. As apólices de seguro contratadas pela Companhia, conforme descrito no Anexo 5.2.22, encontram-se em pleno vigor e efeito, e todos os prêmios ou parcelas destes, com vencimento até a presente data, foram pagos. As apólices de seguro em vigor permanecerão válidas e vigentes por, pelo menos, 03 (três) meses após a Data de Fechamento.

5.2.1.CADE. There is no pending Claim involving antitrust matters in name of the Company, including, but not limited to, inspections, proceeding, obligations, liabilities and investigation before CADE. The Company have not practiced any anti-competitive behavior that could be challenged by any Person or object of any Claim and have not incurred in any conduct that could be considered as a cartel by antitrust authorities.

5.2.23 CADE. Não há nenhuma Reivindicação em trâmite envolvendo questões antitruste em nome da Companhia e, incluindo, mas sem limitação, inspeções, processos, obrigações, responsabilidades e investigação perante o CADE. A Companhia não praticou qualquer conduta anticompetitiva que possa ser questionada por qualquer Pessoa ou objeto de qualquer Reivindicação ou incorreu em qualquer conduta que possa ser considerada como cartel pelas autoridades antitruste.

5.2.1.Letters of Credit. Schedule 5.2.24(a) sets forth all of the letters of credit and airline bonds of the Company (the “Letters of Credit”). Schedule 5.2.24(b) sets forth the certificates of deposit of the Company that secure the Letters of Credit (the “Certificates of Deposit”). Each of the Letters of Credit and Certificates of Deposit are valid and in full force and effect. The aggregate principal amount of the Certificates of Deposit exceeds the amount of the Letters of Credit, and such Certificates of Deposit fully secure the Letters of Credit and have a maturity which is less than twelve (12) months after the Closing Date. The Letters of Credit have not been drawn upon.

5.2.24 Cartas de Crédito. O Anexo 5.2.24(a) contempla as cartas de crédito e títulos de companhias aéreas da Companhia (“Cartas de Crédito”). O Anexo 5.2.24(b) contempla os certificados de depósito da Companhia que garantem as Cartas de Crédito (“Certificados de Depósito”). Cada Carta de Crédito e Certificado de Depósito é válido e está em pleno vigor e efeito. O valor principal agregado dos Certificados de Depósito excede ao montante das Cartas de Crédito e os Certificados de Depósito garantem integralmente as Cartas de Crédito e tem data de vencimento inferior a 12 (doze) meses após a Data de Fechamento. As Cartas de Crédito não foram sacadas.

5.2.1.Customers and Suppliers. Schedule 5.2.25(a) lists the 20 largest customers (including travel brokers) of the Company for the twelve (12)-month period ended December 31, 2022 (the “Material Customers”) and sets forth opposite each such Material Customer the approximate dollar amount paid by such Material Customer for such period. Schedule 5.2.25(b) lists the 20 largest suppliers of the Company for the twelve (12)-month period ended December 31, 2022 (the “Material Suppliers”) and set forth opposite each such Material Supplier the approximate dollar amount paid to such Material Supplier for such period. No Material Customer or Material Supplier has terminated its relationship with the Company or given written notice to the effect (or threatened in writing) that such Material Customer or Material Supplier will (i) terminate its relationship with the Company, (ii) material decrease their business relationship with the Company, or (iii) materially modify the terms of its relationship with the Company. The Company has not been involved in any Claim with respect to any Material Customer or Supplier. There is no other Material Contract entered by the Company besides the Material Contracts above mentioned.

5.2.25 Clientes e Fornecedores. O Anexo 5.2.25(a) lista os 20 maiores clientes (incluindo agentes de viagem) da Companhia dos últimos 12 (doze) meses após 31 de dezembro de 2022 (“Clientes Materiais”) e estabelece em frente a cada Cliente Material o valor em dólar aproximado pago por tal Cliente Material em tal período. O Anexo 5.2.25(b) lista os 20 maiores fornecedores da Companhia dos últimos 12 (doze) meses após 31 de dezembro de 2022 (“Fornecedores Materiais”) e estabelece em frente a cada Fornecedor Material o valor em dólar aproximado pago a tal Fornecedor Material em tal período. Nenhum Cliente Material ou Fornecedor Material terminou sua relação com a Companhia ou notificou (ou tentou notificar) sobre (i) o término de sua relação com a Companhia, (ii) redução material de seus negócios com a Companhia, ou (iii) alteração material nos termos de sua relação com a Companhia. A Companhia não está envolvida em nenhuma Reinvindicação com relação a qualquer Cliente Material ou Fornecedor Material. Além dos Contratos Materiais acima referidos, não há nenhum outro Contato Material celebrado pela Companhia ou do qual ela seja parte.

5.2.1.Working Capital. The Seller represents and warranties that the Company has sufficient working capital and that Buyer shall not be required to make capital injections within the period of three (03) years counted as from the Closing Date, with exception of the following cases: (i) force majeure event, and act of God; (ii) political/geopolitical/climate/sanitary events that materially impact the tourism market in Brazil; (iii) bankruptcy of major Orinter suppliers, such as Avianca, BRA, Itapemirim, Expedia, among others; (iv) material exchange rate fluctuations such as a sharp and unexpected decline in GDP; (v) discontinuity of sales platforms currently adopted by the Company; (vi) unreasonable and detrimental interference of the Buyer in the management of the pricing policy, and financial management (relevant changes to the processes adopted nowadays - deadlines, advances, etc.); (vii) banks stopping providing credit facilities; (viii) the increase of volume sales by over 35% (thirty five percent) and funding new Capex beyond the ones that the Company was customarily doing to the Closing Date; (ix) the changes in sales policy (terms, conditions, prices); (x) material adverse modifications to the pricing, margin and markup policy; (xi) distribution of profits and dividends beyond what the Company is legally entitled to do; (xii) changes in tax, labor, or consumption legislation; and (xiii) fiscal notifications for adverse practices after the Closing Date.

5.2.2.Representations Complete. None of the representations or warranties made by the Seller pursuant to this Agreement, when all such representations and warranties are read together in their entirety, contains or will contain on the Closing Date any untrue statement of material fact, or omits or will omit on the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

5.2.26 Capital de Giro. A Vendedora declara e garante que a Companhia possui Capital de Giro suficiente e que a Compradora não necessitará de aporte de recursos pelo prazo de 03 (três) anos contados da Data de Fechamento, salvo nas seguintes hipóteses: (i) eventos de força maior e casos fortuitos; (ii) eventos políticos/geopolíticos/climáticos/sanitários que impactem substancialmente o mercado de turismo no Brasil; (iii) falência dos maiores fornecedores, como por exemplo: Avianca, BRA, Itapemirim, Expedia, entre outros; (iv) substanciais variações de câmbio, ou queda acentuada e inesperada do PIB; (v) descontinuidade das plataformas de vendas adotadas atualmente pela Companhia; (vi) interferências desarrazoadas e prejudiciais, por parte da Compradora, na gestão da política de preços ou gestão financeira (relevantes alterações nos processos adotados atualmente – prazos, antecipações, etc.); (vii) cessação de fornecimento de linhas credito por bancos; (viii) aumento do volume de vendas acima de 35% (trinta e cinco por cento), e realização de novos Capex além daqueles já vinham sendo realizados pela Companhia até a Data de Fechamento; (ix) modificações na política de vendas (prazos, condições, preços); (x) relevantes modificações na política de precificações , margens e markup; (xi) distribuição de lucros e dividendos além do que é legalmente permitido à Companhia fazê-lo; (xii) modificações na legislação tributária, trabalhista ou de consumo; e (xiv) notificações fiscais por práticas inadequadas após a Data de Fechamento.

5.2.27 Declarações Completas. Nenhuma declaração ou garantia feita pela Vendedora nos termos deste Contrato, quando lidas em conjunto em sua totalidade, contempla ou contemplarão na Data de Fechamento qualquer declaração falsa de fato material, ou omite ou omitirá na Data de Fechamento qualquer fato material necessário para tal declaração aqui contida, à luz das circunstâncias em que foram prestadas, não enganosas.

5.1.Representations and Warranties of the Buyer and Holdings. Each of the Buyer and Holdings hereby represents and warrants the following to the Seller on the Closing Date:	5.3 Declarações e Garantias da Compradora e da Holdings. A Compradora declara e garante à Vendedora, na Data de Fechamento:

5.3.1.Organization, Powers and Authority. Each of the Buyer and Holdings is duly organized and exist validly according to the Laws of its jurisdiction of incorporation, and is in good standing pursuant to the applicable Laws, with the requisite corporate power and authority to own, lease and operate the properties, rights and assets and to carry out their business as now conducted. Each of the Buyer and Holdings has the requisite power and authority to conduct their businesses, is qualified to do business and is in good standing. Each of the Buyer and Holdings holds all requisite power and authority necessary to, and has taken all necessary action to, enter into this Agreement, comply with its obligations, and consummate the transactions contemplated hereby or thereby, except where the failure to have such authorizations would not reasonably be expected to have a material adverse effect on the its ability to timely consummate the Transaction contemplated by this Agreement. The execution and performance of this Agreement is not subject to any prior authorization, approval and/or consents of any nature (i) resulting from any clause or provision of any agreement or contract to which the any of the Buyer or Holdings is a party, that have not been obtained through this date, or (ii) by virtue of Law, proceeding or court order, or for any other reason, that have not been obtained through this date, and (b) in the case of any of the foregoing, where failure to make or obtain any such authorization, approval or consent would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on any of the Buyer or Holding’s ability to timely consummate the transactions contemplated by this Agreement.

5.3.1 Organização, Poderes e Autoridade. A Compradora e a Holdings são constituídas e validamente existentes de acordo com as Leis de sua constituição, e estão em situação regular de acordo com as Leis aplicáveis, com o poder e autoridade corporativa necessários para possuir, arrendar e operar os bens, direitos e ativos e para realizar seus negócios como agora conduzidos. A Compradora e a Holdings têm poder e autoridade necessários para conduzir seus negócios, estão qualificadas para realizar negócios e estão em situação regular. A Compradora e a Holdings detêm poder e autoridade necessários e tomaram todas as medidas necessárias para celebrar este Contrato, cumprir suas obrigações e consumar as operações ora contempladas, exceto caso a inexistência de tais autorizações não fossem razoavelmente esperados para causar um efeito material adverso sobre a sua capacidade de oportunamente consumar a Operação contemplada por este Contrato. A celebração e o cumprimento deste Contrato não estão sujeitos a qualquer autorização, aprovação e/ou consentimento prévio de qualquer natureza (i) em virtude de qualquer cláusula ou disposição de qualquer contrato ou acordo do qual a Compradora ou a Holdings seja parte que não tenha sido obtida nesta data, ou (ii) em virtude de Lei, processo ou ordem judicial, ou por qualquer outro motivo, que não tenha sido obtido até esta data, e (b) no caso de qualquer dos eventos anteriores, quando a não obtenção de tal autorização, aprovação ou consentimento, não seria, individualmente ou em conjunto, razoavelmente esperada que tivesse um efeito material adverso sobre a capacidade da Compradora ou da Holdings de consumar, em tempo hábil, as operações contempladas por este Contrato.

5.3.1.Binding and Valid Obligation. This Agreement constitutes valid and binding obligations of each of the Buyer and Holdings, enforceable against it in accordance with its terms and conditions.	5.3.2 Obrigação Válida e Vinculante. Este Contrato constitui obrigações válidas e vinculantes da Compradora e da Holding, exequíveis contra elas, de acordo com seus termos e condições.

5.3.1.No Conflict; No Violation; No Consent. The execution and performance of this Agreement shall not violate any provision of Law, Organizational Documents of the Buyer or Holdings, or any contracts or agreements to which the Buyer or Holdings is a party, nor shall they result (i) in the early termination or acceleration of any obligation contained in, or in the termination of any of such contracts or agreements, or (ii) in the creation of any Encumbrance of any nature over each of the Buyer or Holding’s assets or properties, except in the case of each of the foregoing, where any such result would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer or Holding’s ability to timely consummate the transactions contemplated by this Agreement. Except for the submission of the Transaction to CADE, no other filing or registration with, notification to, confirmation of, or authorization, consent or approval of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Buyer or Holdings.

5.3.3 Inexistência de Conflito; Inexistência de Violação; Inexistência de Consentimento. A celebração e o cumprimento deste Contrato não violarão nenhuma disposição da Lei, dos Atos Constitutivos da Compradora ou da Holdings ou quaisquer contratos ou acordos dos quais a Compradora ou a Holdings seja parte, tampouco resultarão (i) na rescisão antecipada ou no adiantamento de qualquer obrigação contida em, ou na rescisão de quaisquer, contratos ou acordos, ou (ii) na criação de qualquer Gravame de qualquer natureza sobre cada um dos ativos ou bens da Compradora ou da Holdings, exceto, quanto aos eventos anteriores, quando não seria razoável esperar que tal resultado, individualmente ou em conjunto, tivesse um efeito material adverso sobre a capacidade da Compradora ou da Holdings de consumar, em tempo hábil, as operações contempladas neste Contrato. Com exceção da necessidade de submissão da Operação ao CADE, nenhuma outra apresentação ou registro, notificação, confirmação, autorização, consentimento ou aprovação de qualquer Autoridade Governamental ou qualquer outra Pessoa é exigida em relação à celebração, entrega e cumprimento deste Contrato pela Compradora da Holdings.

5.3.1.Claims. There is no Claim, whether ongoing or, to the Buyer’s knowledge, threatened, against the Buyer or Holdings or that may affect them before any Governmental Authority that, if decided unfavorably, shall prevent, hinder or delay the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer or Holding’s ability to timely consummate the transactions contemplated by this Agreement.

5.3.4 Reivindicações. Não há nenhuma Reivindicação, em trâmite ou, no conhecimento da Compradora, iminente, em face da Compradora ou da Holdings ou que possa afetá-la perante qualquer Autoridade Governamental que, se resultar em decisão desfavorável, impedirá ou postergará a consumação das operações contempladas por este Contrato, exceto se, individualmente ou em conjunto, não cause efeito material adverso sobre a capacidade da Compradora ou da Holdings de consumar oportunamente as operações contempladas por este Contrato.

5.3.1.Sufficiency of Funds. Buyer shall have sufficient cash on hand or other sources of immediately available funds to enable it to make payments and consummate the Transaction set forth in this Agreement.

5.3.5 Suficiência de Fundos. A Compradora deverá ter dinheiro suficiente em mãos ou outras fontes de fundos imediatamente disponíveis para possibilitar os pagamentos e a consumação da Operação estabelecida neste Contrato.

5.3.1.Solvency. Neither Buyer nor Holdings is in a state of insolvency or under threat of being in such a state. No order has been issued nor any petition applying for liquidation, bankruptcy or reorganization of the Buyer or Holdings. No action has been taken to appoint a court administrator or trustee for any part of the assets of the Buyer or Holdings. Neither the Buyer nor Holdings has made or proposed any arrangement or other form of general agreement or solicitation with their creditors or any class of creditors.

5.3.6 Solvência. Nem a Compradora, nem a Holdings estão insolventes, e não há iminência de estarem insolventes. Não foi emitida nenhuma decisão nem qualquer pedido de liquidação, falência ou recuperação da Compradora ou da Holdings. Nenhuma providência foi tomada para nomear um administrador judicial ou depositário para qualquer parte dos ativos da Compradora ou da Holdings. Nem a Compradora, nem a Holdings fizeram ou propuseram qualquer acordo ou outra forma de acordo geral ou solicitação com seus credores ou qualquer classe de credores.

5.3.1.Compliance with Anti-Corruption Laws. Each of the Buyer and Holdings is, and at all times has been, in compliance with all applicable Anti-Corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. Neither Buyer nor Holdings has received written communication from a Governmental Authority regarding the violation or possible violation by the Buyer or Holdings or any of their respective Representatives of any applicable Anti-Corruption Laws or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation. Each of Buyer and Holdings, and their respective attorneys-in-fact and Representatives (in their capacity as such), has not: (a) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any government official or to any other Person under circumstances where the Buyer or Holdings, or any of their respective Representatives, knew or had reason to know or believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any government official for the purpose of (i) influencing any act or decision of such government official in his official capacity; (ii) inducing such government official to perform or omit to perform any activity related to his legal duties; (iii) securing any improper advantage; or (iv) inducing such government official to influence or affect any act or decision of any Governmental Authority, in each case for the purpose of assisting Buyer or Holdings, or any of their respective Representatives, in obtaining or retaining business for or with, or in directing business to the Buyer, Holdings or any other Person; or (b) made any bribe, rebate, payoff, influence payment, “kickback”, or other such payment to any government official or to any other Person or entity for the purpose of gaining an improper business advantage.

5.3.7 Conformidade com as Leis Anticorrupção. A Compradora e a Holdings estão, e sempre estiveram, em conformidade com todas as Leis Anticorrupção aplicáveis ou qualquer outra lei, norma ou regulamento aplicável de prevenção à lavagem de dinheiro ou combate ao financiamento do terrorismo. A Compradora e a Holdings não receberam qualquer comunicação escrita de uma Autoridade Governamental acerca da violação ou possível violação, por si ou por qualquer um de seus Representantes, de quaisquer Leis Anticorrupção aplicáveis ou qualquer outra lei, norma ou regulamento aplicável de prevenção à lavagem de dinheiro ou combate ao financiamento do terrorismo. A Compradora e a Holdings, seus respectivos procuradores e Representantes (em suas capacidades), não: (a) ofereceram, pagaram, prometeram pagar ou autorizaram o pagamento de qualquer quantia em dinheiro, ou ofereceram, entregaram, prometeram entregar ou autorizaram a entrega de qualquer bem de valor a qualquer funcionário do governo ou a qualquer outra Pessoa, em circunstâncias em que a Compradora ou a Holdings ou qualquer um de seus Representantes sabiam ou tinham motivos para saber ou acreditar que toda ou parte dessa quantia em dinheiro ou bem de valor seria oferecido, entregue ou prometido, direta ou indiretamente, a qualquer funcionário público com o objetivo de (i) influenciar qualquer ato ou decisão de tal funcionário público em sua capacidade oficial; (ii) induziram o funcionário público a praticar ou deixar de praticar qualquer atividade relacionada às suas funções legais; (iii) garantiram qualquer vantagem inadequada; ou (iv) induziram funcionário público a influenciar ou afetar qualquer ato ou decisão de qualquer Autoridade Governamental, em cada caso, a fim de ajudar a Compradora ou a Holdings, ou quaisquer de seus Representantes a obter ou manter negócios para ou com, ou direcionar negócios para, a Compradora, a Holdings, ou qualquer outra Pessoa; ou (b) ofereceram qualquer suborno, desconto, pagamento, vantagem indevida ou outro pagamento dessa natureza a qualquer funcionário público ou a qualquer outra Pessoa ou entidade com o objetivo de obter uma vantagem comercial imprópria.

5.1.No Other Representations and Warranties. Except for the representations and warranties contained in the Section 5.3, neither the Buyer nor Holdings makes any express or implied representation or warranty nor hereby disclaim any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the Transaction contemplated herein.

5.4 Inexistência de Outras Declarações e Garantias. Exceto as declarações e garantias contidas na Cláusula 5.3, a Compradora e a Holdings não prestaram nenhuma declaração ou garantia expressa ou implícita, tampouco renuncia a qualquer declaração ou garantia com relação à celebração e entrega deste Contrato e à consumação da Operação aqui contemplada.

- ADDITIONAL COVENANTS	ARTIGO 6 – OUTRAS AVENÇAS

5.1.Confidentiality. The Parties shall maintain and use their best efforts to ensure that their Representatives keep confidential documents and information of a confidential nature relating to business strategies, operations, finances and other matters involving the Company and each of the Parties, except for information that needs to be prepared and disclosed in accordance with the applicable Law, as well as the terms and conditions set forth in this Agreement. The Parties undertake to maintain the utmost secrecy with respect to Confidential Information, refraining from copying, reproducing, selling, assigning, licensing, marketing, transferring or otherwise alienating, disclosing or disposing of such Information to third parties, nor to use them for any other purpose not pertaining to the object of this Agreement.

6.1Confidencialidade. As Partes manterão e envidarão seus melhores esforços para garantir que seus Representantes mantenham a confidencialidade de documentos e informações de natureza confidencial relacionados a estratégias de negócios, operações, finanças e outros assuntos envolvendo a Companhia e cada uma das Partes, exceto informações que precisam ser elaboradas e divulgadas de acordo com a Lei aplicável, bem como os termos e condições estabelecidos neste Contrato. As Partes comprometem-se a manter o máximo sigilo em relação às Informações Confidenciais, abstendo-se de copiar, reproduzir, vender, ceder, licenciar, comercializar, transferir ou de outra forma alienar ou divulgar essas Informações a terceiros, bem como de utilizá-las para qualquer outra finalidade não pertencente ao objeto deste Contrato.

5.1.1.Confidential Information. All information and confidential documents pertaining to the operations, activities, strategies, products, services and technologies of the Company and the Parties will be considered confidential, as well as any and all information, oral or written, of a technical, operational, commercial or legal nature, including know-how, drawings, specifications, databases, diagrams, formulas, models, samples, flowcharts, sketches, photographs, projects, plants, inventions, industrial secrets, computer programs, web pages, business plans, business strategies, concepts of products and services, techniques, documents and contracts of any kind, studies, opinions, diverse researches, in short, any and all information relating to or belonging to the Company or the Parties (“Confidential Information”).

6.1.1 Informações Confidenciais. Serão considerados confidenciais todos os documentos e informações confidenciais relativos às operações, atividades, estratégias, produtos, serviços e tecnologias da Companhia e das Partes, bem como toda e qualquer informação, verbal ou escrita, de caráter técnico, operacional, comercial ou jurídico, incluindo know-how, desenhos, especificações, bancos de dados, diagramas, fórmulas, modelos, amostras, fluxogramas, croquis, fotografias, projetos, plantas, invenções, segredos industriais, programas de computador, páginas da internet, planos de negócios, estratégias empresariais, conceitos de produtos e serviços, técnicas, documentos e contratos de qualquer natureza, estudos, opiniões, pesquisas diversas, enfim, toda e qualquer informação relativa ou pertencente à Companhia ou às Partes (“Informações Confidenciais”).

5.1.1.Exceptions. The confidentiality obligation set forth herein does not apply to information made available by either Party that: (i) was already known to the receiving Party, at the time of its disclosure; (ii) were already (at the time of its disclosure) known to the public domain, without any breach of confidentiality obligation by the receiving Party; (iii) has been obtained from another source (other than the disclosing Party), in which case the receiving Party or its Affiliates are not aware of any breach of any confidentiality obligation by such source; (iv) has been independently developed or obtained by the receiving Party without any breach of this Agreement, except where such information has been developed on the basis of a Confidential Information; (v) must be disclosed pursuant to law or regulation, including for the avoidance of doubt regulations of the Nasdaq stock exchange, or even pursuant to a judicial or administrative order with jurisdiction over the receiving Party or its Representatives, for the purpose of disclosing a material fact; and (vi) are disclosed by the Parties in their management and/or administration reports.

6.1.2 Exceções. A obrigação de confidencialidade aqui estabelecida não se aplica às informações disponibilizadas por qualquer uma das Partes que: (b) sejam conhecidas pela Parte recebedora no momento da divulgação; (ii) já eram (no momento de sua divulgação) de domínio público, sem qualquer violação da obrigação de confidencialidade pela Parte receptora; (iii) foram obtidas de outra fonte (que não a Parte divulgadora), em cujo caso a Parte receptora ou suas Coligadas não estavam cientes de qualquer violação de qualquer obrigação de confidencialidade por tal fonte; (iv) foram desenvolvidas ou obtidas de forma independente pela Parte receptora sem qualquer violação deste Contrato, exceto se as informações foram desenvolvidas com base em qualquer Informação Confidencial; (v) devem ser divulgadas na forma de lei ou regulamento, incluindo, a fim de se evitar dúvidas, regulamentos da Bolsa de Valores Nasdaq, por decisão judicial ou administrativa com jurisdição sobre a Parte receptora ou seus Representantes, para fins de divulgação de fato relevante; e (vi) sejam divulgados pelas Partes em seus relatórios de gestão e/ou administração.

5.1.1.Permitted Disclosure of Confidential Information. If any of the Parties are required by Law, regulation or by request of any Governmental Authority to disclose part or all of the Confidential Information, the relevant Party shall be authorized to disclose such Confidential Information provided that it promptly sends to the other Party written notice thereof, if possible with sufficient time to allow the other Party to request any appropriate measures or remedies to prevent or restrict such disclosure. Notwithstanding, the Parties shall only disclose the Confidential Information to the extent that is legally required and will use their best efforts to obtain confidential treatment for any Confidential Information that is ultimately disclosed.

6.1.3 Divulgação Autorizada de Informações Confidenciais. Se qualquer uma das Partes for obrigada por Lei, regulamento ou por solicitação de qualquer Autoridade Governamental a divulgar parte ou a totalidade das Informações Confidenciais, a Parte relevante estará autorizada a divulgar as Informações Confidenciais, desde que envie imediatamente à outra Parte notificação por escrito a respeito da ocorrência, se possível, com tempo suficiente para permitir que a outra Parte busque quaisquer medidas ou recursos jurídicos apropriados para impedir ou restringir a divulgação. Não obstante, as Partes somente divulgarão as Informações Confidenciais na medida da exigência legal e envidarão seus melhores esforços para obter tratamento confidencial para quaisquer Informações Confidenciais que sejam divulgadas.

5.1.1.Authorization for Disclosure of Confidential Information. The confidentiality rules established herein do not apply to the disclosure of information by the Parties or the Company (i) to their Representatives directly or indirectly involved in the Transaction, including those involved in the offering prospectus, advertising material and other applicable advertisements (in this case, subject to a similar undertaking of confidentiality); (ii) to regulatory authorities, in Brazil, the United States of America and any other jurisdiction; (iii) to the Parties’ auditors. In any case, the Parties shall remain liable for any breach of Confidential Information by its respective Representatives.

6.1.4 Autorização para Divulgação de Informações Confidenciais. As normas de confidencialidade aqui estabelecidas não se aplicam à divulgação de informações pelas Partes ou Companhia (i) aos seus Representantes direta ou indiretamente envolvidos na Operação, incluindo aqueles envolvidos no prospecto da oferta, material publicitário e demais anúncios aplicáveis (em cujo caso, estarão sujeitos a um compromisso semelhante de confidencialidade); (ii) às autoridades reguladoras, no Brasil, nos Estados Unidos ou qualquer outra jurisdição; (iii) aos auditores das Partes. Fica autorizada, também, qualquer divulgação para efeitos de cumprimento das Condições Precedentes. Em qualquer caso, as Partes permanecerão responsáveis por qualquer violação de Informações Confidenciais por seus respectivos Representantes.

5.1.Public Announcements. Without the prior written approval of the other Party (which approval shall not be unreasonably withheld), no Party shall issue, or permit any Representative or Affiliate of such Party to issue, any press releases or otherwise make, or cause any Representative or Affiliate of such Party to make, any public statements with respect to this Agreement and the Transaction contemplated herein, except when such release or statement is deemed in good faith by the releasing Party to be required by applicable Law or stock exchange rule. In each case to which such exception applies, the releasing Party shall use its reasonable efforts to provide a copy of such release or statement to the Buyer (in the case of a release or statement by the Seller or the Intervening Parties) or to Seller (in the case of a release or statement by any Buyer or Holdings) and incorporate any reasonable changes which are suggested by such Party prior to releasing or making the statement. Nevertheless, the Seller herein declares to be aware of and expressly agrees to the press release with respect to the Transaction by the Buyer after Closing.

6.1Anúncios Públicos. Sem a aprovação prévia por escrito da outra Parte (aprovação essa que não deverá ser negada sem motivo razoável), nenhuma das Partes deverá emitir, nem permitir que seus Representantes ou Coligadas emitam, qualquer comunicado à imprensa ou, de outro modo, fazer, ou fazer com que um de seus Representantes ou Coligadas faça, uma declaração pública sobre este Contrato e a Operação aqui prevista, exceto se essa divulgação ou declaração for considerada de boa-fé pela Parte divulgadora como sendo exigida pela Lei aplicável ou pela por regras de Bolsa de Valores. Em cada caso ao qual essa exceção se aplica, a Parte divulgadora deverá envidar seus esforços razoáveis para fornecer uma cópia dessa divulgação ou declaração à Compradora (em caso de divulgação ou declaração pela Vendedora ou Intervenientes Anuentes) ou à Vendedora (em caso de divulgação ou declaração pela Compradora ou pela Holdings) e incorporar quaisquer alterações razoáveis que forem sugeridas pela Parte pertinente antes da divulgação ou declaração em questão. No entanto, a Vendedora declara estar cientes e concorda expressamente com o comunicado à imprensa com relação à Operação pela Compradora após o Fechamento.

5.1.Collaboration. The Parties undertake to use their reasonable best efforts and to collaborate with each other with respect to any measures and actions deemed necessary to allow the Transaction contemplated hereby to be consummated, including to (but subject to the limitations set forth in this Agreement): (i) obtain all Authorizations that are required to be obtained under any federal, state, local or foreign Law or regulation or contracts to which the Company is a party, and (ii) fulfill all terms and conditions to this Agreement.

6.1Colaboração. As Partes se comprometem a envidar seus melhores esforços razoáveis e colaborar uma com a outra a respeito de quaisquer medidas e ações consideradas necessárias para permitir que a Operação prevista neste Contrato seja realizada, inclusive (sujeitas às limitações previstas neste Contrato) para: (i) obter todas as Autorizações que devam ser obtidas de acordo com qualquer lei ou regulamento federal, estadual, local ou estrangeiro dos quais a Companhia seja parte, e (ii) cumprir todos os termos e as condições deste Contrato.

5.1.Prompt Notice. The Parties shall promptly notify the other Party of (i) the occurrence of any event that causes or could reasonably be expected to cause the representations and warranties in Sections 6.1, 6.2 and/or 6.3 to be untrue or incorrect; (ii) the occurrence or non-occurrence of any event which results, or could reasonably be expected to result, in the failure of any condition, covenant or other agreement contained in this Agreement to be complied with, or satisfied by, the Seller, the Company and/or the Buyer; (iii) any notice or other communication from any Governmental Authority in connection with the Transaction contemplated herein.

6.1Notificação Imediata. As Partes notificarão imediatamente a outra Parte (i) da ocorrência de qualquer evento que faça, ou possa razoavelmente fazer, com que as declarações e garantias nas Cláusulas 6.1, 6.2 e/ou 6.3 sejam inverídicas ou incorretas; (ii) da ocorrência ou não ocorrência de qualquer evento que resulte, ou possa razoavelmente resultar, no descumprimento de qualquer condição, avença ou outro acordo contido neste Contrato a ser cumprido ou satisfeito pela Vendedora, pela Companhia e/ou pela Compradora; (iii) de qualquer notificação ou outra comunicação de qualquer Autoridade Governamental a respeito da Operação prevista no presente Contrato.

ARTICLE 1 - INDEMNIFICATION	ARTIGO 7 – INDENIZAÇÃO

The Parties hereby acknowledge that the representations and warranties provided by the Seller and Intervening Parties represent a warranty to the Buyer in accordance with any and all applicable laws, in respect to the Business and activities conducted by the Sellers and the Company.
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7.1As Partes reconhecem que as declarações e garantias prestadas pela Vendedora e Intervenientes Anuentes representam uma garantia à Compradora de acordo com toda e qualquer lei aplicável, em relação aos Negócios e atividades realizadas pela Vendedora e pela Companhia.

7.1.Indemnity by the Seller and Intervening Parties. The Seller and Intervening Parties agrees to defend, indemnify, reimburse, and hold each of the Buyer, Holdings and the Company, as well as each of their respective Affiliates, partners, members, managers, officers, directors, employees, consultants, Representatives, advisors, agents, successors and assigns (collectively, the “Buyer’s Indemnified Parties”), harmless from and against Losses incurred or suffered by any of the Buyer’s Indemnified Parties, as a result of, or in relation to, any of the following:

7.1Indenização pela Vendedora e Intervenientes Anuentes. A Vendedora e os Intervenientes Anuentes concordam, em defender, indenizar e reembolsar a Compradora, a Holdings e a Companhia, bem como cada uma de suas respectivas Coligadas, sócios, membros, administradores, gerentes, diretores, conselheiros, empregados, consultores, Representantes, assessores, agentes, sucessores e cessionários (coletivamente, “Partes Indenizadas da Compradora”), por Perdas incorridas ou sofridas por qualquer uma das Partes Indenizadas da Compradora em consequência ou em relação a qualquer um dos seguintes atos:

(a)breach of any of the representations and warranties made by the Seller and Intervening Parties in Sections 6.1 and 6.2 of this Agreement; and/or	violação de qualquer uma das declarações e garantias prestadas pela Vendedora e Intervenientes Anuentes nas Cláusulas 6.1 e 6.2 deste Contrato; e/ou

(a)violation or breach or failure to perform by the Seller and/or by the Company of any covenant or agreement set forth herein; and/or	violação, infração ou descumprimento pela Vendedora e/ou pela Companhia de qualquer avença ou acordo aqui estabelecido; e/ou

(a)any Claim, act, fact, error, omission or circumstance of the Company or Affiliate that occurred on or prior to the Closing Date (even if materialized after the Closing Date), regardless of the fact that any such act, fact, error, omission or circumstance is identified on any Exhibit or Schedule to this Agreement or in any way known to the Buyer, including those identified (or not) in the due diligence; and/or qualquer Reivindicação, ato, fato, erro, omissão ou circunstância da Companhia ou Coligadas que tenha ocorrido até a Data de Fechamento (mesmo se materializado após a Data de Fechamento), independentemente do fato de esse ato, fato, erro, omissão ou circunstância ser identificado em qualquer Anexo ou Apenso deste Contrato ou de qualquer forma conhecida pela Compradora, incluindo aqueles identificados (ou não) na auditoria; e/ou

(a)any Claim, act, fact, error, omission or circumstance of the Seller and/or Intervening Parties that occurred at any time prior or after the Closing Date, regardless of the fact that any such act, fact, error, omission or circumstance is identified on any Exhibit or Schedule to this Agreement or in any way known to the Buyer, including those identified (or not) in the due diligence; and/or

(b)any Debt of the Company as of the Closing Date or divergence verified on the Closing Date in the amounts referred in Section 4.1.1,

(c)any fraudulent or malicious act practiced by any of the Intervening Parties, as part of the Company’s management, as verified in a final and unappeable decision;

(d)in case of any Claim involving: (i) any payment of dividends in excess to the shareholders of the Company before the Closing Date; (ii) the payment of pro-labore to the shareholders’ of the Company before the Closing Date; (iii) the hiring of the Key Executives as services provides, directly or through Affiliates; and (iv) any errors, faults, omissions, divergences or inaccuracy in the Company’s accounting before the Closing Date; and

(e)if any cash injection into the Company is required to satisfy customary working capital needs within the next three (03) years counted as from the Closing, pursuant to the terms of Section 5.2.26 above.

(a)qualquer Reivindicação, ato, fato, erro, omissão ou circunstância da Vendedora e/ou Intervenientes Anuentes ocorridos a qualquer momento antes ou após da Data de Fechamento, independentemente do fato de tal ato, fato, erro, omissão ou circunstância ser identificado em qualquer Anexo ou Apenso deste Contrato ou de qualquer forma conhecida pela Compradora, incluindo aqueles identificados (ou não) na auditoria; e/ou

(b)qualquer Dívida da Companhia na Data de Fechamento ou verificação de divergência nos valores referidos na Cláusula 4.1.1 na Data do Fechamento;

(c)qualquer ato fraudulento ou doloso praticado por qualquer dos Intervenientes Anuentes, na qualidade de administradores da Companhia, conforme verificado em decisão final transitada em julgado;

(g) em caso de qualquer Reivindicação envolvendo (i) pagamento de dividendos em excesso a sócios da Companhia antes da Data do Fechamento, (ii) pagamento de pro-labore aos sócios da Companhia antes da Data do Fechamento; (iii) a contratação dos Executivos Chaves como prestadores de serviços, diretamente ou por meio de Coligadas; ou (iv) erros, falhas, omissões, divergências ou inadequações na contabilidade da Companhia antes da Data do Fechamento; e

(d)caso necessário qualquer aporte de recursos na Companhia para fazer face às necessidades usuais de capital de giro da Companhia no prazo de 03 (três) anos contados do Fechamento, observados os termos da Cláusula 5.2.26 acima.

The Seller and Intervening Parties are jointly and severally liable before the Buyer and/or the Company, as applicable in what refers to the indemnification obligation for any Losses deriving from any of the events referred to in items (a) and (c) of Section 7.2 above.	A Vendedora e Intervenientes Anuentes serão conjunta e solidariamente responsáveis entre si no que tange à obrigação de indenizar a Compradora e/ou a Companhia, conforme aplicável, por qualquer Perda decorrente de qualquer dos eventos referidos nas letras (a) e (c) da Cláusula 7.2 acima.

7.1.Indemnity by the Buyer. The Buyer agrees to defend, indemnify, reimburse, and hold the Seller and their Affiliates, Representatives, advisors, agents, successors and assigns (collectively, “Seller’ Indemnified Parties” and, jointly with the Buyer’ Indemnified Parties, “Indemnified Parties”), harmless from and against Losses incurred or suffered by any of the Seller’s Indemnified Parties, as a result of, or in relation to the following cases:

7.1Indenização pela Compradora. A Compradora concorda em defender, indenizar e reembolsar a Vendedora e suas Coligadas, Representantes, consultores, agentes, sucessores e cessionários (coletivamente, “Partes Indenizadas da Vendedora” e, em conjunto com as Partes Indenizadas da Compradora, “Partes Indenizadas”), por Perdas incorridas ou sofridas por qualquer uma das Partes Indenizadas da Vendedora em virtude ou em relação aos seguintes atos:

(a)a breach of any of the representations and warranties made by the Buyer or Holdings in Section 6.3 of this Agreement; and/or	(a)violação de qualquer uma das declarações e garantias prestadas pela Compradora ou pela Holdings na Cláusula 6.3 deste Contrato; e/ou

(a)a violation or breach or failure to perform by the Buyer or Holdings of any covenant or agreement set forth herein.	(a)violação, infração ou descumprimento pela Compradora ou pela Holdings de qualquer avença ou acordo aqui estabelecido.

7.1. Indemnity Term. The obligation to indemnify the Indemnified Parties as set forth in this Agreement shall terminate on the 6th (sixth) anniversary of the Closing Date, provided, however, that, at the end of the 6th (sixth) anniversary, if (a) any Claim is still subject to final decision or (b) any statute of limitation still applies in relation to any Loss, then the obligation to indemnify shall remain valid and in force until the final decision thereof is rendered or until the end of the statute of limitation period thereof (“Indemnity Term”).

7.1Prazo de Indenização. A obrigação de indenizar as Partes Indenizadas, conforme estabelecido neste Contrato, encerrará no 6º (sexto) aniversário da Data de Fechamento, ressalvando-se que, no final do 6º (sexto) aniversário, se (a) qualquer Reivindicação ainda estiver sujeita a uma decisão final ou (b) qualquer prazo de prescrição ainda for aplicável em relação a qualquer Perda, a obrigação de indenizar permanecerá válida e em vigor até que a respectiva decisão seja proferida ou até o final do prazo de prescrição (“Prazo de Indenização”).

7.1.Payment of Indemnities. Except with respect to a Third Party Claim that is directly settled by the Indemnifying Party, the obligation to indemnify shall become due:	7.1Pagamento de Indenizações. Exceto em relação a uma Reivindicação de Terceiro que seja diretamente resolvida pela Parte Indenizadora, a obrigação de indenizar será devida por:

7.6.1.For Losses related to Direct Claims. (A) within 30 (thirty) days following receipt of a Direct Action Notice, in amounts not disputed, or (B) if there is a dispute, and for the portion so disputed, 30 (thirty) days following the date on which the decision has been issued in accordance with Article 10, in the Loss amounts determined in the decision against each Indemnifying Party. In both cases “A” and “B,” the amount of the Loss shall be adjusted on a daily-prorated basis by 100% of the CDI from the date on which the Indemnified Party has incurred such Loss to the date on which the amount thereof is fully paid.

7.6.1 No Caso de Perdas Relativas a Reivindicações Diretas: (A) no prazo de 30 (trinta) dias após o recebimento de uma Notificação de Ação Direta, em valores não contestados, ou (B) se houver contestação, e para a parcela assim contestada, 30 (trinta) dias após a data em que emitida a decisão de acordo com o Artigo 10, nos valores de Perda determinados na decisão contra a Parte Indenizadora. Em ambos os casos “A” e “B”, o valor da Perda será ajustado de forma proporcional e diariamente por 100% (cem por cento) do CDI a partir da data em que a Parte Indenizada sofrer a Perda até a data em que seu valor seja integralmente pago.

7.6.1.For Losses Related to Third Party Claims. Within 15 (fifteen) days following the date on which the Indemnifying Party incurred in a Loss, in accordance with the respective Third Party Claim, in the amount of the Loss incurred, as notified by the Indemnified Party to the Indemnifying Party pursuant to Section 9.3 below. The amount of the Loss shall be adjusted on a daily-prorated basis by one hundred per cent (100%) of the CDI from the date when the Indemnified Party has incurred in such Loss to the date when the amount thereof is fully paid.

7.6.2 No Caso de Perdas Relativas a Reivindicações de Terceiros. No prazo de 15 (quinze) dias após a data em que a Parte Indenizada incorrer em uma Perda, de acordo com a respectiva Reivindicação do Terceiro, no valor da Perda incorrida, conforme notificado pela Parte Indenizada à Parte Indenizadora nos termos da Cláusula 9.3 abaixo. O valor da Perda será ajustado de forma proporcional e diariamente por 100% (cem por cento) do CDI a partir da data em que a Parte Indenizada sofrer a Perda até a data em que seu valor seja integralmente pago.

7.6.1.Delay in Payment. In case of delay of payment by the Indemnifying Party it shall apply a penalty of five per cent (5%) and monthly interests of one per cent (1%) pro rata shall be applied on due amounts until the date of actual payment to the Indemnified Party.

7.6.3 Atraso no Pagamento. Em caso de atraso no pagamento pela Parte Indenizadora, serão aplicados multa de 5% (cinco por cento) e juros mensais de 1% (um por cento) pro rata sobre os valores devidos até a data do efetivo pagamento à Parte Indenizada.

7.6.1.Offset.
7.6.4.1.Any amount due by the Seller and Intervening Parties pursuant to this Article 7 in relation to any Loss suffered or incurred under Section 7.2 by the Buyer’s Indemnified Parties may be, automatically and at Buyer’ sole discretion, offset from the Earn-Out.

7.6.4.2.If any Buyer’s Indemnified Party is not able to recover the full amount of any Loss from the Seller and the Intervening Parties pursuant to this Article 7, Buyer shall have the right to demand from the Seller the satisfaction of such claim through the delivery to the Buyer of a number of Buyer Shares have an aggregate Buyer Share Value equal to the amount that such Buyer’s Indemnified Party was unable to recover. The Seller hereby agrees to any such delivery of Buyer Shares from the Seller in satisfaction of any indemnification obligations hereunder and authorizes the Buyer to transfer the Buyer Shares to Buyer or any of its Affiliates, with powers to act in its own behalf pursuant to article 685 of the Brazilian Civil Code. Notwithstanding the foregoing, if the Seller fails to deliver such Buyer Shares in satisfaction of any indemnification obligations hereunder, without any further action by Buyer, the Seller shall automatically forfeit all of the Seller’s right, title and interest in and to such Buyer Shares, and Buyer shall be deemed to the owner of such Buyer Shares for all purposes, and Buyer agrees to provide the Seller with written notice thereof promptly after such forfeiture.

7.6.4 Compensação.
7.6.4.1 Qualquer valor devido pela Vendedora ou Intervenientes Anuentes de acordo com este Artigo 7 em relação a qualquer Perda sofrida ou incorrida nos termos da Cláusula 7.2 pelas Partes Indenizadas da Compradora poderá ser, automaticamente e a exclusivo critério da Compradora, compensado com o Earn-Out.

7.6.4.2 Se qualquer das Partes Indenizadas da Compradora não for integralmente ressarcida de qualquer Perda da Vendedora ou Intervenientes Anuentes de Acordo com este Artigo 7, a Compradora terá o direito de demandar da Vendedora a entrega à Compradora de um número de Ações da Compradora com valor agregado equivalente ao montante não ressarcido à Parte Indenizada da Compradora. A Vendedora neste ato concorda com a entrega das referidas Ações da Compradora pela Vendedora em cumprimento à obrigação de indenizar aqui prevista e autoriza desde já a Compradora a transferir as Ações da Compradora para si ou qualquer de suas Coligadas, com poderes para atuar em causa própria nos termos do artigo 685 do Código Civil Brasileiro. Não obstante o acima previsto, caso a Vendedora não cumpra com a obrigação de transferir tais Ações da Compradora em cumprimento à obrigação de indenizar aqui prevista, sem qualquer outra ação por parte da Compradora, a Vendedora automaticamente perderá todos os direitos, propriedades e participações em relação às referidas Ações da Compradora, e a Compradora será considerada titular de tais Ações da Compradora para todos os fins, comprometendo-se a Compradora a notificar prontamente por escrito a Vendedora a respeito de tal evento.

7.6.1.Payment Method. Subject to the offset and deduction rights above set forth, any amount due by the Seller and Intervening Parties pursuant to this Article 7 in relation to any Loss suffered or incurred under Section 7.2 above, and any amount due by the Buyer pursuant to this Article 7 in relation to any Loss suffered or incurred under Section 7.3 above, shall be paid directly from Seller and/or from the Intervening Parties to the Buyer, or from the Buyer to the Seller, as applicable, by wire transfer of immediately available funds.

7.6.5 Forma de Pagamento. Observados o direito de compensação e dedução acima previstos, qualquer valor devido pela Vendedora e Intervenientes Anuentes de acordo com este Artigo 7 em relação a qualquer Perda sofrida ou incorrida nos termos da Cláusula 7.2 acima, bem como qualquer valor devido pela Compradora de acordo com este Artigo 7 em relação a qualquer Perda sofrida ou incorrida de acordo com a Cláusula 7.3 acima, serão pagos diretamente pelos Vendedora e/ou Intervenientes Anuentes à Compradora, ou pela Compradora à Vendedora, conforme aplicável, por transferência eletrônica de fundos imediatamente disponíveis.

7.6.1.Gross Up. In determining the amount of any indemnification payment for a Loss suffered or incurred by an Indemnified Party hereunder, the amount of such Loss shall be (i) increased to take into account any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such Tax cost) and (ii) decreased to take into account any expense actually incurred by the Company arising from the payment of such Tax.

7.6.6 Acréscimo de Imposto (Gross Up). Ao determinar o valor de qualquer pagamento de indenização por uma Perda sofrida ou incorrida por uma Parte Indenizada, o valor da Perda será acrescido para levar em consideração qualquer custo tributário líquido efetivamente incorrido pela Parte Indenizada em virtude do recebimento de pagamentos de indenização nos termos deste Contrato (acréscimo referente ao custo tributário), e (ii) será deduzido para levar em consideração qualquer despesa efetivamente incorrida pela Companhia em razão do recolhimento dos referidos Impostos.

7.1.Indemnity Procedure in Case of Third-Party Claim. For the purposes of this Article 7, any and all Claims presented by any Person that is not a Party shall be referred to herein as a “Third-Party Claim”.

7.1Procedimento de Indenização em Caso de Reivindicação de Terceiro. Para as finalidades deste Artigo 7, todas e quaisquer Reivindicações apresentadas por qualquer Pessoa que não seja Parte serão denominadas neste Contrato como “Reivindicação de Terceiro”.

7.7.1.Third-Party Claim Notice. In the event that any of the Indemnified Parties may seek indemnification pursuant to this Article 7 against any Indemnifying Party in connection with a Third Party Claim, such Indemnified Party that becomes aware, in any manner, of the Third-Party Claim and/or receives any official letter, notice or summons from any Person, shall send a notice to the Indemnifying Party about such Third-Party Claim, to the persons and in the manner set forth in Section 9.3 of this Agreement (“Third-Party Claim Notice”).

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7.7.1 Notificação de Reivindicação de Terceiro. Caso qualquer uma das Partes Indenizadas busque indenização de acordo com este Artigo 7 em face de qualquer Parte Indenizadora a respeito de uma Reivindicação de Terceiro, a Parte Indenizada que tomar conhecimento, independentemente da forma, da Reivindicação de Terceiro e/ou receber qualquer ofício, notificação ou intimação de qualquer Pessoa, enviará uma notificação à Parte Indenizadora sobre a Reivindicação de Terceiro, às pessoas e na forma estabelecida na Cláusula 9.3 deste Contrato (“Notificação de Reivindicação de Terceiro”).

7.7.1.Deadlines. The Third-Party Claim Notice shall be received by the Indemnifying Party within the earlier of (i) 30 (thirty) days from the date on which the Indemnified Party has learned about the existence of the Third-Party Claim or (ii) the period of time that represents 1/3 (one third) of the number of days allowed to present a defense. The untimely delivery of such notice shall not exempt the Indemnifying Party from the obligation to indemnify established herein.

7.7.2 Prazos. A Notificação de Reivindicação de Terceiro deverá ser recebida pela Parte Indenizadora no prazo (i) de 30 (trinta) dias a contar da data em que a Parte Indenizada tomou conhecimento da existência da Reivindicação de Terceiro ou (ii) correspondente ao período que representar 1/3 (um terço) do número de dias permitidos para apresentação de defesa. A entrega intempestiva dessa notificação não isentará a Parte Indenizadora da obrigação de indenização prevista neste Contrato.

7.7.1.Description of Indemnity. The Third-Party Claim Notice shall contain, whenever possible, an estimate from the Indemnified Party about the total amount of the Loss involved or anticipated in the Third-Party Claim, pursuant to this Section 7.3, including fines, interests, fees and other charges, necessary to compensate the Indemnified Party. Failure to provide such a description shall not exempt the Indemnifying Party from the obligation to indemnify established herein.

7.7.3 Descrição da Indenização. A Notificação de Reivindicação de Terceiro deverá conter, sempre que possível, uma estimativa da Parte Indenizada sobre o valor total da Perda envolvida ou prevista na Reivindicação de Terceiro, nos termos desta Cláusula 7.3, incluindo multas, juros, taxas e outros encargos, conforme necessário para indenizar a Parte Indenizada. A não apresentação dessa descrição não eximirá a Parte Indenizadora da obrigação de indenização prevista neste Contrato.

7.7.1.Conduct of Claim. Notwithstanding the Indemnified Party’s right to monitor and opine about the conduction of the Third-Party’s Claim, the Indemnifying Party, at the Indemnifying Party’s sole cost and expenses, shall assume the defense of the Third-Party Claim, for which the Indemnified Party shall grant the relevant power-of-attorney on behalf of the Indemnifying Party. The Indemnifying Party shall inform the Indemnified Party, in writing and according to Section 9.3, of its intention to conduct it or not, within (i) 30 (thirty) days from receipt of the Third-Party Claim Notice or (ii) the period of time that represents 2/3 (two thirds) of the number of days allowed to present a defense. The Indemnifying Party’s failure to send the written notice, pursuant to and within the time period established in this Section 7.7.4, shall be construed as a waiver of its right to assume the defense of the Third-Party Claim. If the Indemnifying Party does not assume the defense of any Third-Party Claim, the Indemnified Party may, always and in any case at the Indemnifying Party’ sole cost and expenses, defend such Third-Party Claim, and the Indemnifying Party may still participate in, but not control, the defense of such Third-Party Claim. For the conduction or defense of the Third-Party Claim, the Indemnifying Party may present 3 (three) options of reputable law firms, being one of them ranked in Tier 1 for litigations by Chambers in Brazil, which choice shall be at the Indemnified Party's discretion. For Claims already in progress on the Closing Date, the option, but not the obligation, to maintain the law firms sponsoring the lawsuits will be preferred.

7.7.4 Condução de Reivindicações. Sem prejuízo de ser concedido à Parte Indenizada o direito de acompanhar e opinar a respeito da condução da Reivindicação de Terceiro, a Parte Indenizadora, às custas e despesas exclusivas da Parte Indenizadora, assumirá a defesa da Reivindicação de Terceiro, para o que a Parte Indenizada deverá outorgar procuração à Parte Indenizadora. A Parte Indenizadora deverá informar à Parte Indenizada, por escrito e de acordo com a Cláusula 9.3, sua intenção de condução ou não, no prazo (i) de 30 (trinta) dias após o recebimento da Notificação de Reivindicação de Terceiro ou (ii) correspondente ao período que representar 2/3 (dois terços) do número de dias permitidos para apresentar defesa. A omissão da Parte Indenizadora em enviar a notificação por escrito, de acordo e dentro do prazo previsto nesta Cláusula 7.7.4, deve ser interpretada como uma renúncia ao seu direito de assumir a defesa da Reivindicação de Terceiro. Se a Parte Indenizadora não assumir a defesa de qualquer Reivindicação de Terceiro, a Parte Indenizada poderá, sempre e, em qualquer caso, às custas e despesas da Parte Indenizadora, defender a Reivindicação de Terceiro, e a Parte Indenizadora ainda poderá participar, mas não controlar, da defesa dessa Reivindicação de Terceiro. Para a condução ou defesa da Reivindicação de Terceiro, a Parte Indenizadora poderá apresentar 3 (três) opções de escritórios de advocacia de renome, sendo um deles ranqueado em primeiro lugar (Tier 1) em litígios pela Chambers no Brasil, ficando à critério da Parte Indenizada a escolha da contratação. Para os casos de Reivindicações já em curso na Data de Fechamento, preferencialmente será dada a opção, mas não a obrigação, de manutenção dos escritórios patrocinadores das ações.

7.7.1.Cooperation. If the defense of the Third-Party Claim is assumed by the Indemnifying Party, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If the Indemnified Party assumes the defense of any Third-Party Claim, the Indemnifying Parties shall reasonably cooperate with the Indemnified Party in the defense or prosecution thereof.

7.7.5 Cooperação. Se a defesa da Reivindicação de Terceiro for assumida pela Parte Indenizadora, a Parte Indenizada terá o direito de participar da defesa e contratar advogado, à sua própria custa, separadamente do advogado contratado pela Parte Indenizadora. Se a Parte Indenizada assumir a defesa de qualquer Reivindicação de Terceiro, conforme estabelecido acima, as Partes Indenizadoras deverão cooperar razoavelmente com a Parte Indenizada na respectiva defesa ou acusação.

7.7.1.Settlement by the Indemnifying Party. If the defense of the Third-Party Claim is assumed by the Indemnifying Party, the Indemnifying Party may not settle or pay any amounts relating to such Third-Party Claim unless and until it receives the prior written consent from the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

7.7.6 Acordo pela Parte Indenizadora. Se a defesa da Reivindicação de Terceiro for assumida pela Parte Indenizadora, a Parte Indenizadora não poderá acordar ou pagar quaisquer valores relativos à Reivindicação de Terceiro a menos e até que receba o consentimento prévio por escrito da Parte Indenizada, consentimento esse que não deverá ser negado, condicionado ou atrasado sem motivo razoável.

7.7.1.Settlement by the Indemnified Party. If the defense of the Third-Party Claim is conducted by the Indemnified Party, the Indemnified Party will be able to settle or pay any amounts relating to such Third-Party Claim, unless the Indemnifying Party does not consent to such settlement or payment, which consent shall not be unreasonably withheld.

7.7.7 Acordo pela Parte Indenizada. Se a defesa da Reivindicação de Terceiro for conduzida pela Parte Indenizada, a Parte Indenizada poderá acordar ou pagar quaisquer valores relativos à Reivindicação de Terceiro, a menos que a Parte Indenizadora não consinta com o acordo ou pagamento, consentimento esse que não deverá ser negado sem motivo razoável.

7.7.1.Costs and Expenses. The Indemnifying Party shall be liable for the costs and expenses associated with the defense of any Third-Party Claim that generate a Loss for which it is liable (and these costs and expenses shall be deemed as Losses to be indemnified, pursuant to the provisions of this Article 7), except for the fees and costs of the attorneys incurred and paid by the Indemnified Party conducting the defense whenever the Indemnifying Party has assumed the defense. The Indemnifying Party shall be required to (a) make any and all payment directly or, alternatively, advance to the Indemnified Party any and all amounts required to proceed with the conduction or defense of the Claim, including for appeals, if applicable, and amounts required for the Indemnified Party to maintain valid any of its tax clearance certificates that may be affected by any Third-Party Claim; and (b) provide or grant any guarantees as necessary for the respective defense or prosecution.

7.7.8 Custos e Despesas. A Parte Indenizadora será responsável pelos custos e despesas associados à defesa de qualquer Reivindicação de Terceiro que gere uma Perda pela qual seja responsável (e esses custos e despesas serão considerados Perdas a serem indenizadas, de acordo com o disposto neste Artigo 7), exceto os custos e honorários advocatícios incorridos e pagos pela Parte Indenizada que conduzir a defesa sempre que a Parte Indenizadora tiver assumido a defesa. A Parte Indenizadora será obrigada a (a) efetuar todo e qualquer pagamento diretamente, ou, alternativamente, adiantar à Parte Indenizada todos e quaisquer valores necessários para prosseguir com a condução ou defesa da Reinvindicação, incluindo para recursos, bem com os valores necessários para a Parte Indenizada manter válida qualquer uma de suas certidões negativas fiscais que possam ser afetadas por qualquer Reivindicação de Terceiro; e (b) prestar ou conceder eventuais garantias necessárias à respectiva defesa ou acusação.

7.7.1.Obligation to Make Deposits and Offer Guarantees. In any case, the Indemnifying Party shall make its best efforts so that the legal or administrative proceedings brought against the Indemnified Party based on a Third Party Claim do not result in the blocking of any assets and/or goods of the Indemnified Party and/or affect the normal business and/or obstruct the capacity of the Indemnified Party to obtain clearance certificates. The Indemnifying Party hereby undertakes to immediately make deposits to the courts and/or offer other guarantees acceptable to the relevant administrative or judicial authorities.

7.7.9 Obrigação de Efetuar Depósitos e Oferecer Garantias. Em qualquer caso, a Parte Indenizadora envidará seus melhores esforços para que os processos judiciais ou administrativos instaurados contra a Parte Indenizada com base em uma Reivindicação de Terceiro não resultem no bloqueio de quaisquer bens e/ou ativos da Parte Indenizada, afetem o curso normal dos negócios ou obstruam a capacidade da Parte Indenizada de obter certidões negativas. A Parte Indenizadora neste ato se compromete a efetuar imediatamente depósitos em juízo e/ou oferecer outras garantias que sejam aceitáveis às autoridades administrativas ou judiciais pertinentes.

7.7.9.1.Non accomplishment of Payment Obligation by the Indemnifying Party. If the Indemnifying Party (a) breach their obligation to make judicial deposits and/or offer other guarantees acceptable to the competent administrative or judicial authorities, or (b) the Indemnified Party is not capable of obtaining any clearance certificate, or (c) has any assets and/or goods blocked judicially, the Indemnified Party shall be entitled in its discretion to deposit or liquidate the Third Party Claim.

7.7.9.2 Exceptions to the Conduction of the Third Party Claim. Notwithstanding to above and without prejudice of the provisions above, the Indemnifying Party shall not be entitled to undertake the conduction of the Third Party Claim in the following cases:

 (i) if the Indemnified Party understands that the Third Party Claim could substantially or materially prejudice the Indemnified Parties’ reputation;

(ii) if the Third Party Claim contains allegation of any violation of criminal Law that could cause any liability to any of the Indemnified Parties;

(iii) if it is determined, as injunction, the bank account blocking imposition of any Encumbrance of assets or goods of the Indemnified Party, hypothesis in which the Third Party Claim shall be conducted by the Indemnified Party until the cancel of the Encumbrance and/or unblocking of the goods and assets; or

(iv) if the major part of the Liability of the Third Party Claim is of the Indemnified Party’s responsibility, regardless of the period related to the Third Party Claim (i.e if the major part of the Liability object of the Third Party Claim is of the Indemnified Party’s responsibility, the Indemnified Party shall undertake and conduct the Third Party Claim, without prejudice of the indemnification obligation of the Indemnifying Party related to the period under its responsibility).

1.1.1.1.Não Cumprimento de Obrigação de Pagamento pela Parte Indenizadora. Se a Parte Indenizadora (a) descumprir sua obrigação de fazer depósitos judiciais e/ou oferecer outras garantias aceitáveis às autoridades administrativas ou judiciais competentes, ou (b) a Parte Indenizada não for capaz de obter qualquer certidão negativa, ou (c) tiver quaisquer bens e/ou ativos bloqueados judicialmente, a Parte Indenizada terá o direito, a seu critério, de depositar ou liquidar a Reivindicação de Terceiro.

7.7.9.2 Exceções à Condução da Reivindicação de Terceiros. Não obstante o disposto acima e sem prejuízo das disposições acima, a Parte Indenizadora não terá o direito de assumir a condução da Reivindicação de Terceiro nas seguintes hipóteses:

(i)se a Parte Indenizada entender a Reivindicação de Terceiro pode substancialmente ou materialmente prejudicar a reputação das Partes Indenizadas; ou

(ii)se a Reivindicação de Terceiro apresentada contiver alegação de violação à Lei criminal que possa gerar responsabilidade para qualquer das Partes Indenizadas; ou

(iii)se for determinada, em sede de tutela antecipada ou cautelar, bloqueio de contas e/ou imposição de Gravames sobre bens ou ativos da Parte Indenizada, hipótese na qual Reivindicação de Terceiro será conduzida pela Parte Indenizada em questão até que seja levantado o Gravame e/ou desbloqueados os bens ou ativos acima mencionados; ou

(iv)se a maior parcela do Passivo objeto da Reivindicação de Terceiro for de responsabilidade da Parte Indenizada, independentemente do período a que se refere referida Reivindicação de Terceiro (i.e. caso a maior parcela do Passivo objeto da Reivindicação de Terceiro seja da Parte Indenizada, esta deverá assumir e conduzir a Reivindicação de Terceiro, sem prejuízo da obrigação de indenizar da Parte Indenizadora com relação ao período sob sua responsabilidade).

7.7.10 Report on the Claims. The Party that undertakes the conduction of the Third Party Claim shall ensure that the lawyers engaged to defend the Third Party Claims under this Section send copies of proceedings and reports to the other Party, so that they can accompany the proceedings and provide reports on the progress of all proceedings, containing information on: (a) the identification of the parties; (b) the purpose; (c) the stage of the proceeding; (d) risk assessment (probable, possible or remote); (e) amount (original) of the claim; (f) the amount (restated) of the economic risk effectively involved in the case; (g) type and nature of the proceeding; (h) jurisdiction; (i) case number; (j) date of the event giving rise to the controversy or claimed period; (k) guarantees offered; and (l) additional information that may be requested.

7.7.10 Relatório sobre Reivindicações. A Parte que assumir a condução da Reivindicação de Terceiro garantirá que os advogados contratados para defender as Reivindicações de Terceiros, nos termos desta Cláusula, enviem cópias dos processos e relatórios à outra Parte de modo que possa acompanhar o processo e relatórios sobre o andamento de todos os processos, contendo informações sobre: (a) a identificação das partes; (b) o objeto; (c) fase do processo; (d) avaliação de risco (provável, possível ou remoto); (e) valor (original) da reivindicação; (f) valor (atualizado) do risco econômico efetivamente envolvido no caso; (g) tipo e natureza do processo; (h) jurisdição; (i) número do processo; (j) data do fato gerador da controvérsia ou período reivindicado; (k) garantias prestadas; e (l) informações adicionais que possam ser solicitadas.

7.1.Supervening Assets. Any and all amounts or credits due to the Company occasionally arising from the proceedings listed in Schedule 7.8, in which the triggering events are prior to the Closing Date, shall be paid directly to the Seller, provided that the Seller exclusively bear with the costs and expenses associated with such proceedings and the amounts involved in such proceedings are not recorded as receivables in the Company’s Audited Financial Statements.

7.1Superveniência Ativa. Todos e quaisquer valores ou créditos devidos à Companhia eventualmente decorrentes das ações listadas no Anexo 7.8 cujos fatos geradores sejam anteriores à Data de Fechamento deverão ser pagos diretamente à Vendedora, desde que a Vendedora arque exclusivamente com os custos e despesas associados às referidas ações e que os valores envolvidos em tais ações não estejam lançados como recebíveis nas Demonstrações Financeiras Auditadas da Companhia.

7.1.Indemnity Procedure for Direct Action. In case of Losses suffered or incurred by an Indemnified Party pursuant to this Article 7, which, for any reason, are not derived from Third-Party Claims (“Direct Action”), the Indemnified Party shall send a notice to the Indemnifying Party about such Loss effectively suffered or incurred, containing, whenever possible, an estimate of the amount to be indemnified (“Direct Action Notice”).

7.1Procedimento de Indenização por Ação Direta. Em caso de Perdas sofridas ou incorridas por uma Parte Indenizada nos termos deste Artigo 7, as quais, por qualquer motivo, não sejam derivadas de Reivindicações de Terceiros (“Ação Direta”), a Parte Indenizada deverá enviar uma notificação à Parte Indenizadora sobre a Perda efetivamente sofrida ou incorrida, contendo, sempre que possível, uma estimativa do valor a ser indenizado (“Notificação de Ação Direta”).

7.9.1.Direct Action Notice. The Indemnifying Party shall deliver a written notice to the Indemnified Party, within 30 (thirty) days from the receipt of the Direct Action Notice, informing whether or not it agrees to be liable for the claimed indemnity and/or with the amount of the Loss to be indemnified, as presented in the Direct Action Notice.

7.9.1 Notificação de Ação Direta. A Parte Indenizadora enviará uma notificação por escrito à Parte Indenizada, no prazo de 30 (trinta) dias a contar do recebimento da Notificação Ação Direta, informando se concorda ou não em ser responsável pela indenização reivindicada e/ou com o valor da Perda a ser indenizado, conforme apresentado na Notificação de Ação Direta.

7.9.1.Straight Payment. Should the Indemnifying Party expressly agree to be liable for the payment of the Loss in question, the Direct Action Notice shall be construed as a notice of Loss for the purposes of this Agreement, and the Indemnifying Party shall pay to the Indemnified Party all Losses arising from the claimed indemnity.

7.9.2 Pagamento Direto. Se a Parte Indenizadora concordar expressamente em ser responsável pelo pagamento da Perda em questão, a Notificação de Ação Direta será interpretada como uma notificação de Perda para os fins deste Contrato, e a Parte Indenizadora pagará à Parte Indenizada todas as Perdas decorrentes da indenização reivindicada.

7.9.1.Challenge to Direct Action Notice. Should the Indemnifying Party inform, in its response, that it is not liable for the claimed indemnity or that it does not agree with the estimate of the amount of the Loss presented in the Direct Action Notice, the Parties shall use their best efforts to, within 7 (seven) days, resolve de dispute. In case the Parties fail to resolve the dispute within the above-mentioned period, the Parties may resolve the dispute as per Article 10 below.

7.9.3 Objeção à Notificação de Ação Direta. Caso a Parte Indenizadora informe, em sua resposta, que não é responsável pela indenização pleiteada ou que não concorda com o valor da Perda apresentada na Notificação de Ação Direta, as Partes deverão envidar seus melhores esforços para, no prazo de 7 (sete) dias, resolver o impasse. Caso as Partes não resolvam o impasse no prazo acima determinado, as Partes poderão solucionar o impasse na forma prevista no Artigo 10 abaixo.

7.9.1.Advancement of Amounts. The Indemnifying Party shall be required to advance any amounts required for the Indemnified Party to maintain valid any of its tax clearance certificates that may be affected by any Direct Action Notice.

7.9.4    Adiantamento de Despesas. A Parte Indenizadora será obrigada a adiantar quaisquer valores necessários para que a Parte Indenizada mantenha válida qualquer uma de suas certidões negativas fiscais que possam ser afetadas por qualquer Notificação de Ação Direta.

ARTICLE 1 - NON COMPETE AND NON SOLICITATION	ARTIGO 8 - NÃO CONCORRÊNCIA E NÃO ALICIAMENTO

The Intervening Parties and the Seller hereby undertake to not take any action, directly, indirectly or through Related Parties, which may be considered as partially or totally competing with the activities of the Company or of the Buyer, with exceptions authorized by the Buyer. The non-compete obligation set forth herein shall remain valid for a period of five (05) years from the Closing Date.
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8.1Os Intervenientes Anuentes e a Vendedora neste ato concordam em não praticar quaisquer atos, direta ou indiretamente, ou por meio de Partes Relacionadas, que possam ser considerados concorrentes, totais ou parciais, das atividades da Companhia ou da Compradora, salvo exceções autorizadas por escrito pela Compradora. A obrigação de não concorrência aqui estabelecida permanecerá válida por 5 (cinco) anos a contar da Data de Fechamento.

The non-compete obligation provided for in this Section includes the prohibition on undertaking, for a period of five (05) years after the Closing Date, the following activities:	A obrigação de não concorrência prevista nesta Cláusula inclui a proibição de praticar, pelo prazo de 5 (cinco) anos após a Data de Fechamento, as seguintes atividades:

working as an employee, independent contractor, service provider, consultant, collaborator, agent, partner, representative, manager or officer of any company, consortium, business, project or investment of any kind, that competes with the Business of the Company or activities of the Buyer;
(i)atuar como empregado, autônomo, prestador de serviços, consultor, colaborador, agente, sócio, representante, administrador ou diretor de qualquer sociedade, consórcio, negócio, projeto ou investimento, de qualquer natureza, que concorra com os Negócios da Companhia ou atividades da Compradora;

investing in any company, consortium, business, project or investment of any kind, which competes with the Business of the Company or activities of the Buyer;	(i)investir em qualquer sociedade, consórcio, negócio, projeto ou investimento, de qualquer natureza, que concorra com os Negócios da Companhia ou atividades da Compradora;

contracting, offering employment, requesting services or maintaining any type of professional relationship with any of the service providers, consultants, collaborators, agents, partners, Representatives, managers or officers of the Company, or such people who have terminated their relationship with the Company in the last two (02) years from the end of the relationship; and
(i)contratar, oferecer emprego, solicitar serviços ou manter qualquer tipo de relação profissional com qualquer um dos prestadores de serviços, consultores, colaboradores, agentes, sócios, Representantes, administradores ou diretores da Companhia, ou pessoas que tenham cessado sua relação com a Companhia nos últimos 2 (dois) anos; e contracting, influencing, seeking, urging and/or obtaining current or former customers of the Company and/or its competitors in order to maintain any kind of professional relationship with respect to the Business of the Company or conduct acts that can compete with the Business of the Company or activities of the Buyer, in any way.
(i)contratar, influenciar, buscar, incitar e/ou obter clientes atuais ou anteriores da Companhia e e/ou de seus concorrentes para manter qualquer tipo de relação profissional com relação aos Negócios da Companhia ou praticar atos que possam, de qualquer forma, concorrer com os Negócios da Companhia ou atividades da Compradora.

8.1.In case of breach of the provisions set out in this Article 8, the violating Party shall be subject to a non-compensatory fine to be paid to Buyer equivalent to the greater of (i) the equivalent, in Reais, of USD five million dollars (5,000,000.00), converted by PTAX of the date of the event; and (ii) two (2) times the amount the violating Party has received in cash and shares as part of the Transaction. The fine shall be updated by the positive variation of the IGPM-FGV from the Closing Date until the date on which, if potentially due, it is paid. The Buyer shall also be entitled to compensation for any Losses directly or indirectly incurred by it and its Related Parties. Any and all amounts due to the Buyer as of this Clause may be deducted from any amount due to the Buyer, including, but not limited to the Earn-Out.

8.2.It will not be considered as violation of the non compete obligation the exercise of the agency tourism exclusively by Mr. Marco Anttonio Altenhofen Santos, CPF 032.237.759-51 (directly or through his own company, G&M Serviços Ltda., CNPJ 36.317.076/000148).

8.1Em caso de descumprimento das disposições deste Artigo 8, a Parte Infratora estará sujeitos a uma multa não compensatória a ser paga à Compradora equivalente ao maior entre (i) o equivalente, em Reais, a USD 5.000.000,00 (cinco milhões de dólares), convertido pela PTAX da data do evento, e (ii) 2 (duas) vezes o valor que a Parte infratora tenha recebido em moeda e em ações como parte da Transação. A multa será reajustada pela variação positiva do IGPM-FGV desde a Data de Fechamento até a data em que, se potencialmente devida, for paga. A Compradora também terá direito à indenização por quaisquer Perdas direta ou indiretamente incorridas por ela e suas Partes Relacionadas. Todo e qualquer valor devido à Compradora nos termos desta cláusula poderão ser descontados de quaisquer valores eventualmente devidos pela Compradora, incluindo, mas não se limitando, ao Earn-Out.

8.2Não será considerada violação à cláusula de não concorrência o exercício da atividade de agência de turismo pelo Sr. Marco Anttonio Altenhofen Santos, CPF 032.237.759-51 (diretamente ou por meio de sua sociedade, G&M Serviços Ltda., CNPJ 36.317.076/000148).

The Parties declare, for all purposes, that the Purchase Price has a compensatory nature for the assumption of the non-compete obligation according to the terms above, and declare that they have nothing more to receive at any time from the Company and/or the Buyer.	As Partes declaram, para todos os fins, que o Preço de Compra possui caráter compensatório pela assunção da obrigação de não concorrência nos termos acima, declarando nada mais ter a receber a qualquer título e tempo da Companhia e e/ou da Compradora.

ARTICLE 1 - MISCELLANEOUS	ARTIGO 9 – DISPOSIÇÕES GERAIS

9.1.Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties to this Agreement.	1 9.1Alterações. O presente Contrato não poderá ser alterado, salvo por meio de documento por escrito e assinado em nome de cada uma das Partes deste Contrato.

9.1.Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and shall supersede all prior agreements, negotiations, correspondence and communications of the Parties or their Representatives, respecting such subject matter.

9.1Íntegra do Contrato. Este Contrato, incluindo seus Apensos e Anexos, constitui a íntegra de todos os termos, condições, declarações e garantias acordadas ou feitas pelas Partes em relação ao objeto deste Contrato e substituirá todos os acordos, negociações, correspondências e comunicações anteriores das Partes ou seus Representantes a esse mesmo respeito.

9.1.Notices. All notices, requests, claims, actions and/or other communications required or authorized, pursuant to this Agreement, must be in writing and sent by messenger, express delivery service, email, or registered letter (with pre-paid postage and receipt confirmation), to the addresses of the Parties indicated below:

If to Seller, to:

Attn.: [***]
e-mail: [***]
and
[***]
Email: [***]

If to Buyer, to:
Attn.: [***]
e-mail: [***]

If to the Company, to:

Attn.: [***]
e-mail: [***]

9.1Notificações. Todas as notificações, solicitações, reivindicações, ações e/ou outras comunicações exigidas ou autorizadas, nos termos deste Contrato, devem ser por escrito e enviadas por serviço de mensagem, serviço de entrega expressa, e-mail ou carta registrada (com porte pago e aviso de recebimento), aos endereços das Partes abaixo indicados:

Se para a Vendedora, para:

Aos cuidados de: [***]
e-mail: [***]
e
[***]
email: [***]

Se para a Compradora, para:
Aos cuidados de: [***]
e-mail: [***]

Se para a Companhia, para:
Aos cuidados de: [***]
e-mail: [***]

If to Intervening Parties, to: Attn.: [***] e-mail: [***]	Se para os Intervenientes Anuentes para: Aos cuidados de: [***] e-mail: [***]

9.3.1.All such notices, requests, claims, actions and/or other communications shall be deemed as having been effectively delivered: (a) at the time of delivery by messenger, if personally delivered; (b) on the day following the delivery, if sent by an express delivery service with nationwide reputation; and (c) at the time they are received, if sent by registered mail and/or email; provided, that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.

1
2
3
9.11
9.12
9.13
9.13.1Todas as notificações, solicitações, reivindicações, ações e/ou outras comunicações serão consideradas efetivamente entregues: (a) no momento da entrega por serviço de mensagem, se entregues pessoalmente; (b) no dia seguinte ao da entrega, se entregues por serviço expresso de renome nacional; e (c) no momento do recebimento, se enviadas por carta registrada e/ou e-mail, ficando estabelecido que as notificações recebidas em um dia que não for um Dia Útil ou após o fechamento do expediente em um Dia Útil serão consideradas entregues no Dia Útil seguinte.

9.1.Waiver. No delay or omission in the exercise of any power, prerogative or right set forth herein or otherwise available to any Party shall impair or affect the right of such Party to exercise it in the future. No time extension or forbearance granted to any Party shall change or affect any power, prerogative or right of the other Party, or the obligations of the Party to whom such time extension or forbearance has been granted. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

9.1Renúncia. Nenhum atraso ou omissão no exercício de qualquer poder, prerrogativa ou direito aqui estabelecido ou de outra forma disponível a qualquer Parte prejudicará ou afetará o direito de tal Parte de exercê-lo no futuro. Nenhuma prorrogação de prazo ou abstenção a uma das Partes alterará ou afetará qualquer poder, prerrogativa ou qualquer direito da outra Parte, ou as obrigações da Parte a quem a prorrogação de prazo ou abstenção foi concedida. Fica acordado, ainda, que qualquer tipo de renúncia, permissão, consentimento ou aprovação de qualquer tipo ou caráter por uma das Partes de qualquer violação, inadimplemento ou descumprimento deste Contrato, ou uma renúncia de qualquer Parte a uma disposição ou condição deste Contrato, terá que ser feito por escrito, devendo entrar em vigor apenas na medida em que especificamente previsto por escrito. Todos os recursos jurídicos, de acordo com este Contrato, previsto em Lei ou de outra forma concedidos a qualquer uma das Partes serão cumulativos, e não alternativos.

9.1.Assignment. No Party hereto may assign its rights or obligations, pursuant to this Agreement, unless the other Party has consented in writing thereto, at its sole discretion; provided, that, the Buyer may assign any of its rights and obligations hereunder to one or more of its Affiliates without such consent.

9.1Cessão. Nenhuma Parte poderá ceder seus direitos ou obrigações, nos termos deste Contrato, a menos que a outra Parte tenha consentido por escrito, a seu exclusivo critério, ficando estabelecido que a Compradora poderá ceder quaisquer de seus direitos e obrigações a uma ou mais de suas Coligadas sem necessidade de consentimento.

9.1.Severability. Should any of the provisions of this Agreement, for any reason, be held invalid, illegal, or unenforceable in any respect or in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, which shall remain in full force and effect, but this Agreement shall be construed in such jurisdiction as if such invalid, illegal, or unenforceable provision had been amended in order to become valid, legal and enforceable, to the maximum extent permitted in such jurisdiction.

9.1Independência das Disposições Contratuais. Caso qualquer uma das disposições deste Contrato, por qualquer motivo, seja considerada inválida, ilícita ou inexequível em qualquer aspecto ou em qualquer jurisdição, essa invalidade, ilegalidade ou inexequibilidade não afetará as demais disposições deste Contrato, que continuará em pleno vigor; porém, este Contrato deverá ser interpretado na referida jurisdição como se a disposição inválida, ilícita ou inexequível tivesse sido alterada de forma a se tornar válida, legal e exequível na máxima medida permitida na referida jurisdição.

9.1.Expenses. All costs and expenses incurred in relation to this Agreement and to the Transaction shall be paid by the Party that has incurred in such costs and expenses.	9.1Despesas. Todos os custos e despesas incorridos em relação a este Contrato e à Operação serão pagos pela Parte que incorreu em tais custos e despesas.

9.1.Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. The Parties hereby acknowledge and agree that, for purposes of article 10, paragraph 2nd, of the Medida Provisória No. 2,200-2, dated August 24, 2001, their signatures delivered through electronic means are binding and effective, regardless of any digital certification procedure based on the ICP-Brasil standard, and further agree that, to the extent applicable, the foregoing constitutes the election of the Parties hereto to invoke any other applicable Law authorizing electronic signatures.

9.1Vias. Este Contrato pode ser firmado em mais de uma via, e as vias poderão ser entregues em formato eletrônico (inclusive por e-mail). A entrega dessas vias será evidência conclusiva da intenção de se vincular por meio deste instrumento, sendo certo que as vias, assim como as cópias produzidas a partir delas, terão o mesmo efeito que um original. As Partes reconhecem e concordam que, para os fins do artigo 10, parágrafo 2º, da Medida Provisória nº 2.200-2, de 24 de agosto de 2001, suas assinaturas entregues por meio eletrônico são vinculantes e válidas, independentemente de qualquer procedimento de certificação digital com base no padrão ICP-Brasil, e concordam, ainda, que, na medida do aplicável, o acima exposto constitui a eleição das Partes para invocar qualquer outra Lei aplicável que autorize assinaturas eletrônicas.

- GOVERNING LAW AND DISPUTE RESOLUTION	ARTIGO 10 - LEI APLICÁVEL E RESOLUÇÃO DE CONTROVÉRSIAS

9.1.Governing Law. The construction and performance of this Agreement, as well as all matters related to it, shall be governed by the Laws of the Federative Republic of Brazil.	1 10.1Legislação Aplicável. A interpretação e execução deste Contrato, e de todos os assuntos a ele relacionados, serão regidas pelas Leis da República Federativa do Brasil.

10.2 Venue. Any disputes arising from this Agreement shall be solved by the Court of São Paulo.	10.2 Foro. Quaisquer disputas decorrentes do presente Contrato serão dirimidas pelo Foro da Comarca de São Paulo.
10.3 Language. This Agreement was written and signed simultaneously in Portuguese and English. In case of discrepancy, the English version shall prevail, for which the translation of this Agreement to Portuguese idiom shall be duly certified.

10.3 Idioma. Este Contrato foi escrito e assinado simultaneamente em português e inglês. Em caso de discrepância, prevalecerá a versão em inglês, para a qual a tradução deste Contrato para o idioma português deverá ser devidamente autenticada.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth below, in three (3) original counterparts and in the presence of the 2 (two) undersigned witnesses.	EM TESTEMUNHO DO QUE, as Partes contratantes assinaram este Contrato na data abaixo indicada, em 3 (três) vias originais e na presença das 2 (duas) testemunhas abaixo assinadas.

São Paulo, 31 de janeiro de 2023
Mondee Brazil, LLC:

/s/ Orestes Fintiklis Name: Orestes Fintiklis Title: Authorized Signatory
Mondee Holdings, Inc.

/s/ Orestes Fintiklis Name: Orestes Fintiklis Title: Chief Corporate Strategy and Business Development Officer
OTT Holding Ltda.:

/s/ Ana Maria Berto Name: Ana Maria Berto Title: Director	/s/ Roberto dos Santos Name: Roberto dos Santos Title: Director

Orinter Viagens e Turismos S.A.:

/s/ Ana Maria Berto Name: Ana Maria Berto Title: Director	/s/ Roberto dos Santos Name: Roberto dos Santos Title: Director

(assinaturas abaixo / signatures follow below)

Intervening Parties/Intervenientes Anuentes:

/s/ Ana Maria Berto ANA MARIA BERTO	/s/ Elza Maria Pavan E Breia ELZA MARIA PAVAN E BREIA

/s/ Mariana Camargo Bruscato MARIANA CAMARGO BRUSCATO	/s/ Roberto Bermejo Sanches Junior ROBERTO BERMEJO SANCHES JUNIOR

/s/ Roberto dos Santos ROBERTO DOS SANTOS	/s/ Sérgio Odinei Klock SÉRGIO ODINEI KLOCK

Witnesses:

/s/ Jonathan Ricardo Reiter Name: Jonathan Ricardo Reiter	/s/ Luis Gustavo Santos Name: Luis Gustavo Santos

Mondee Acquires Leading Brazilian B2B Travel Company, Orinter, Strengthening its Global Position as a Modern Marketplace Comprising Travel Content and Experiences in the Global Gig Economy

Mondee resumes its accretive M&A strategy by acquiring complementary, synergistic businesses that expand its geographic footprint and enhance its marketplace.

Austin, Texas, February 1, 2023 — Mondee Holdings, Inc. (Nasdaq: MOND) (“Mondee” or the “Company”), a technology-driven, next-generation marketplace that enables growth in a $1 trillion segment of the travel market, today announced the acquisition of Orinter, a high-growth and leading travel provider with a strong presence in Brazil and Latin America.

Mondee is already a market leader in North America. Brazil, the largest and one of the more dynamic markets in South America, offers a natural expansion opportunity. Orinter is a disruptive growth company in a high growth market, evidenced by its 2019 – 2022 net revenue CAGR of 38%, despite two full years of the pandemic.

Orinter’s leading B2B position in the hotel, packages and ground transport markets underpins a take-rate of approximately 13% and post-pandemic restored profitability of >30% EBITDA margin, with 2022 EBITDA of $9.3 million. The acquisition, valued at approximately $40 million is comprised of cash and Mondee (MOND) common stock, plus an additional future earn-out linked to increases in EBITDA.

Orinter currently serves 4,800 travel companies whose integration through this acquisition expands Mondee's geographic footprint to include Brazil's domestic and outbound travel market. Additionally, Orinter’s direct relationships with Latin American hotels will provide valuable cross-sell opportunities for Mondee.

Furthermore, the acquisition will enable Mondee to broaden the distribution of Orinter's travel content through its 50,000 travel affiliates and access to 125 million closed group members. Mondee also plans to leverage its proprietary technology platform and deploy revenue enhancements such as FinTech and ancillary solutions, while optimizing expenses to achieve meaningful top-line and bottom-line synergies.

Mondee's Chairman, CEO, and Founder, Prasad Gundumogula, stated, "we are thrilled to welcome Orinter’s seasoned management team into the Mondee family, and to kick-start our 2023 M&A activity by acquiring such a complementary and synergistic business that expands Mondee's geographic footprint and hotel product, while adding expert-backed experiential content.”

Orinter’s CEO, Ana Maria Berto, said, “all of our team at Orinter is excited to become a part of the Mondee next-generation travel business model and look forward to executing on the growth potential of our combined offerings and capabilities within Brazil and other markets.”

Mondee was advised by Lacaz Martins, Pereira Neto, Gurevich & Schoueri and Grant Thornton Brazil. Orinter was advised by Deschamps, Grutzmacher E Advogados Associados and Actus Auditores.

*Orinter’s 2022 financial results are based in part on 1 BRL to 0.19 USD currency conversion

Conference Call Information

Mondee will host a conference call tomorrow at 5:30 a.m. (PT) / 7:30 a.m. (CT) / 8:30 a.m. (ET) to discuss the Orinter acquisition and Mondee Affiliate Network with the investment community. A live webcast of the event will be available on the Mondee Investor Relations website at http://investors.mondee.com. A live dial-in is available domestically at (844) 200-6205 and internationally at +1 (929) 526-1599, passcode 971613.

A webcast replay will be available on the Mondee Investor Relations website and an audio replay will be available domestically at (866) 813-9403 or internationally at +44 (204) 525-0658, passcode 382559, until midnight (ET) on February 23, 2023.

For Additional information, please visit: https://www.mondee.com.

###

ABOUT MONDEE
Established in 2011, Mondee is a travel technology company and a modern travel marketplace with its headquarters based in Austin, Texas. The company operates 17 offices across the United States and Canada and has core operations in India, Thailand, and Greece. Mondee is driving change in the leisure and corporate travel sectors through its broad array of innovative solutions. The company's platform processes over 50 million daily searches and generates a substantial transactional volume annually. Its network includes 50,000+ leisure travel advisors and gig economy workers, 500+ airlines, and over one million hotels and vacation rentals. The company also offers packaged solutions and ancillary offerings that serve a global customer base. On July 19, 2022, Mondee became publicly traded on the Nasdaq under the ticker symbol MOND. For further information, please visit: https://www.mondee.com.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by words such as: “believe,” “can”, “"may,” “expects,” “intends,” “potential,” “plans,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the Company’s future growth, performance, business prospects and opportunities, strategies, expectations, future plans and intentions or other future events are forward looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.
Management believes that these forward-looking statements are reasonable as and when made. However, the Company cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the ability to implement business plans, forecasts, and other expectations after the recently completed business combination between ITHAX Acquisition Corp. and Mondee Holdings II, Inc., the outcome of any legal proceedings that may be instituted against the Company or others and any definitive agreements with respect thereto, the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees, the ability to maintain Nasdaq’s listing standards, and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 20, 2022, the registration statement on Form S-1 declared effective by the SEC on October 12, 2022 and in the Company’s subsequent filings with the SEC. There may be additional risks that the Company does not presently know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Mondee undertakes no obligation to update publicly any forward-looking statements for any reason.

Media Contacts
Public Relations
pr@mondee.com

Investor Relations
ir@mondee.com